EXHIBIT (A)(1)


                         FIRSTCITY FINANCIAL CORPORATION
                               6400 Imperial Drive
                                Waco, Texas 76712


                                  June 18, 1997


To:               FirstCity's Special Preferred Shareholders

From:             Jim Hawkins, Chairman, FirstCity Financial Corporation

                  The attached Offering Circular contains important information regarding FirstCity's offer to exchange its New Preferred Stock for the currently outstanding shares of Special Preferred Stock. This is an important transaction for you and for FirstCity. As such, I encourage you to consider the exchange proposal.

                  The Special Preferred Stock which you hold today has a redemption value of $21.00 per share and bears a coupon rate of 15% or $3.15 per year. The current market value of the stock is about $24.00 per share as quoted on NASDAQ. Held to the redemption date of September 30, 1998, that represents a yield of less than 8% based upon today's market value. The security FirstCity is offering to exchange has an equivalent $21.00 redemption value, bears an initial dividend rate of 15% which adjusts to 10% after 15 months and will not be callable for 6 years and 3 months.

                  We have structured the exchange so that it generally will be tax free under current law (see the attached Offering Circular--"Special Factors Related to the Exchange Offer--Certain Federal Income Tax Consequences," discussing certain potential exceptions to the tax free nature of the exchange). Thus, if you exchange, you generally will not have any tax consequences to deal with (other than with respect to the receipt of dividends) until you sell your shares or the company redeems the stock at its redemption date no sooner than five years out. By contrast, the existing Special Preferred, when redeemed, will trigger some tax consequence for most of you. Some of you have little or no basis in the stock. In that case, you may have a taxable transaction upon redemption and only have after-tax proceeds to reinvest following redemption. By exchanging on a tax free basis, you will, in effect, be reinvesting the total redemption value of the existing Special Preferred in a security we believe has an attractive yield. Those of you who have purchased your stock since the consummation of the Plan probably paid in excess of the redemption value of the Special Preferred. In that case, upon redemption of the Special Preferred, you may have a tax loss which may or may not have any value to you depending on your particular tax circumstances.

                  In summary, we believe we are offering an attractive reinvestment option for you to consider with the advantage of being able to allow you to defer any tax consequences you might incur upon a redemption of the existing Special Preferred. We also believe that the terms, including rate and maturity of the New Preferred Stock, offer attractive spreads to other similarly situated securities.

OFFERING CIRCULAR

                         FIRSTCITY FINANCIAL CORPORATION

                                OFFER TO EXCHANGE


          FOR EACH SHARE OF OUTSTANDING SPECIAL PREFERRED STOCK (AS HEREINAFTER DEFINED) TENDERED BY THE EXPIRATION DATE (AS HEREINAFTER DEFINED) THE EXCHANGING HOLDER WILL RECEIVE ONE SHARE OF THE ADJUSTING RATE NEW PREFERRED STOCK, $21 LIQUIDATION VALUE PER SHARE OF FIRSTCITY FINANCIAL CORPORATION.

                                   ----------

          THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, JULY 18, 1997, UNLESS THIS OFFER IS EXTENDED (THE "EXPIRATION DATE").

                                   ----------

          FirstCity Financial Corporation, a Delaware corporation ("FirstCity" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Exchange Offer (the "Exchange Offer") to exchange each share of its outstanding Special Preferred Stock, $.01 par value per share ("Special Preferred Stock"), for one share of the Company's New Preferred Stock, $.01 par value per share ("New Preferred Stock"). THE EXCHANGE OFFER IS CONDITIONED UPON AT LEAST 1,500,000 SHARES OF SPECIAL PREFERRED STOCK, HAVING AN AGGREGATE REDEMPTION VALUE OF AT LEAST $31,500,000, BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE. See "The Exchange Offer--Conditions." Currently, there are 1,923,481 shares of Special Preferred Stock outstanding. As of June 17, 1997, there were 97 record owners and 1000 beneficial owners of Special Preferred Stock.

          SEE "SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER" AND "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN CONNECTION
WITH THE EXCHANGE OFFER.

          Subject to applicable law and the terms set forth in this Exchange Offer, the Company reserves the right to waive any and all conditions to the Exchange Offer, to extend or to terminate the Exchange Offer and otherwise amend the Exchange Offer in any respect. See "The Exchange Offer -- Conditions" and "-- Expiration; Extension; Termination; Amendment."

                                   ----------

          Tenders of Special Preferred Stock made pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date.

                                   ----------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ----------

                                 EXCHANGE AGENT

          American Stock Transfer & Trust Company (the "Exchange Agent") has agreed to provide services as exchange agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to 40 Wall Street, New York, New York 10005. Requests for assistance or additional copies of this Exchange Offer or the Letter of Transmittal should be delivered to the Company at 1021 Main, Suite 250, Houston, Texas 77002,
Attention: Suzy Taylor, Vice President-Investor Relations.

                THE DATE OF THIS EXCHANGE OFFER IS JUNE 18, 1997.

                                    IMPORTANT

          Any holder of Special Preferred Stock desiring to tender all or any portion of such holder's shares of Special Preferred Stock should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any other required documents to the Exchange Agent and either deliver the certificates for such shares of Special Preferred Stock to the Exchange Agent along with the Letter of Transmittal or deliver such shares of Special Preferred Stock pursuant to the procedures for book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering" or (2) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Holders whose shares of Special Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such shares of Special Preferred Stock. Any holder of shares of Special Preferred Stock who desires to tender shares of Special Preferred Stock and whose certificates for such shares of Special Preferred Stock are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such Special Preferred Stock by following the procedure for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering."

          NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF SHARES OF SPECIAL PREFERRED STOCK AS TO WHETHER TO TENDER OR TO REFRAIN FROM TENDERING SHARES OF SPECIAL PREFERRED STOCK. EACH HOLDER OF SHARES OF SPECIAL PREFERRED STOCK MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES OF SPECIAL PREFERRED STOCK AND, IF SO, THE NUMBER OF SHARES TO TENDER.

          NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS OF SHARES OF SPECIAL PREFERRED STOCK SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF SPECIAL PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS EXCHANGE OFFER OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

          The delivery of this Exchange Offer shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

          THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FROM, HOLDERS OF THE SHARES OF SPECIAL PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

          The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the shares of Special Preferred Stock. Regular employees of the Company, who will not receive additional compensation therefor, may solicit tenders from holders of shares of Special Preferred Stock.

                             ADDITIONAL INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (as amended, the "Schedule 13E-3") and a Schedule 13E-4 (as amended, the "Schedule 13E-4") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. This Exchange Offer does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto and the Schedule 13E-4 and the exhibits thereto to which reference is hereby made for further information about the Company and the Exchange Offer.

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Information as of particular dates concerning the Company's directors and officers, their compensation and any material interest of such persons in transactions with the Company is set forth in the reports filed with the Commission. Such reports and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604; and New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the following address:
(http://www.sec.gov). In addition, the reports of, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act by, and other information concerning, FirstCity, whose securities are included in the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and designated on the Nasdaq National Market, can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 R Street, N.W., Washington, D.C. 20006. Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

          A copy of the Company's Annual Report on Form 10-K/A-3 for the year ended December 31, 1996 (the "Company 10-K") and a copy of the Company's Quarterly Report or From 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q") are annexed hereto as Appendix A and B, respectively.

                              CAUTIONARY STATEMENT

          The statements included in this Offering Circular regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, such as availability of assets, increased competition for available assets, increased price competition as the industry in which the Company primarily operates matures, interest rates and the availability of financing, and other risks and uncertainties described in this Offering Circular and in the Company's other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                TABLE OF CONTENTS

                                                                           PAGE


SUMMARY   ..................................................................  1
   The Company..............................................................  1
   Background of the Exchange Offer.........................................  1
   The Exchange Offer.......................................................  2
   Conditions to the Exchange Offer.........................................  2
   Structure, Timing and Effects of the Exchange Offer......................  3
   Certain Federal Income Tax Considerations................................  3
   Comparison of Special Preferred Stock and New Preferred Stock............  3
   Certain Considerations...................................................  5

SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER...............................  6
   Background and Purposes of and Alternatives to the Exchange Offer........  6
   The Exchange Offer.......................................................  7
   Position of the Board; Alternatives to the Exchange Offer................  8
   Fairness of the Exchange Offer...........................................  8
   Consequences for Unexchanged Special Preferred Stock.....................  9
   Absence of Financial Adviser.............................................  9
   NASDAQ Quotation......................................................... 10
   Certain Federal Income Tax Considerations................................ 10
   Recapitalization......................................................... 10
   Dividend Arrearages and Increase in Proportionate Interest............... 10
   Redemption Premium....................................................... 11
   Interests in the Special Preferred Stock................................. 11
   Plans or Proposals of the Issuer......................................... 11

RISK FACTORS................................................................ 11
   General Economic Conditions.............................................. 12
   Future Expansion in The Asset Acquisition And Disposition Business....... 12
   Risk Associated with Expansion In Business Lines......................... 12
   Risk of Failing to Execute Acquisition Strategy.......................... 12
   Availability of Federal Income Tax Benefits.............................. 13
   Continuing Need For Recourse and Non-Recourse Financing and Equity
           Investments...................................................... 13
   Impact of Changing Interest Rates........................................ 13
   Risk of Inability to Leverage Common Equity and Meet Financial
           Covenants Under Loan Agreements.................................. 14
   Relationship with and Dependence Upon Cargill............................ 14
   Competition.............................................................. 14
   Reliance on Key Personnel................................................ 15
   Influence Of Certain Stockholders........................................ 15
   Anti-Takeover Considerations............................................. 15
   Period to Period Variances............................................... 16
   Recent Developments...................................................... 16

THE EXCHANGE OFFER........................................................... 16
  General ................................................................... 16
  Terms of the Exchange Offer................................................ 17
  Conditions................................................................. 17
  Expiration; Extension; Termination; Amendment.............................. 19
  Procedures for Tendering................................................... 20
  Delivery of Letters of Transmittal......................................... 20
  Book-Entry Transfer........................................................ 20
  Signature Guarantees....................................................... 21
  Guaranteed Delivery........................................................ 21
  Lost or Missing Certificates............................................... 21
  Other Matters.............................................................. 22
  Withdrawal of Tenders...................................................... 22
  Acceptance of Special Preferred Stock; Delivery of Tender Offer
   Consideration............................................................. 23
  Fees and Expenses.......................................................... 23
  Exchange Agent............................................................. 23
  Appraisal Rights........................................................... 24
  Miscellaneous.............................................................. 24

DESCRIPTION OF THE NEW PREFERRED STOCK....................................... 24

FIRSTCITY SELECTED HISTORICAL FINANCIAL DATA................................. 25

PRO FORMA EFFECTS OF THE EXCHANGE OFFER...................................... 26

PRO FORMA EFFECTS OF THE EXCHANGE OFFER AND THE HARBOR MERGER.................27

CAPITALIZATION................................................................28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.............................................................. 29

MARKET INFORMATION............................................................29
  Market Prices.............................................................. 29

DESCRIPTION OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY...................30
  FirstCity Common Stock..................................................... 30
  Special Preferred Stock.................................................... 30
  FirstCity Warrants......................................................... 31

BUSINESS OF THE COMPANY.......................................................32

MANAGEMENT OF FIRSTCITY.......................................................32

PRINCIPAL STOCKHOLDERS OF FIRSTCITY.......................................... 32

EXPERTS   ....................................................................32

APPENDIX A Annual Report on Form 10-K/A-3 for the year ended December 31, 1996. APPENDIX B Quarterly Report on Form 10-Q for the period ended March 31, 1997. APPENDIX C Form of Certificate of Designations of the New Preferred Stock.

                                     SUMMARY

          The following is a summary of certain information contained elsewhere in this Offering Circular and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Offering Circular and the Appendices hereto. As used herein, unless the context otherwise requires, the "Company" and "FirstCity" refer to FirstCity Financial Corporation and its consolidated subsidiaries. Holders of the Company's shares of Special Preferred Stock are urged to read this Exchange Offer in its entirety prior to tendering any of their Special Preferred Stock.

                                   THE COMPANY

          The Company is a specialty financial services company that acquires, manages, services and resolves portfolios of performing loans, non-performing loans, other real estate and other financial assets (collectively, "Purchased Asset Pools"). The Company acquires Purchased Asset Pools, by itself and through its equity interests in affiliated partnerships (the "Acquisition Partnerships"), by means of privately negotiated transactions and competitive bidding. Such Purchased Asset Pools are acquired primarily from financial institutions and other traditional lenders at substantial discounts from their legal balances, and consist principally of commercial and consumer assets that may be performing, under performing or non-performing. The Company manages, services and resolves all of the Purchased Asset Pools acquired by the Company or the Acquisition Partnerships. The Company generates a significant amount of revenue from servicing the assets of the Acquisition Partnerships and believes the experience and expertise of its servicing operations is one of the Company's main strengths and competitive advantages. The Company also performs a minimal amount of servicing for non-affiliated third parties. In the ordinary course of business, the Company sells assets to commercial banks, investment banks, finance companies and other investment partnerships. Additionally, the Company has expanded into specialty finance markets with the acquisition of National Auto Funding Corporation and NAF Auto Loan Trust and the creation of ETAFirst Funding, Inc. In March 1997, the Company entered into an agreement to acquire by merger Harbor Financial Group, Inc. ("Harbor"). Harbor is engaged in the mortgage banking business. Such merger is expected to close in early July 1997.

                        BACKGROUND OF THE EXCHANGE OFFER

          FORMATION OF THE COMPANY. The Company was formed July 3, 1995 (the "Effective Date") by the merger (the "J-Hawk Merger") of J-Hawk Corporation ("J-Hawk"), which was engaged in the asset acquisition, management and disposition business, with and into First City Bancorporation of Texas, Inc. ("FCBOT"), a bank holding company which had been engaged in a proceeding under Chapter 11 of the Bankruptcy Code since November 1992, following the closure of its bank subsidiaries by regulatory agencies. The J-Hawk Merger was accomplished pursuant to the Plan of Reorganization of FCBOT (the "Plan").

          As a result of the J-Hawk Merger, the former holders of common stock of J-Hawk received, in the aggregate, approximately 49.9 percent of the Company's outstanding Common Stock in exchange for their shares of J-Hawk common stock and approximately 50.1 percent of the Company's outstanding Common Stock was distributed among former security holders of FCBOT. The Company also issued, to certain former security holders of FCBOT, certain senior subordinated notes, the Special Preferred Stock and warrants to acquire common stock of FirstCity, and all of the debt and equity securities of FCBOT outstanding immediately prior to the consummation of the J-Hawk Merger were canceled.

          In connection with the J-Hawk Merger, certain assets of FCBOT (primarily real estate and real estate loans) were placed in the FirstCity Liquidating Trust (the "Trust") to be liquidated. The beneficiaries of the trust include FirstCity, which, under the trust agreement establishing the Trust, is entitled to receive sufficient amounts therefrom to pay principal and interest in respect to the senior subordinated notes, dividends and redemption value on the Special Preferred Stock and certain expenses. To the extent there are any proceeds remaining after satisfying such obligations, the Trust may make distributions to its other beneficiaries who were former holders of certain FCBOT securities.

                               THE EXCHANGE OFFER

          The Company is offering, upon the terms and subject to the conditions stated in this Offering Circular and the accompanying Letter of Transmittal, to exchange for each currently outstanding share of Special Preferred Stock tendered to the Company one share of the Company's New Preferred Stock. The Exchange Offer is being made for all of the outstanding shares of Special Preferred Stock. However, the Exchange Offer is conditioned upon a minimum of 1,500,000 shares of Special Preferred Stock, having an aggregate redemption value equal to at least $31,500,000, being validly tendered and not withdrawn prior to July 18, 1997 (the "Expiration Date"). See "The Exchange Offer -- Conditions."

          As of the date of this Exchange Offer, 1,923,481 shares of the Special Preferred Stock were outstanding.

                        CONDITIONS TO THE EXCHANGE OFFER

          The obligation of the Company to consummate the Exchange Offer is subject to certain conditions as described in this Exchange Offer, including, among others, the requirements that: (i) a minimum of 1,500,000 shares of Special Preferred Stock, having an aggregate redemption preference equal to at least $31,500,000, being validly offered for exchange and not withdrawn prior to the Expiration Date (the "Minimum Tender Condition"); and (ii) there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the sole judgment of the board of directors of the Company (the "Board of Directors"), would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer. The Company does not presently intend to consummate the Exchange Offer unless the Minimum Tender Condition is satisfied. If the Minimum Tender Condition fails to be met, the Company shall have the right, in its sole discretion, to withdraw the Exchange Offer. However, if the Company elects, in its sole discretion, to waive or modify the Minimum Tender Condition, the Company will publicly announce its decision to do so and, if that announcement is made within five business days of the previously scheduled Expiration Date, will extend the Expiration Date for at least five business days from the date of such announcement. Holders who have previously tendered their securities prior to any such announcement will be entitled to withdraw their Special Preferred Stock at any time prior to the Expiration Date.

               STRUCTURE, TIMING AND EFFECTS OF THE EXCHANGE OFFER

          The Exchange Offer was designed to provide FirstCity the opportunity to efficiently raise medium term capital by permitting it to retain and utilize capital received from the Trust pursuant to the New Special Preferred Stock Distribution Agreement. In addition to permitting FirstCity to raise capital, the Exchange Offer permits existing preferred shareholders the ability to retain an investment in FirstCity through ownership of a security, the New Preferred Stock, with a longer term before maturity than the Special Preferred Stock. See "Special Factors Related to the Exchange Offer -- Position of the Board; Alternatives to the Exchange Offer," and "-- Background and Purposes of and Alternatives to the Exchange Offer."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          For information concerning the federal income tax ramifications of the Exchange Offer to tendering holders of the Special Preferred Stock, see "Special Factors Related to the Exchange Offer -- Certain Federal Income Tax Considerations."


          COMPARISON OF SPECIAL PREFERRED STOCK AND NEW PREFERRED STOCK


                                                 Special Preferred Stock                    New Preferred Stock


Exchange Ratio.........................  One share of New Preferred Stock                           --
                                         for one share of Special Preferred
                                         Stock

Dividends..............................  Cumulative at the annual rate of         Cumulative from the date of first $3.15 per
                                                                                  share (15% of issuance of the New Preferred
                                                                                  redemption value per annum), Stock (the
                                                                                  "Issuance Date") at an payable on the last day
                                                                                  of March, annual rate of $3.15 per share, June,
                                                                                  September and December (15% of redemption value
                                                                                  per annum) per annum through September 30, 1998
                                                                                  adjusting to $2.10 per share (10% of redemption
                                                                                  value per annum) per annum beginning October 1,
                                                                                  1998 payable quarterly on the last business day
                                                                                  of March, June, September and December of each
                                                                                  year commencing the last business day of the
                                                                                  first full quarter following the Issuance Date.

Optional Redemption....................  Not Permitted                            After September 30, 2003, at the
                                                                                  Company's option at $21 per
                                                                                  share, plus accrued dividends.

Scheduled Redemption...................  September 30, 1998                       September 30, 2005.




                                                   3


Rank...................................  Company obligation only insofar          Company obligation; Subordinate
                                         as Company receives distribution         to claims of the Company's
                                         from the Trust to pay dividends          creditors, senior to other series of
                                         and redemption value.  If such           preferred stock of the Company
                                         distributions are received, senior       other than the Special Preferred
                                         to common stock and other series         Stock and prior to other equity
                                         of preferred stock.                      securities of the Company.

Voting Rights..........................  Same as New Preferred Stock              Nonvoting, unless dividends are in
                                                                                  arrears in an aggregate amount
                                                                                  equal to six dividend quarters,
                                                                                  then, voting as a class with all
                                                                                  other shares of preferred stock,
                                                                                  entitled to elect two directors.

Trading................................  Quoted on the NASDAQ                     Application will be made for
                                                                                  whole shares of the New
                                                                                  Preferred Stock to be quoted on
                                                                                  NASDAQ.

Taxes..................................  Same as the New Preferred Stock          Dividends, if and when paid, are
                                                                                  taxable, whether paid in cash or
                                                                                  additional shares of New
                                                                                  Preferred Stock, as ordinary
                                                                                  income, but only to the extent of
                                                                                  FirstCity's accumulated or current
                                                                                  earnings and profits.  Under
                                                                                  current law, if a distribution by
                                                                                  FirstCity is treated as a dividend,
                                                                                  corporate stockholders may be
                                                                                  entitled to claim a deduction equal
                                                                                  to 70% of the dividend, subject to
                                                                                  applicable limitations.  For
                                                                                  information concerning proposals
                                                                                  to enact legislation which, if
                                                                                  enacted, would affect the amount
                                                                                  and availability of the dividends-
                                                                                  received deduction, see "Special
                                                                                  Factors Related to the Exchange
                                                                                  Offer -- Certain Federal Income
                                                                                  Tax Considerations" and " --
                                                                                  Dividend Arrearages and Increase
                                                                                  in Proportionate Interest."


          For further information with respect to the New Preferred Stock, see "Description of the New Preferred Stock". For further information with respect to the Special Preferred Stock, see "Description of the Outstanding Capital Stock of the Company - Special Preferred Stock."

          On June 13, 1997, the last trading day prior to public announcement of the Exchange Offer, the last sales price for the Special Preferred Stock reported on Nasdaq was $23.25 per share. See "Market Information -- Market Prices".

                             CERTAIN CONSIDERATIONS

          Prior to deciding whether to tender in the Exchange Offer, beneficial owners of the Special Preferred Stock should consider all of the information contained in this Exchange Offer, especially the matters set forth in "Special Factors Related to the Exchange Offer" and "Risk Factors."

                  SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER

          In addition to the other information set forth in this Offering Circular and incorporated herein by reference, holders of Special Preferred Stock should carefully consider the following information.


       BACKGROUND AND PURPOSES OF AND ALTERNATIVES TO THE EXCHANGE OFFER

          FirstCity is obligated to make payments of dividends and in respect of redemption to the holders of Special Preferred Stock only to the extent that it has received distributions from the Trust sufficient to pay such amounts. FirstCity has no other financial obligation on the Special Preferred Stock. FirstCity's claim against the Trust, under which it receives payments to fund distributions to the Special preferred holder is represented by FirstCity's ownership of the Class A Certificate of the Trust. The Class A Certificate is the most senior of the three classes of certificates issued by the Trust. The Trust's obligations under the Class A Certificate related to the Special Preferred Stock must be satisfied before the Trust can make any distributions to any class of Certificate junior to the A Certificate.

          At the Trust's inception, it held substantial non-cash assets which, under the agreement establishing the Trust, were required to be converted to cash to meet the following obligations:

          1. Repayment of borrowings incurred to complete the Plan
          2. Expenses of administering the Plan
          3. Distributions under the Class A Certificate to meet the obligations of FirstCity to its Senior Subordinate note holders
          4. Distributions under the Class A Certificate to meet the dividend payment requirements of the Special Preferred Stock (the "Dividend Distribution Amount"), and
          5. Distributions under the Class A Certificate to meet the redemption payment requirements of the Special Preferred Stock (the "Redemption Distribution Amount")

At the inception of the Trust pursuant to the Plan, the parties to the Plan anticipated that approximately three years would be necessary to convert Trust assets to cash to a sufficient degree to assure sufficient cash flow to meet all of the Trust's obligations. However, cash collections were realized by the Trust in amounts and in advance of the timing expected at the inception of the Trust. Under the terms of the Trust instrument, the Trust is required to distribute its cash to satisfy its obligations in accordance with the priorities described above.

          As of the date hereof, the last remaining material obligation of the Trust under the Class A Certificate is to pay the remaining Dividend Distribution Amount and the Redemption Distribution Amount. In order to maximize the total amount of the potential distribution to holders of certificates junior to the Class A Certificate, the Trust and FirstCity have entered into the New Special Preferred Stock Distribution Agreement (the "Distribution Agreement"). Under the terms thereof, the Trust and FirstCity have agreed to the effect that the Trust will make a lump sum distribution to FirstCity and thereupon will have met its distribution obligations to FirstCity as the holder of the Class A Certificate. With its obligation thus satisfied, the Trust will be permitted to make distributions to the holders of Certificates junior to the claims of the Class A Certificate holder.
Pursuant to the Distribution Agreement:

          1. The Trust will pay to FirstCity an amount equal to the product of $22.75 per share times the number of outstanding Special Preferred Shares outstanding on June 30, 1997 (the "Special

              Preferred Redemption Amount"). Of such amount, at least $20 million will be paid to FirstCity on June 30, 1997, and the balance will be paid on or before July 31, 1997. Interest on the balance due and payable July 31, 1997 will accrue and be payable at a rate of 15% per annum from June 30, 1997.

          2. The Trust will pay to FirstCity an amount equal to the product of $.7875 per share times the number of outstanding Special Preferred Shares outstanding on June 30, 1997 (the "Special Preferred Dividend Amount").

          3. The Trust will affirm its obligations to FirstCity for certain indemnification obligations in favor of FirstCity under the terms of the Plan.

          4. FirstCity will indemnify the Trust against any claims by holders of the Special Preferred Shares for account of non-payment by FirstCity of obligations to pay Special Preferred Dividends or to redeem the Special Preferred Shares at the designated redemption date.

          5. Of the amounts paid as described in item 1 above, an amount equal to $24.94 times the number of shares of Special Preferred Stock not exchanged pursuant hereto shall be allocated to the Special Preferred Stock.

          The effect of the Distribution Agreement described above is to transfer to FirstCity, in exchange for the payments from the Trust aggregating approximately $44 million, the Trust's obligations to FirstCity to make any additional distributions to FirstCity on account of the Special Preferred Stock. In exchange, FirstCity has, in effect, agreed to pay when and as due any and all dividends on the Special Preferred and to redeem the Special Preferred when and as required by the Amended and Restated Certificate of Incorporation of FirstCity.


THE EXCHANGE OFFER

          With its holding of the Class A Certificate converted to cash as a result of the Distribution Agreement described in the preceding section, FirstCity believes that it can offer continuing investment alternatives which could be attractive to the existing holders of its Special Preferred Stock as a result of its proposal to exchange the Special Preferred Stock for the New Preferred Stock. The factors considered in proposing the terms of the exchange offer are intended to address certain factors which FirstCity believes could be important to the Special Preferred Holders. Such factors include, but are not necessarily limited to, the following:

          1. At the current market price as of June 17, 1997 for the Special Preferred Stock ($24.00 per share), the holders thereof will achieve a yield to redemption date of less than 8%, assuming that the stock will, in fact, be redeemed at its designated redemption date. The offered dividend rate on the New Preferred is substantially in excess of this yield.

          2. The holders of the Special Preferred Stock who received their stock pursuant to the terms of the Plan are likely to have substantial capital gains on the redemption date. Depending upon the tax status of the holder, such holders could have tax liability imposed under federal and state tax laws, reducing net proceeds from the redemption available for reinvestment following the redemption. The exchange of the Special Preferred Stock for New Preferred Stock will be a tax-free exchange under present federal tax laws. As such, the current holders of Special

              Preferred holders will effectively reinvest the total redemption amount of the Special Preferred Stock in the New Preferred Stock upon the Exchange.

          3. By extending the final maturity of the New Preferred Stock to September 30, 2005, the current holders of the Special Preferred Stock will be offered the opportunity to extend their current investment at an attractive yield as compared to current market rates.

          4. By providing that FirstCity will not be permitted to redeem the Special Preferred Stock prior to September 30, 2003, Firstcity believes that it is offering to the holders of the Special Preferred Stock attractive yields compared to alternative investments available to the Special Preferred holders.

          5. Based on trading activity in the Special Preferred Stock since it was originally issued, and the prices at which it has traded, FirstCity believes that there are a substantial number of holders who have acquired their Special Preferred Stock at substantial premiums to the Redemption Amount of $21.00 per share. As a result, at maturity, such holders might realize a capital loss, the deduction of which could be limited under currently applicable tax laws. Through the exchange offer, FirstCity believes that such holder's basis and holding period in the Special Preferred Stock will become the basis and holding period of the New Preferred Stock affording the holder a longer time during which to trigger the recognition of the potential capital loss. This could permit a holder to offset the potential capital loss against other capital gains.


POSITION OF THE BOARD; ALTERNATIVES TO THE EXCHANGE OFFER

          The Board of Directors has unanimously approved the Exchange Offer. The Board of Directors believes that the Exchange Offer is in the best interest of the Company and its stockholders because the exchange offer provides for FirstCity the opportunity to efficiently raise medium term capital by permitting it to retain and utilize capital received from the Trust pursuant to the New Special Preferred Stock Distribution Agreement insofar as shares of the New Preferred Stock are exchanged for the Special Preferred Stock. In addition to permitting FirstCity to raise capital, the Exchange Offer permits existing preferred shareholders the ability to retain an investment in the Company through ownership of a security, the New Preferred Stock, with a longer term before maturity than the Special Preferred Stock. The Company has evaluated other proposals to raise capital either publicly or privately, including secured and unsecured term debt, convertible debt, perpetual preferred stock, trust preferred stock and by issuing limited life preferred stock. The Company believes the limited life preferred stock is the best of such alternatives available from those considered. The Board of Directors further believes that the financial structure of the Company will be better suited to the Company's expected level of operations and profitability, and the Company will have greater flexibility to move forward with the growth and diversification of its business if the Exchange Offer is consummated since the exchange will result in a larger equity base upon which the Company will be able to leverage in order to build its investment activity and portfolio acquisitions and other specialty finance businesses.

          The decision to tender Special Preferred Stock pursuant to the Exchange Offer should be made by beneficial owners based upon individual investment objectives and other factors affecting such beneficial owners individually, including any federal, state, local or foreign tax consequences of tendering Special Preferred Stock pursuant to the Exchange Offer. Consequently, the Board of Directors is not making any recommendation to beneficial owners with respect to the Exchange Offer and has not authorized any person to make any such recommendations. Beneficial owners are urged to evaluate carefully all information contained in this Exchange Offer and to consult their own financial and tax advisers in order to make their own decisions concerning whether to tender Special Preferred Stock in the Exchange Offer. See "Special Factors Related to the Exchange Offer -- Certain Federal Income Tax Considerations," and " -- Fairness of the Exchange Offer."

FAIRNESS OF THE EXCHANGE OFFER

          The Company believes that the Exchange Offer is fair from a financial point of view to the beneficial owners of Special Preferred Stock. The Exchange Offer was approved by all of the directors of the Company.

          Factors considered by the Board of Directors in connection with the structuring of the Exchange Offer were (i) the liquidation/redemption preference of the Special Preferred Stock and the New Preferred Stock; (ii) the date on which the Special Preferred Stock is mandatorily redeemable and the dates on which the New Preferred Stock are mandatorily and optionally redeemable; (iii) the dividend rate of the Special Preferred Stock and the New Preferred Stock;
(iv) the relative preferences and other terms of the Special Preferred Stock and New Preferred Stock; (v) the fact that acceptance of the Exchange Offer is not mandatory and that the shares of Special Preferred Stock which are not tendered will remain outstanding following the Exchange Offer; (vi) the historical trading pattern of the Special Preferred Stock; (vii) recent market prices for Special Preferred Stock; (viii) the pro forma effect of acceptance of the Exchange Offer on the Company's consolidated capitalization; and (ix) the federal income tax consequences of the Exchange Offer on the Company and on the beneficial owners of Special Preferred Stock. In light of its consideration of the foregoing factors, the Board of Directors concluded that the Exchange Offer is fair to beneficial owners of Special Preferred Stock.

          The Company has not requested a fairness opinion, appraisal or similar report relating to the Exchange Offer from any investment banker or financial adviser. A fairness opinion, appraisal or similar report is sometimes requested by a company in order to obtain an opinion on whether a transaction is fair from a financial point of view to a particular group of persons. Based on the cost of obtaining such an opinion, appraisal or similar report, the Board of Directors believes it is appropriate not to seek a fairness opinion, appraisal or similar report relating to the Exchange Offer. In addition, the non-employee directors of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated beneficial owners of Special Preferred Stock to negotiate the terms of the Exchange Offer or prepare a report concerning the fairness terms of the Exchange Offer or prepare a report concerning the fairness thereof.

          The holders of Special Preferred Stock have no voting rights in respect thereof and the approval of a majority of the beneficial owners of Special Preferred Stock is not required in order for the Company to consummate the Exchange Offer. Nonetheless, if a beneficial owner of Special Preferred Stock does not approve of the terms of the Exchange Offer, such beneficial owner can elect not to tender its shares of Special Preferred Stock and such Special Preferred Stock will remain outstanding. See "Special Factors Related to the Exchange Offer -- Consequences for Unexchanged Special Preferred Stock"

          The approval of a majority of unaffiliated security holders is not required for consummation of the Exchange Offer.

          For a summary of certain federal income tax consequences of the Exchange Offer applicable to beneficial owners of the Special Preferred Stock and the Company, see "Summary -- Certain Federal Income Tax Considerations."

CONSEQUENCES FOR UNEXCHANGED SPECIAL PREFERRED STOCK

          The consummation of the Exchange Offer is likely to have a number of effects on the holders of the untendered Special Preferred Stock. To the extent that shares of the Special Preferred Stock are tendered and accepted in the Exchange Offer, a smaller number of shares of the Special Preferred Stock will be available for trading (a smaller "float"). A security with a smaller float may command a lower price than would a comparable security with a greater float. Therefore, the price for untendered Special Preferred Stock may be affected adversely to the extent that the amount of shares of the Special Preferred Stock exchanged pursuant to the Exchange Offer reduces the float. The reduced float may also tend to make the trading price of such remaining shares of the Special Preferred Stock more volatile. Upon consummation of the Exchange Offer, the shares of the Special Preferred Stock may not meet the minimum requirements for quotation on the Nasdaq National Market System. Moreover, the untendered shares of the Special Preferred Stock may be eligible for termination of registration pursuant to Section 12(q)(4) of the Exchange Act. However, after consummation of the Exchange Offer, the Company will continue to be a reporting company under the Securities Exchange Act of 1934.

ABSENCE OF FINANCIAL ADVISER

          The Company has not retained any investment banker or financial adviser to assist it in structuring the terms of the Exchange Offer. See "Special Factors Related to the Exchange Offer -- Fairness of the Exchange Offer."

NASDAQ QUOTATION

          FirstCity will make application for inclusion of the New Preferred Stock on the National Association of Securities Dealers Automated Quotations System and for designation of the FirstCity Special Preferred Stock on the NASDAQ National Market System.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          Set forth below is a summary of the principal federal income tax consequences of an exchange of shares of Special Preferred Stock for shares of New Preferred Stock pursuant to the Exchange Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary does not address foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Furthermore, the summary does not address all aspects of federal income taxation that may be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (such as dealers in securities, tax-exempt organizations, life insurance companies, other financial institutions, pass-through entities, regulated investment companies, foreign stockholders, or other stockholders holding the Special Preferred Stock as part of a conversion transaction or a hedging transaction or as a position in a straddle for tax purposes).

          EACH HOLDER OF SPECIAL PREFERRED STOCK IS URGED TO CONSULT AND RELY ON THE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF EXCHANGING SPECIAL PREFERRED STOCK FOR NEW PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER.

RECAPITALIZATION

          The exchange of Special Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will generally constitute a tax-free exchange under either section 368(a) or section 1036 of the Code. Accordingly, except as otherwise provided below, (i) no gain or loss will be recognized by a holder of Special Preferred Stock on the receipt of New Preferred Stock in exchange for such holder's Special Preferred Stock pursuant to the Exchange Offer, (ii) a holder's tax basis in the New Preferred Stock will be the same as the holder's tax basis in the Special Preferred Stock exchanged therefor, and (iii) the holder will include the holding period for the Special Preferred Stock surrendered in the Exchange Offer in the holder's holding period for the New Preferred Stock received in the Exchange Offer, provided that the Special Preferred Stock surrendered was a capital asset in the hands of such holder.

          Holders of Special Preferred Stock should be aware that proposals have been made to enact legislation which, if enacted in their current form, would require that, if a holder of preferred stock in a corporation exchanges such stock for new preferred stock in the same corporation, then, under certain circumstances, the exchanging holder will be required to recognize gain (but not loss) in connection with the exchange. It is impossible to predict whether this or similar legislation will be enacted and, if enacted, whether it will apply to an exchange of Special Preferred Stock for New Preferred Stock under the Exchange Offer. Holders of Special Preferred Stock should consult their own tax advisors concerning any such proposed legislation.

DIVIDEND ARREARAGES AND INCREASE IN PROPORTIONATE INTEREST

          Notwithstanding the foregoing, pursuant to section 305(c) of the Code, a holder of Special Preferred Stock that exchanges such stock for New Preferred Stock pursuant to the Exchange Offer will be treated as receiving a taxable distribution of property under section 301(c) of the Code in an amount equal to the lesser of (i) the face amount of the dividend arrearage (if any) with respect to the Special Preferred Stock exchanged, and (ii) the excess, if any, of (a) the greater of the fair market value on the date of the exchange or the liquidation preference of the New Preferred Stock received by such holder, over
(b) the issue price of the Special Preferred Stock exchanged therefor. Such taxable distribution will be treated as ordinary income (i.e., a dividend) to the extent of such holder's proportionate share of FirstCity's current and accumulated earnings and profits (if any). In addition, the holder's adjusted basis in the portion of the New Preferred Stock treated as a taxable distribution under section 305(c) of the Code will equal the fair market value thereof on the date of the exchange and the holder's holding period with respect to such New Preferred Stock will begin on the day after the date of the exchange.

          There are currently no dividend arrearages with respect to the Special Preferred Stock and FirstCity does not believe that any such arrearages will exist at the time of the Exchange Offer.

          If, pursuant to section 305(c) of the Code, a holder of Special Preferred Stock that exchanges such stock for New Preferred Stock pursuant to the Exchange Offer is treated as receiving a dividend, the holder may be entitled to claim a deduction equal to 70% of the dividend under section 243 of the Code, subject to applicable limitations. Holders of Special Preferred Stock should be aware that proposals have been made to enact legislation which, if enacted in their current form, would reduce the dividends-received deduction to 50% and deny the dividends-received deduction to corporations holding certain preferred stock. It is impossible to predict whether this or similar legislation will be enacted and, if enacted, whether it will apply to a dividend received in connection with the exchange of Special Preferred Stock for New Preferred Stock under the Exchange Offer. Holders of Special Preferred Stock should consult their own tax advisors concerning any such proposed legislation.

REDEMPTION PREMIUM

          FirstCity anticipates that the fair market value of the New Preferred Stock on the date of the Exchange Offer will approximate its nominal stated value. However, there can be no assurance that this will, in fact, be the case. If the fair market value of the New Preferred Stock on the date of the Exchange Offer is less than its nominal stated value, then such difference generally will be treated under section 305(c) of the Code as a taxable distribution that is taken into account over the term of the New Preferred Stock under principles applicable to original issue discount on debt instruments. Such constructive distributions will be taxable as ordinary income (i.e., dividends) to the extent of FirstCity's current and accumulated earnings and profits (if any) for each taxable year in which they accrue.

INTERESTS IN THE SPECIAL PREFERRED STOCK

          FirstCity's executive officers who hold the Special Preferred Stock and directors, Richard E. Bean, C. Ivan Wilson and Donald D. Douglas, will be offered the same opportunity to tender securities of the Company in connection with this Exchange Offer as the other shareholders. While such officers and directors have not yet made a decision with respect to exchange of the shares of Special Preferred Stock held by them, such officers and directors will be making their exchange decision on the basis of an evaluation of their own circumstances and investment objectives.

PLANS OR PROPOSALS OF THE ISSUER

          The Special Preferred Stock that is tendered by security holders in connection with the Exchange Offer by the Expiration Date will be retired by the Company.


                                  RISK FACTORS

          In addition to the other information contained in this Offering Circular and incorporated herein by reference, holders of Special Preferred Stock should carefully consider the following information. Reference is made to additional information contained in Parts I and II of the Company 10-K and the Company 10-Q which are attached hereto as Appendices A and B, respectively.

GENERAL ECONOMIC CONDITIONS

          Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of FirstCity's business. Although such economic conditions may increase the number of non-performing asset portfolios available for acquisition, such conditions could also adversely affect the disposition of asset pools, lead to a decline in prices or demand for collateral underlying asset pools or increase the cost of capital invested by FirstCity and the length of time that capital is invested in a particular pool, thereby negatively impacting the rate of return upon disposition.

FUTURE EXPANSION IN THE ASSET ACQUISITION AND DISPOSITION BUSINESS

          The asset acquisition and disposition business is relatively new, existing for approximately one decade. During the initial stages of development of the business, there were relatively few competitors and little experience regarding the ultimate resolution of distressed asset portfolios. As the business has matured, industry participants have become increasingly knowledgeable about the business and more sophisticated in evaluating and pricing assets. As a result, the competition for portfolios has increased, resulting in higher prices and lower resulting yields. In addition, the number of asset portfolios available for purchase has declined since 1993 largely as a result of the Resolution Trust Corporation and Federal Deposit Insurance Corporation, from which FirstCity acquired most of its distressed assets in 1991 and 1992, winding down or terminating their sales of such assets. With private market sellers, rather than government entities, comprising most of the market for assets to be sold, more negotiated transactions and fewer bid situations are available. FirstCity cannot predict the future volume of assets available for acquisition. Consequently, it is difficult to predict the long-term future of the asset acquisition and disposition business.

          Pursuant to state and federal regulations, certain financial institutions, primarily commercial banks and insurance companies, are required to allocate more regulatory capital to underperforming and non-performing assets. Consequently, it is often less expensive from a regulatory capital perspective for such entities, rather than retaining such assets, to instead sell such assets at a substantial discount from the stated amounts thereof. In the aggregate, such entities are one of the most important sellers of Purchased Asset Pools. If such regulations were changed in the future, to decrease the regulatory capital required to be allocated to underperforming and non-performing assets, such entities would have less incentive to dispose of such assets. To the extent such entities retained distressed assets rather than selling them there would be a decreased supply of such assets available for purchase by FirstCity and its competitors. Any significant decrease in the supply of assets available for purchase likely would result in significant decreases in revenues in the distressed asset acquisition industry. There can be no assurance that any such regulatory changes will not be adopted.

RISK ASSOCIATED WITH EXPANSION IN BUSINESS LINES

          FirstCity has recently decided to explore and pursue investments in specialty finance arenas outside its existing core business. In pursuing this strategy, FirstCity recently acquired a non-prime auto finance business and commenced the purchase of proprietary student loans. The development of such new business lines will require the investment of additional capital, the continuous involvement of senior management and the development of appropriate finance and due diligence criteria to achieve a successful outcome. There can be no assurance that FirstCity will succeed in developing, acquiring or managing additional areas of business.

RISK OF FAILING TO EXECUTE ACQUISITION STRATEGY

          FirstCity has identified several financial services sectors as prospective areas to investigate for the identification of possible acquisition candidates. Such sectors include, but are not necessarily limited to, aspects of consumer and mortgage finance, commercial real estate and business lending and equity investments or subordinated loans to operating businesses. In addition, FirstCity has identified critical elements an acquisition candidate should possess to be an attractive candidate including, but not limited to, (1) management expertise, (2) consistent, proven earnings capability, (3) compatibility with FirstCity's operating philosophy, (4) an indentifable market niche offering growth potential and (5) a servicing base to support owned assets. There can be no assurance that FirstCity can locate candidates that meet some or all of the enumerated criteria or that, if located, any such candidates could be acquired by FirstCity at prices or for value that would be determined by

FirstCity's board of directors, to be in the best interest of FirstCity stockholders. The inability of FirstCity to locate and acquire acquisition targets could adversely impact FirstCity's prospects for future growth.

AVAILABILITY OF FEDERAL INCOME TAX BENEFITS

          FirstCity believes that the J-Hawk Merger constituted a tax-free reorganization under the Code. However, FirstCity did not obtain a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to that effect, and there can be no assurance that the FirstCity position will be sustained. If the FirstCity position is not sustained, FirstCity would incur certain tax liabilities which could be equivalent to the annual tax liability incurred by other corporations at normal maximum effective federal corporate tax rates figured at 35% of pre-tax income. Additionally, FirstCity might be subject to assessment of federal income tax on income previously reported following the merger with J-Hawk at normal statutory rates plus penalty and interest. If FirstCity were unable to utilize its net operating losses ("NOLS") to shelter its future taxable income, it would lose significant competitive advantages which it now enjoys. Such advantages include, but are not necessarily limited to, FirstCity's ability to generate capital to support its expansion plans on a tax- advantaged basis, to shelter its and its subsidiaries' pre-tax income, and to have access to the cash flow which would otherwise be represented by payments of federal income tax liability.

          Although FirstCity believes the approximately $600 million in NOLs are available to offset future taxable income of FirstCity, there is no authority governing many of the tax aspects of the J-Hawk Merger. Additionally, no ruling has been obtained from the IRS regarding the availability of the NOLs to FirstCity; therefore, there can be no assurances that the availability of the NOLs will not be challenged by the IRS.

CONTINUING NEED FOR RECOURSE AND NON-RECOURSE FINANCING AND EQUITY INVESTMENTS

          FirstCity's ability to execute its business strategy depends on its ability to continue to be able to secure non-recourse financing for its Acquisition Partnerships, its wholly-owned special purpose subsidiaries formed for the purpose of acquiring asset pools, and for its operating subsidiaries engaged in the business of originating or acquiring various types of originated credit. In addition to FirstCity's need for such non-recourse financing, it must have access to liquidity to invest in the equity component of each of the above-described activities. Such liquidity is generated by the cash flow from prior investments, access to the public debt and equity markets and to recourse borrowings incurred by FirstCity backed by the full faith and credit of FirstCity, as contrasted to the non-recourse borrowings discussed above. Market factors affect FirstCity's access to the capital markets. Such factors include, but are not necessarily limited to, changes in interest rates, general economic conditions and the perception in the capital markets of FirstCity's business, results of operations, leverage, financial condition and business prospects. There can be no assurance that FirstCity's relationship with Cargill (as discussed below), or its funding relationships with commercial banks, investment banks and financial services companies which have previously provided financing for FirstCity and the Acquisition Partnerships will continue.

IMPACT OF CHANGING INTEREST RATES

          Most of the indebtedness incurred by FirstCity and the Acquisition Partnerships is floating rate debt, the rates of which change when certain short term benchmark interest rates increase. If these benchmark rates increase beyond what FirstCity had originally projected, the anticipated profitability of FirstCity and the Acquisition Partnerships will be adversely affected. Additionally, if interest rates rise significantly, FirstCity or the Acquisition Partnerships may be unable to meet such obligations. In addition, even if FirstCity and the Acquisition Partnerships are able to service acquisition debt, significant increases in interest rates will depress margins on the disposition of such portfolios, thereby decreasing FirstCity's overall earnings, which may prevent FirstCity from meeting other debt obligations it has incurred or may incur in the future. Although FirstCity and the Acquisition Partnerships may be able to negotiate caps on interest rates, borrow at fixed rates of interest or otherwise hedge against such risk, there can be no assurance that they will be able to do so, or that they will be able to hedge against such risk at a reasonable cost.

RISK OF INABILITY TO LEVERAGE COMMON EQUITY AND MEET FINANCIAL COVENANTS UNDER LOAN AGREEMENTS

          To date, FirstCity has been able to leverage its common equity base through recourse borrowings under the Cargill Credit Facility (as defined below), the proceeds of which are available to invest in equities of the Acquisition Partnerships, the special purpose wholly-owned subsidiaries and the operating subsidiaries. The Cargill Credit Facility and other debt obligations and agreements of FirstCity, its wholly-owned subsidiaries and its Acquisition Partnerships contain financial and other operating covenants which restrict or otherwise limit the activities of the borrowing entity. The Cargill Credit Facility does not limit the amount of non-recourse borrowing which can be incurred by entities other than FirstCity, but does contain covenants which restrict (1) dividend payments or other distributions, (2) additional indebtedness at the FirstCity level, (3) other liens or encumbrances on FirstCity's equity in its subsidiaries and its Acquisition Partnerships, (4) the sale or disposition of assets, (5) FirstCity's ability to merge or consolidate with other entities which would result in a change of control, and (6) other activities typical of a facility of this nature.

RELATIONSHIP WITH AND DEPENDENCE UPON CARGILL

          FirstCity's relationship with Cargill is significant in a number of respects. Cargill Financial Services Corp. ("Cargill"), a subsidiary of Cargill, Inc., a privately held, multi-national agricultural and financial services company, provides equity and debt financings for many of the Acquisition Partnerships, and has provided a $35 million revolving line of credit to FirstCity (the "Cargill Credit Facility"). Cargill owns approximately 4.9% of the FirstCity Common Stock, and a Cargill designee, David MacClennan, serves as a director of FirstCity. In addition, FirstCity believes its relationship with Cargill significantly enhances FirstCity's credibility as a purchaser of Purchased Asset Pools, and as FirstCity seeks to expand into other business lines. Although management believes that FirstCity's relationship with Cargill is excellent, there can be no assurance that such relationship will continue in the future. If such relationship were to terminate, FirstCity and the Acquisition Partnerships would be required to find alternative sources for the financing Cargill has provided to them in order to continue the conduct of the business. There can be no assurance that such alternative financing would be available. Any termination of such relationship may also harm the credibility of FirstCity in connection with its acquisition activities and its efforts to expand into other lines of business.

COMPETITION

          In its distressed asset acquisition activities, FirstCity competes with investment banks, investment partnerships created for the primary purpose of acquiring distressed assets, private financial services companies generally similar to FirstCity, sole proprietorships and other legal entities, including local and regional competitors. Some of these competitors have greater financial resources and lower required financial rates of return on their investments than FirstCity. As a result, certain of the FirstCity's competitors may be better able than FirstCity to acquire new asset pools, to pursue new business opportunities and to survive periods of industry consolidation. FirstCity believes its competitors in the specialty finance area will be similar to its current competitors in the distressed asset acquisition business.

          FirstCity's ability to acquire asset pools will be important to its future growth. Acquisitions of assets are often based on competitive bidding, where there are dangers of bidding too low (which generates no business), and of bidding too high (which could win the portfolio at an economically unattractive price). Asset acquisitions also require significant capital. There currently is substantial competition for asset pool acquisitions, and such competition could increase in the future.

RELIANCE ON KEY PERSONNEL

          FirstCity is dependent on the efforts of certain members of senior management, particularly James R. Hawkins (Chairman and Chief Executive Officer), James T. Sartain (President and Chief Operating Officer), Rick R. Hagelstein (Executive Vice President and Managing Director of Asset Management) and Matt A. Landry, Jr. (Executive Vice President, Managing Director of Mergers and Acquisitions and Senior Financial Officer). If one or more of such individuals becomes unable or unwilling to continue in his present role, FirstCity's business, operations or prospects could be adversely impacted. None of such individuals has entered into an employment agreement. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue.

          Upon consummation of the Harbor Merger (defined below in " -- Recent Developments"), the management of Harbor will continue to operate the business of Harbor as a semi-autonomous business. Harbor is dependent on the efforts of certain members of management, including Richard Gillen, the Chief Executive Officer of Harbor. If one or more of such individuals becomes unable or unwilling to continue in his present role, Harbor's business, operations or prospects could be adversely impacted. Under the terms of the Agreement and Plan of Merger, it is a condition to closing the Harbor Merger that Mr. Gillen enter into an employment agreement with respect to his continued employment as Chief Executive Officer of Harbor following the Harbor Merger. None of such other individuals has entered into an employment agreement with Harbor. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue.

INFLUENCE OF CERTAIN STOCKHOLDERS

          The directors and executive officers of FirstCity collectively beneficially own 42.8% (33.2% upon consummation of the Harbor Merger) of the FirstCity Common Stock. Although there are no agreements or arrangements with respect to voting such FirstCity Common Stock among such persons except as described below, such persons, if acting together may effectively be able to control any vote of stockholders of FirstCity and thereby exert considerable influence over the affairs of FirstCity. James R. Hawkins, FirstCity's Chairman of the Board and Chief Executive Officer, is the beneficial owner of 17.8% of the FirstCity Common Stock (13.8% upon consummation of the Harbor Merger). James
T. Sartain, President and Chief Operating Officer of FirstCity, and ATARA I, Ltd. ("ATARA"), an entity associated with Rick R. Hagelstein, Executive Vice President and Managing Director of FirstCity, each beneficially own 6.9% (5.4% upon consummation of the Harbor Merger) of the outstanding FirstCity Common Stock. In addition, Cargill owns approximately 4.4% of the FirstCity Common Stock (3.4% upon consummation of the Harbor Merger). Mr. Hawkins, Mr. Sartain, Cargill and ATARA are parties to a shareholder voting agreement (the "Shareholder Voting Agreement"). Under the Shareholder Voting Agreement, Mr. Hawkins, Mr. Sartain and ATARA are required to vote their shares in favor of Cargill's designee for director of FirstCity, and Cargill is required to vote its shares in favor of one or more of the designees of Messrs. Hawkins and Sartain and ATARA. Messrs. Hawkins and Sartain, ATARA and Cargill collectively are the beneficial owners of an aggregate of 36.0% of the FirstCity Common Stock (27.9% upon consummation of the Harbor Merger). As a result of the foregoing, even after consummation of the issuance of the FirstCity Common Stock offered hereby, Mr. Hawkins, Mr. Sartain, ATARA and Cargill likely will be able to continue to exert considerable influence over the affairs of FirstCity. Upon consummation of the Harbor Merger, Richard J. Gillen, chairman and chief executive officer of Harbor and Ed Smith, a director of Harbor and certain of his affiliates will be the beneficial owners of 11.3% and 11.2%, respectively, of the FirstCity Common Stock. As a result, Messrs. Gillen and Smith (and his affiliates) may be able to exert influence over the affairs of FirstCity.

ANTI-TAKEOVER CONSIDERATIONS

          FirstCity's Certificate of Incorporation and By-Laws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect to the extent they are utilized to delay, defer or prevent a change of control of FirstCity by deterring unsolicited tender offers or other unilateral takeover proposals and compelling negotiations with FirstCity's Board of Directors rather than non-negotiated takeover attempts even if such events would be favorable to the interests of stockholders. See "Description of the Outstanding Capital Stock of the Company." FirstCity's Certificate of Incorporation also contains certain provisions restricting the transfer of its securities that are designed to prevent ownership changes that might limit or eliminate the ability of FirstCity to use its NOLs. See "Description of the Outstanding Capital Stock of the Company" and "Risk Factors -- Availability of Federal Income Tax Benefits."

PERIOD TO PERIOD VARIANCES

          FirstCity's revenue recognition methodology is based upon realized collections on assets, which collections have historically varied significantly and likely will continue to vary significantly from period to period. Consequently, FirstCity's period to period revenue has historically varied correspondingly and likely will continue to vary correspondingly. Such variances, alone or with other factors, such as conditions in the economy or the financial services industries or other developments affecting FirstCity, may result in significant fluctuations in the trading prices of FirstCity's securities, particularly the FirstCity Common Stock.

RECENT DEVELOPMENTS

          In evaluating its strategic business initiatives to identify specialty financial services companies which offer long-term growth prospects, FirstCity identified residential mortgage activities as a desirable compliment to its existing core business of distressed asset acquisition.

          After careful evaluation, FirstCity's management and board determined that a merger with Harbor would provide FirstCity with an attractive strategic partner with which to address the opportunities believed to exist in mortgage markets. On March 26, 1997, FirstCity and Harbor signed the definitive agreement for FirstCity to acquire Harbor by merger (the "Harbor Merger").

          In identifying Harbor as a prospective strategic partner with which to merge, FirstCity was attracted to the combination of Harbor's origination and servicing operations as well as the management strengths exhibited by the senior management team of Harbor. Under the terms of the agreement, FirstCity will issue 1,581,000 shares of its common stock in exchange for 100% of the outstanding capital stock of Harbor. The transaction is subject to approval of both companies' shareholders. FirstCity shareholders will be asked to vote on the merger at its annual shareholder meeting currently scheduled for June 27, 1997. If all approvals are granted, FirstCity and Harbor expect that the transaction should close by early July 1997. Upon completion of the merger which will be treated as a pooling of interests, Harbor will operate as a wholly owned subsidiary of FirstCity.

          Harbor is the parent of Houston-based Harbor Financial Mortgage Corporation, and Dallas-based New America Financial, Inc. which are mortgage banking concerns with 740 employees in 45 locations nationwide.

The companies originate and service A through D grade residential loans, home improvement loans and commercial mortgages for a variety of agency and private investors. The company also provides consulting services through its wholly-owned subsidiary, Hamilton, Carter, Smith & Company, an industry-leading consulting firm.

                               THE EXCHANGE OFFER

GENERAL

          The Company hereby offers, upon the terms and subject to the conditions stated in this Exchange Offer, and the accompanying Letter of Transmittal, to exchange for each share of Special Preferred Stock tendered to the Company one share of New Preferred Stock (the "Tender Offer Consideration"). The Exchange Offer is being made for all of the outstanding shares of Special Preferred Stock. However, the consummation of the Exchange Offer is conditioned upon, among other things, a minimum of 1,500,000 shares of Special Preferred Stock, having an aggregate liquidation preference equal to at least $31,500,000, having been validly tendered and not withdrawn prior to the Expiration Date. See "The Exchange Offer -- Conditions."

          As of the date of this Exchange Offer, 1,923,481 shares of Special Preferred Stock were outstanding.

          Dividends in respect of shares of Special Preferred Stock validly tendered and accepted in exchange will be paid through June 30, 1997. Dividends in respect of such shares will not be paid after June 30, 1997, but dividends on the New Preferred Stock will accrue from and after July 1, 1997.

          THE SPECIAL PREFERRED STOCK CONSTITUTES THE CONSIDERATION TO BE USED IN THE EXCHANGE OFFER, TO THE EXTENT THAT IT IS REDEEMED PRIOR TO THE EXPIRATION DATE IN RETURN FOR NEW PREFERRED STOCK.


TERMS OF THE EXCHANGE OFFER

          Although the Company has no present intention to do so, if it should modify the Tender Offer Consideration offered for the Special Preferred Stock in the Exchange Offer, the modified consideration would be paid with regard to all Special Preferred Stock accepted in the Exchange Offer, including those tendered before the announcement of the modification. If the Company modifies the Tender Offer Consideration, the Exchange Offer will remain open at least 10 business days from the date the Company first publishes, sends or gives notice, by public announcement or otherwise, of such modification to the holders of Special Preferred Stock.

          Although the Company has no current plan or intention to do so, it reserves the right, subject to applicable law, to purchase or make offers for any Special Preferred Stock that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

          Tendering holders of Special Preferred Stock will not be required to pay brokerage commissions or fees. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

CONDITIONS

          The obligation of the Company to consummate the Exchange Offer is subject to certain conditions, including, among others, the requirements that:
(i) a minimum number of 1,500,000 shares of Special Preferred Stock, having an aggregate redemption value equal to at least $31,500,000, have been validly tendered for exchange and not withdrawn (the "Minimum Tender Condition"); and
(ii) there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the sole judgment of the Board of Directors, would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to the Company of the Exchange Offer. The Company does not presently intend to consummate the Exchange Offer unless the Minimum Tender Condition is satisfied. If the Minimum Tender Condition fails to be met, the Company shall have the right, in its sole discretion, to withdraw the Exchange Offer. However, if the Company elects, in its sole discretion, to waive or modify the Minimum Tender Condition, the Company will publicly announce its decision to do so and, if that announcement is made within ten business days of the previously scheduled Expiration Date, will extend the Expiration Date for at least five business days from the date of such announcement. Holders who have previously tendered their Special Preferred Stock prior to any such announcement will be entitled to withdraw their Special Preferred Stock at any time prior to the Expiration Date.

          In addition, notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or, subject to any applicable rules or regulations of the Commission, exchange any Special Preferred Stock tendered for exchange and may postpone the acceptance for exchange of any Special Preferred Stock tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if at any time on or after the date of this Exchange Offer and before acceptance for exchange of any shares of Special Preferred Stock, any of the following conditions have occurred:

                  (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

                  (2) there shall have occurred any material adverse development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company;

                  (3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

                  (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not reasonably likely to be in the best interests of the Company;

                  (5) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the sole judgment of the Company, is necessary to effect the Exchange Offer; or

                  (6) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of the Special Preferred Stock in the United States securities or financial markets, (iii) a material impairment in the trading market for securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange or the Nasdaq National Market System or
          (viii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

          All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

          If any of the conditions set forth in this section shall not be satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Special Preferred Stock tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered Special Preferred Stock until the Expiration Date for the extended Exchange Offer; (iii) amend the terms of the Exchange Offer or modify the consideration to be paid by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Special Preferred Stock tendered pursuant to the Exchange Offer.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

          The Exchange Offer will expire at 12:00 Midnight, New York City time, on Thursday July 17, 1997 (the "Expiration Date"). The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer or that the Exchange Offer will be otherwise extended. During any extension of the Exchange Offer, all Special Preferred Stock previously tendered pursuant thereto and not converted or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Special Preferred Stock. See "The Exchange Offer -- Withdrawal of Tenders." Under no circumstances will interest on the Tender Offer Consideration be paid by the Company by reason of any such extension.

          The Company also expressly reserves the right, subject to applicable law, to delay acceptance for the exchange of any Special Preferred Stock or, regardless of whether such Special Preferred Stock were theretofore accepted for exchange, to delay the exchange of any Special Preferred Stock pursuant to the

Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Special Preferred Stock, if any of the conditions to the Exchange Offer specified herein fail to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent. The reservation by the Company of the right to delay the exchange or acceptance for exchange of Special Preferred Stock is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Special Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

          Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

          If the Company increases or decreases the Tender Offer Consideration or decreases the amount of Special Preferred Stock sought in the Exchange Offer, the Exchange Offer will remain open at least 10 business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Tender Offer Consideration currently offered or the amount of Special Preferred Stock sought to be purchased.

          If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer (other than a change in consideration offered or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given.

PROCEDURES FOR TENDERING

          For a holder validly to tender Special Preferred Stock pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at one of the addresses set forth on the back cover page of this Exchange Offer. In addition, the Exchange Agent must receive either certificates for tendered Special Preferred Stock at any of such addresses or such Special Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a configuration of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. A holder who desires to tender Special Preferred Stock and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Special Preferred Stock are not immediately available must comply with the procedures for guaranteed delivery set forth below. Letters of Transmittal, certificates representing Special Preferred Stock and confirmations of book-entry transfer should be sent only to the Exchange Agent, and not to the Company.

DELIVERY OF LETTERS OF TRANSMITTAL

          If the certificates for Special Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then in order to tender such Special Preferred Stock pursuant to the Exchange Offer, the certificates evidencing such Special Preferred Stock must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided below.

          Any beneficial owner whose shares of Special Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Special Preferred Stock should contact such registered holder promptly and instruct such registered holder to tender the Special Preferred Stock on such beneficial owner's behalf. If any beneficial owner wishes to tender Special Preferred Stock himself, that beneficial owner must, prior to completing and executing the Letter of Transmittal and, where applicable, delivering his Special Preferred Stock, either make appropriate arrangements to register ownership of the Special Preferred Stock in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take a considerable amount of time.

          The method of delivery of Special Preferred Stock, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the Special Preferred Stock. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

BOOK-ENTRY TRANSFER

          Promptly after the commencement of the Exchange Offer, the Exchange Agent will seek to establish a new account or utilize an existing account with respect to the Special Preferred Stock at The Depository Trust Company (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Special Preferred Stock may make book-entry delivery of such Special Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Special Preferred Stock into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Special Preferred Stock may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, with any required signature guarantees and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth on the back cover page of this Exchange Offer on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

SIGNATURE GUARANTEES

          Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other company having an office or correspondent in the United States or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the Special Preferred Stock tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Special Preferred Stock) and neither the "Special Issuing and Delivery Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such shares of Special Preferred Stock are tendered for the account of an Eligible Institution.

GUARANTEED DELIVERY

          If a holder desires to tender Special Preferred Stock pursuant to the Exchange Offer and (i) certificates representing such Special Preferred Stock are not immediately available, (ii) time will not permit such holder's Letter of Transmittal, certificates evidencing such Special Preferred Stock or other required documents to reach the Exchange Agent prior to the Expiration Date or
(iii) such holder cannot complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected if all the following are complied with:

                  (a) such tender is made by or through an Eligible Institution;

                  (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at the address of the Exchange Agent set forth on the back cover page of this Exchange Offer, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Exchange Offer, setting forth the name and address of the registered holder and the principal amount of Special Preferred Stock being tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq National Market System trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Special Preferred Stock (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

                  (c) such Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing all physically delivered Special Preferred Stock in proper form for transfer (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility) and any other required documents are received by the Exchange Agent within three Nasdaq National Market System trading days after the date of such Notice of Guaranteed Delivery.

LOST OR MISSING CERTIFICATES

          If a holder desires to tender Special Preferred Stock pursuant to the Exchange Offer but the certificates evidencing such Special Preferred Stock have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Exchange Agent, at the address or telephone number listed on the back cover of this Exchange Offer about procedures for obtaining replacement certificates for such Special Preferred Stock or arranging for indemnification or any other matter that requires handling by the Exchange Agent.

OTHER MATTERS

          Notwithstanding any other provision of the Exchange Offer, delivery of the Tender Offer Consideration for Special Preferred Stock tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such Special Preferred Stock (or confirmation of book-entry transfer of such Special Preferred Stock into the Exchange Agent's account with a Book-Entry Transfer Facility), together with properly completed and validly executed Letters of Transmittal (or a facsimile thereof) and any other required documents.

          Tenders of Special Preferred Stock pursuant to any of the procedures described above and acceptance thereof by the Company will constitute a binding agreement between the Company and the tendering holder upon the terms and subject to the conditions of the Exchange Offer.

          All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Special Preferred Stock will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Special Preferred Stock will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Special Preferred Stock that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Special Preferred Stock. If the Company waives its right to reject a defective tender of Special Preferred Stock, the holder will be entitled to the Tender Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Special Preferred Stock must be cured within such time as the Company determines, unless waived by the Company. Tenders of Special Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Special Preferred Stock, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

          Tenders of Special Preferred Stock may be withdrawn at any time until the Expiration Date. Thereafter, such tenders are irrevocable. Holders who wish to exercise their right of withdrawal with respect to a tender of Special Preferred Stock in the Exchange Offer must give written notice of withdrawal, delivered by mail or hand delivery or facsimile transmission, to the Exchange Agent at one of its addresses set forth on the back cover page of this Exchange Offer prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Special Preferred Stock to be withdrawn (the "Depositor"), the name in which the shares of Special Preferred Stock are registered, if different from that of the Depositor, and the number of shares of the Special Preferred Stock to be withdrawn. If tendered shares of Special Preferred Stock to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Special Preferred Stock. The notice of withdrawal must be signed by the registered holder of such Special Preferred Stock in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Special Preferred Stock. Withdrawals of tenders of Special Preferred Stock may not be rescinded, and any Special Preferred Stock withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn

Special Preferred Stock may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered Special Preferred Stock described elsewhere herein.

          All questions as to the form and validity (including time of receipt) of any withdrawal of tendered Special Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Special Preferred Stock or will incur any liability for failure to give any such notification.

          If the Company is delayed in its acceptance for exchange and payment for any Special Preferred Stock or is unable to accept for exchange or exchange any Special Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Special Preferred Stock may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e- 4(f)(5) under the Exchange Act, which requires that the issuer making the tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

ACCEPTANCE OF SPECIAL PREFERRED STOCK; DELIVERY OF TENDER OFFER CONSIDERATION

          The acceptance of shares of the Special Preferred Stock validly tendered and not withdrawn will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Special Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to pay the Tender Offer Consideration therefor, and upon such notice of acceptance the tendered Special Preferred Stock will be canceled and will cease to be treated as outstanding securities of the Company. Subject to the terms and conditions of the Exchange Offer, delivery of New Preferred Stock, in respect of Special Preferred Stock accepted and exchanged pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Special Preferred Stock for the purposes of receiving New Preferred Stock, from the Company and transmitting the New Preferred Stock to the tendering holders. Tendered Special Preferred Stock not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such Special Preferred Stock (or, in the case of Special Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Special Preferred Stock will be credited to an account maintained at a Book-Entry Transfer Facility) as promptly as practicable following the Expiration Date.

FEES AND EXPENSES

          The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile transmission, telephone or in person by officers and regular employees of the Company and their affiliates. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Exchange Offer material to the beneficial owners of the Special Preferred Stock, and in handling and forwarding tenders to the Exchange Agent.

          The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders for the Exchange Offer.

          The Company estimates that expenses of making the Exchange Offer, including the fees and expenses of the Exchange Agent (approximately $2,500), printing and mailing costs (approximately $12,000), filing fees (approximately $9,000), legal fees (approximately $50,000), and accounting fees (approximately $5,000), will total approximately $78,500. Such expenses will be paid from the Company's general working capital.

EXCHANGE AGENT

          American Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to one of its addresses set forth on the back cover page of this Exchange Offer. Requests for assistance or additional copies of this Exchange Offer and the Letter of Transmittal should be directed to the Company at its address and phone number as set forth on the back cover page of this Exchange Offer. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent for certain liabilities, including liabilities under the federal securities laws.

APPRAISAL RIGHTS

          No appraisal or similar statutory rights are available to beneficial owners of Special Preferred Stock in connection with the Exchange Offer.

          Although holders of Special Preferred Stock have the right not to exchange their shares of Special Preferred Stock in the Exchange Offer, no additional rights exist in connection with this transaction.


MISCELLANEOUS

          The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Special Preferred Stock. However, directors, officers and regular employees of the Company (who will not be separately compensated for such services) may solicit tenders by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Exchange Offer and related documents to the beneficial owners of the Special Preferred Stocks and in handling or forwarding tenders of Special Preferred Stocks by their customers.


                     DESCRIPTION OF THE NEW PREFERRED STOCK

          The following summary of certain provisions of the New Preferred Stock to be issued to holders of Common Stock in the Exchange Offer does not purport to be complete and is qualified in its entirety by the Form of Certificate of Designations of the New Preferred Stock, a copy of which is attached as Appendix C to this Offering Circular.

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of FirstCity, holders of the New Preferred Stock will be entitled to receive $21 per share plus any accrued and unpaid dividends before any distribution is made on the Common Stock, or on any other dividends before any distribution is made on the Common Stock, or on any other shares of capital stock ranking junior to the New

Preferred Stock. After provision for the preferential amounts to which the New Preferred Stock and other series of preferred stock of FirstCity will be entitled, the holder of any shares of capital stock ranking junior to the New Preferred Stock will be entitled to receive the remaining assets according to their respective rights. The dividend and liquidation rights of the New Preferred Stock are senior to those of the other series of preferred stock of FirstCity except that they are junior to the Special Preferred Stock. If the assets of FirstCity are not sufficient to pay in full the liquidation preference payable to the holders of New Preferred Stock and other series of preferred stock of FirstCity, each will share ratably in such distribution of assets. A consolidation or merger of FirstCity with another entity will not be deemed a voluntary or involuntary liquidation, dissolution or winding up of FirstCity.

          Dividends on the New Preferred Stock initially will accrue quarterly at an annual rate of $3.15 per share through September 30, 1998 reducing to an annual rate of $2.10 per share on October 1, 1998, and will be cumulative. Dividends will be payable by FirstCity, when, as and if declared by its Board of Directors, out of funds legally available therefor in equal quarterly payments on the last business day of March, June, September and December in each year with respect to the quarter ending on the last day of the month in which payment is made in preference to dividends on any shares of capital stock ranking junior to the New Preferred Stock, commencing on the last business day of the first full quarter following the Issuance Date.

          The holders of the New Preferred Stock will have no voting rights except as otherwise provided by law and as set forth in FirstCity's Certificate of Incorporation, except that the holders of New Preferred Stock, voting as a single class shall have the right to elect two directors if (a) dividends shall be in arrears in an aggregate amount equal to six quarterly dividends on all shares of preferred stock and (b) in certain other circumstances in which their existing rights as holders of preferred stock are affected. In any such vote, holders of the New Preferred Stock will be entitled to one vote for each such share.

          The New Preferred Stock may not be redeemed optionally by FirstCity prior to September 30, 2003. Thereafter, the New Preferred Stock may be redeemed, in whole or in part, at FirstCity's option, at $21 per share, together with accrued and unpaid dividends. In the event that fewer than all the outstanding shares of New Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors. Notice of redemption will be given by first class mail, postage prepaid, at least 30 days but no more than 60 days before the redemption date to each holder of record of the shares of New Preferred Stock to be redeemed, at the address of such holder shown on the books of FirstCity. On and after the redemption date, dividends will cease to accrue on shares of New Preferred Stock called for redemption and all rights of holders of such shares will terminate, except the right to receive the redemption price (unless FirstCity defaults in the payment of the redemption price).

          FirstCity will be required to redeem all outstanding shares of New Preferred Stock, at $21 per share, together with accrued and unpaid dividends, on or before September 30, 2005.

                  FIRSTCITY SELECTED HISTORICAL FINANCIAL DATA

          Reference is made to the information that is contained in Item 6 of the Company 10-K and Item II of the Company 10-Q which are attached hereto as Appendix A and Appendix B, respectively.

                     PRO FORMA EFFECTS OF THE EXCHANGE OFFER

          The following unaudited pro forma selected information and explanatory notes are presented to show the impact of the proposed exchange of Special Preferred Stock for New Preferred Stock on the historical financial position and results of operations of FirstCity, assuming the conversion of the Special Preferred Stock was consummated January 1, 1996.

          The pro forma information should be read in conjunction with the historical financial statements of FirstCity and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or financial position that would have resulted had the proposed conversion of Special Preferred Stock been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                  AS OF AND FOR THE THREE MONTHS ENDED                    AS OF AND FOR THE YEAR ENDED
                                          MARCH 31, 1997 (1)(2)                             DECEMBER 31, 1996 (1)(2)
                                  ------------------------------------                    -----------------------------

                                                        (Amounts in thousands, except per share data)
                                         As                                                  As
                                  presented     Adjustments      Pro forma            presented     Adjustments       Pro forma


Income                            $  18,024     $               $   18,024           $   55,344     $                 $  55,344
Expenses                             11,042                         11,042               42,077                          42,077
Equity in earnings of
    acquisition partnerships          1,541                          1,541                6,125                           6,125
Earnings from operations
    before income taxes               8,523                          8,523               19,392                          19,392
Net earnings                          8,559                          8,559               35,405                          35,405
Special preferred dividends           1,659         (1,659)             --                7,709         (7,709)              --
Preferred dividends                      --           1,659          1,659                   --           7,709           7,709
Net earnings to common                6,900                          6,900               27,696                          27,696
Net earnings per common
    share                              1.40                           1.40                 5.63                            5.63
    Dividends per common
    share                                --                             --                   --                              --
At period end:
    Total assets                    251,793                        251,793              227,213                         227,213
    Total notes payable             121,528                        121,528               96,671                          96,671
    Special preferred stock          45,894        (45,894)             --               53,617        (53,617)              --
    Preferred stock                      --          45,894         45,894                   --          53,617          53,617
    Total common equity              81,189                         81,189               74,213                          74,213




(1) Class A Certificate of the Trust is redeemed for cash and the proceeds are invested to yield 9.56% per annum and the premium received from the Trust of $1.75 per share is amortized over the optional redemption period which together offset earnings historically received from the Class A Certificate.
(2)      100% of Special Preferred Stock is converted to New Preferred Stock.


          PRO FORMA EFFECTS OF THE EXCHANGE OFFER AND THE HARBOR MERGER

    The following unaudited pro forma selected financial information and explanatory notes are presented to show the impact of the proposed exchange of Special Preferred Stock for New Preferred Stock on the pro forma combined historical financial position and results of operations of FirstCity and Harbor. The proposed Harbor Merger is reflected in the pro forma financial information using the pooling of interests method of accounting.

    The pro forma condensed selected financial data assumes that the proposed Harbor Merger and the conversion of Special Preferred Stock was consummated on January 1, 1996.

    The pro forma information should be read in conjunction with the historical financial statements of FirstCity and Harbor and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the proposed Harbor Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                              AS OF AND FOR THE THREE MONTHS ENDED                        AS OF AND FOR THE YEAR ENDED
                                             MARCH 31, 1997 (1)(2)                          DECEMBER 31, 1996 (1)(2)
                              ------------------------------------                        ------------------------------

                                                        (Amounts in thousands, except per share data)

                                        Pro                       Adjusted                  Pro                        Adjusted
                                  forma (3)     Adjustments      Pro forma            forma (3)      Adjustments      Pro forma
                                  ---------     -----------      ---------            ---------      -----------      ---------

Income                             $ 33,798     $               $   33,798             $ 92,964         $             $  92,964
Expenses                             25,771                         25,771               73,709                          73,709
Equity in earnings of
    acquisition partnerships          1,541                          1,541                6,125                           6,125
Earnings from operations
    before income taxes               9,568                          9,568               25,380                          25,380
Net earnings                          9,496                          9,496               41,105                          41,105
Special preferred dividends           1,659         (1,659)             --                7,709          (7,709)             --
Preferred dividends                      --           1,659          1,659                   --            7,709          7,709
Net earnings to common                7,837                          7,837               33,396                          33,396
Net earnings per share                 1.20                           1.20                 5.13                            5.13
Dividends per common
    share                                --                             --                   --
At period end:
    Total assets                    507,507                        507,507              427,791                         427,791
    Total notes payable             306,982                        306,982              266,166                         266,166
    Special preferred stock          45,894        (45,894)             --               53,617         (53,617)             --
    Preferred stock                      --          45,894         45,894                   --           53,617         53,617
    Total common equity              92,454                         92,454               84,802                          84,802




(1) Class A Certificate of the Trust is redeemed for cash and the proceeds are invested to yield 9.56% per annum and the premium received from the Trust of $1.75 per share is amortized over the optional redemption period which together offset earnings historically received from the Class A Certificate.
(2)      100% of Special Preferred Stock is converted to New Preferred Stock.
(3) Amounts represent pro forma combined selected financial information of FirstCity and Harbor, as described above.


                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company (giving pro forma effect to the anticipated merger of Harbor) (i) as of March 31, 1997, (ii) pro forma to reflect the conversion of 1,500,000 of Special Preferred Stock into New Preferred Stock and (iii) pro forma to reflect the conversion of all the outstanding shares of Special Preferred Stock (2,106,456 as of March 31, 1997) into New Preferred Stock. The pro forma information should be read in conjunction with the historical financial statements of FirstCity and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or financial position that would have resulted had the proposed conversion of special preferred stock been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                              AS OF MARCH 31, 1997
                  (Amounts in thousands except per share data)

                                    Pro forma
                                                                         with        Pro forma
                                                                    1,500,000         with all
                                                                       shares           shares

                                                   Actual        converting       converting

Liabilities:
    Notes payable                          $        337,919  $        337,919 $        337,919
                                           ----------------  ---------------- ----------------
Special preferred stock, including
    dividends of $1,659, $478 and $0,
    respectively (nominal stated value of
    $21 per share; 2,500,000 shares
    authorized; issued and outstanding :
    2,106,456 and 606,456 and 0,
    respectively)                                    45,894            13,213               --
Optional preferred stock, including
    dividends of $0, $478 and $1,106, respectively (par value $.01 per share;
    100,000,000 shares authorized; 0, 1,500,000 and 2,106,456 shares
    issued and outstanding, respectively)                --            32,681           45,894
Shareholders' equity:
    Paid in capital                                  30,169            30,169           30,169
    Retained earnings                                62,220            62,220           62,220
    Common stock (par value $.01 per
        share; 100,000,000 shares
        authorized; issued and
        outstanding: 4,935,743)                          65                65               65
                                           ----------------  ---------------- ----------------

    Total shareholders' equity:                      92,454            92,454           92,454
                                           ----------------  ---------------- ----------------

    Total capitalization:                  $        476,267  $        476,267 $        476,267
                                           ================  ================ ================


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         See Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company 10-K, which is attached hereto as Appendix A, and Item 2 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company 10-Q, which is attached hereto as Appendix B.

                               MARKET INFORMATION

MARKET PRICES

         The Special Preferred Stock is listed and traded on the Nasdaq National Market System. The following table sets forth the calendar periods indicated the high and low per share sale prices of Special Preferred Stock as reported therein.


                                                                                                         DIVIDENDS
QUARTER ENDED                                           HIGH                    LOW                        PAID


1995


         September 30 (1).....................   $      22.38         $        19.70            $

         December 31..........................          23.83                  21.31                        --

1996

         March 31.............................          24.75                  23.13                        --

         June 30..............................          25.75                  24.13                        --

         September 30 (1).....................          26.50                  25.31                        --

         December 31..........................          26.50                  22.00                     3.92 (2)

1997

         March 31.............................          23.88                  22.88                        .79

         Second Quarter (through
         June 17, 1997).......................          24.25                  22.88                        .79


--------------------
(1)      Beginning July 3, 1995, the date of the J-Hawk Merger.
(2)      Accrued dividend from July 3, 1995 through September 30, 1996.


         On June 13, 1997, the last full day of trading prior to the public announcement of the Exchange Offer, the closing per share sale price of Special Preferred Stock as reported in NASDAQ was $23.25 per share of Special Preferred Stock.

                     DESCRIPTION OF THE OUTSTANDING CAPITAL
                              STOCK OF THE COMPANY

FIRSTCITY COMMON STOCK

         The holders of shares of FirstCity Common Stock are entitled to one vote for each share on all matters submitted to a vote of common stockholders. Except as otherwise provided by law or by the Certificate of Incorporation (including all limited rights of holders of FirstCity Special Preferred Stock to vote on certain matters under certain circumstances as described below under the caption "FirstCity Special Preferred Stock") or by the By-Laws of FirstCity, the holders of shares of FirstCity Common Stock exclusively possess the voting power for the election of directors of FirstCity and for all other purposes. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws of FirstCity, the vote of the holders of at least a majority of the outstanding shares of FirstCity Common Stock who are present, in person or by proxy, at a meeting at which a quorum is present is required to take action. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of FirstCity. Directors of FirstCity are elected by a plurality of the votes of the shares entitled to vote in the election of directors. Each share of FirstCity Common Stock is entitled to participate equally in dividends, when, as and if declared by the board of directors of FirstCity, and in the distribution of net assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of FirstCity, subject in all cases to any prior rights of outstanding shares of preferred stock of FirstCity. The shares of FirstCity Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by FirstCity.

         As set forth in the Certificate of Incorporation, subject to certain limited exceptions (including the prior approval of the board of directors of FirstCity), during the period (the "Restricted Transfer Period") beginning on the Effective Date and ending on the earlier of (1) the expiration of 15 years after the Effective Date and (2) the first day of the taxable year of FirstCity to which no Tax Benefits (as such term is defined below) may be carried forward by the Registrant, the shares of FirstCity Common Stock may not be sold or otherwise transferred to any transferee (including a group acting in concert) who directly or indirectly owns 4.75% or more of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted or, after giving effect to the sale or transfer, would directly or indirectly own more than 4.75% of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted. Similarly, during the Restricted Transfer Period, any transfer of shares of FirstCity Common Stock by a transferor who directly or indirectly owns 5% or more of the outstanding shares of the FirstCity Common Stock or any other class of securities of FirstCity similarly restricted is prohibited. "Tax Benefits" is defined under the Plan as net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers and any net unrealized built-in losses.

SPECIAL PREFERRED STOCK

         Prior to the third anniversary of the Effective Date (such third anniversary, the "Determination Date"), the holders of shares of FirstCity Special Preferred Stock are entitled to receive, when, as and if declared by FirstCity's board of directors, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of $3.15 per share on each Dividend Payment Date (as such term is defined in the Plan); provided, however, that if FirstCity is required to disburse any funds to the Federal Deposit Insurance Corporation ("FDIC") pursuant to the FDIC Note (as such term is defined below), no such dividends may be declared by the board of directors until the Determination Date; provided, further, however, that if at any time, in the judgment of the board of directors, there would be after the payment of a dividend on the

FirstCity Special Preferred Stock insufficient Determination Value (as such term is defined below) estimated to be available on the Determination Date attributable to the Trust to satisfy the then outstanding or estimated claims to be payable from the Trust (other than in respect of the Special Preferred Stock), the board of directors must suspend the declaration of any further dividends on the Special Preferred Stock until there is sufficient cash available to pay such outstanding or estimated claims. Subject to the legal availability of funds and the provisos in the foregoing sentence, dividends in respect of the Special Preferred Stock are payable in arrears in equal quarterly payments commencing on the earliest of the last day of March, June, September, and December ("Dividend Payment Date") following the Effective Date. Such dividends will be paid to the holders of record at the close of business on the date specified by the board of directors of FirstCity at the time such dividend is declared; provided, however, that such date may not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first Dividend Payment Date, dividends accrue from the Effective Date.

         The holders of shares of Special Preferred Stock are entitled to receive the nominal stated value of the Special Preferred Stock plus accrued and unpaid dividends upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of FirstCity; provided, however, that the holders of shares of Special Preferred Stock shall not receive, upon any such liquidation, dissolution or winding up, an amount per share of Special Preferred Stock in excess of (1) the aggregate amounts, if any, distributed to and received by or distributable to FirstCity for the payment of dividends or other amounts on the Special Preferred Stock pursuant to Section 7.2 of the Trust Agreement, divided by (2) the aggregate number of shares of Special Preferred Stock.

         Neither FirstCity nor the holders of shares of Special Preferred Stock have the unilateral option to redeem such shares by the express terms thereof (but FirstCity must redeem each outstanding share of Special Preferred Stock as set forth in the immediately succeeding sentence). The Company must redeem each outstanding share of Special Preferred Stock for the Determination Value (as such term is defined in the Plan) on the Determination Date, and the Special Preferred Stock is not exchangeable by the express terms thereof at the option of either the holder or First City prior to such date into any other capital stock authorized by FirstCity that is senior to FirstCity Common Stock as to payment of dividends, liquidation preferences, voting rights, or terms of redemption.

         The holders of shares of Special Preferred Stock have no voting rights except as described below or as otherwise provided by law. If dividends on the Special Preferred Stock declared by FirstCity's board of directors are in arrears and unpaid in an amount equal to six consecutive full quarterly dividend periods, the number of directors constituting such board of directors will be increased by two and the holders of shares of the Special Preferred Stock will have the exclusive right, voting separately as a class, to elect the directors of FirstCity to fill such newly-created directorships. Such voting right will continue until such time as all accrued and unpaid dividends accumulated on the Special Preferred Stock have been paid in full or declared and set apart for payment, at which time such voting right will terminate, subject to revesting in the event of any subsequent failure of FirstCity of the character described above. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights. In addition, if the holder of the Class A Certificate representing the Class A interest in the Trust, in its capacity as such, proposes to remove the Liquidating Trustee, the holders of shares of the Special Preferred Stock will have the exclusive right, voting separately as a class, to approve or disapprove such removal and to select a replacement Liquidating Trustee following such removal (and no such removal or appointment of a replacement Liquidating Trustee may occur without such approval). The affirmative vote (or written consent) of the holders of at least two-thirds of the then outstanding shares of Special Preferred Stock will constitute the act of the holders of the Special Preferred Stock with respect to any such proposed removal or appointment of a replacement Liquidating Trustee. In exercising the voting rights described in this paragraph, each share of Special Preferred Stock will have one vote per share.

FIRSTCITY WARRANTS

         Each FirstCity Warrant entitles the holder thereof to purchase one share of FirstCity Common Stock at an exercise price of $25.00 per share, subject to adjustment in certain circumstances, as described below. The FirstCity Warrants are exercisable until 5:00 p.m., Houston, Texas time, on July 3, 1999 (or, if such date is not a business day, the next succeeding business day). Holders of the FirstCity Warrants have no voting rights, are not entitled to receive dividends or other distributions declared on the capital stock of FirstCity, and are not entitled to share in any of the assets of FirstCity upon liquidation, dissolution or winding up of FirstCity. The number of shares of FirstCity Common Stock for which a FirstCity Warrant is exercisable and the exercise price of the FirstCity Warrants are subject to adjustment in certain events, including (1) stock dividends, subdivisions and combinations affecting the FirstCity Common Stock and (2) reorganizations, reclassifications, consolidations and mergers involving FirstCity. The transferability of the FirstCity Warrants is restricted in the same manner and under the same circumstances as the transferability of the FirstCity Common Stock, as described above under the caption "FirstCity Common Stock." The holders of the FirstCity Warrants may, subject to the conditions and restrictions set forth in the FirstCity Warrant Agreement, require FirstCity to include all or a portion of the shares of FirstCity Common Stock underlying their FirstCity Warrants in any registration by FirstCity of shares of FirstCity Common Stock under the Securities Act of 1933, as amended. Generally, all fees, costs and expenses (other than underwriting fees, discounts and commissions) will be borne by FirstCity in any such registration. FirstCity is under no obligation to repurchase the FirstCity Warrants. However, if at any time the Daily Market Price (as such term is defined in the Warrant Agreement) of the FirstCity Common Stock exceeds 125% of the then current exercise price of the FirstCity Warrants on any ten Trading Days (as such term is defined in the Warrant Agreement) (whether or not consecutive) during any period of 15 consecutive Trading Days, FirstCity has the right upon written notice to repurchase the FirstCity Warrants for a purchase price of $1.00 per FirstCity Warrant on the forty-fifth day following delivery of such notice (or, if such day is not a business day, the next succeeding business day); provided however that a holder of the FirstCity Warrants is not precluded from exercising any portion of such FirstCity Warrants exercisable at any time prior to such repurchase.

                             BUSINESS OF THE COMPANY

         See the information contained in Item 1--"Business", Item 2--"Properties" and Item 3--"Legal Proceedings" in the Company 10-K, which is attached hereto as Appendix A, and in the Company 10-Q, which is attached hereto as Appendix B.

                             MANAGEMENT OF FIRSTCITY

         For information with respect to the directors and executive officers of the Company, see Item 10--"Directors and Executive Officers of FirstCity", Item 11--"Executive Compensation" and Item 13--"Certain Relationships and Related Transactions" in the Company 10-K, which is attached hereto as Appendix A.

                       PRINCIPAL STOCKHOLDERS OF FIRSTCITY

         For information with respect to principal stockholders of FirstCity see
Item 12--"Security Ownership of Certain Beneficial Owners and Management" in the Company 10-K, which is attached hereto as Appendix A.

                                     EXPERTS

         The consolidated financial statements of FirstCity as of and for the years ended December 31, 1996 and 1995 contained in the Company 10-K, which is attached hereto as Appendix A, have been audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, as stated in their financial report appearing therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated statements of income, shareholders' equity and cash flows of FirstCity (as successor to J-Hawk) for the year ended December 31, 1994 incorporated herein by reference to the Company 10-K have been audited by Jaynes, Reitmeier, Boyd & Therrell, P.C., independent auditors, as stated in their report appearing therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The combined balance sheets of the Acquisition Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference to the Company 10-K have been audited by KPMG, independent auditors, as stated in their report appearing therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          Independent Auditors' Consent


The Partners
Acquisition Partnerships

                  We consent to the use of our report incorporated herein by reference and to the reference of our firm under the heading "Experts" in the offering circular.


                                                   /s/ KPMG Peat Marwick LLP


Fort Worth, Texas
June 17, 1997

                          Independent Auditors' Consent


The Board of Directors and Stockholders
FirstCity Financial Corporation

                  We consent to the use of our report incorporated herein by reference and to the reference of our firm under the heading "Experts" in the offering circular.


                                                    /s/ KPMG Peat Marwick LLP


June 17, 1997

                          Independent Auditors' Consent


The Board of Directors and Stockholders
FirstCity Financial Corporation

                  We consent to the use of our report incorporated herein by reference and to the reference of our firm under the heading "Experts" in the offering circular.


                                    /s/ Jaynes, Reitmeier, Boyd & Therrell, P.C.


June 18, 1997

                                                                      Appendix A


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                FORM 10-K/A NO. 3

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM __________ TO _________

                          COMMISSION FILE NUMBER 1-7614

                         FIRSTCITY FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                              76-0243729
     (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

     6400 IMPERIAL DRIVE, WACO, TX                               76712
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

                                 (817) 751-1750
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                               Title of Each Class
                          Common Stock, par value $.01
                     Special Preferred Stock, par value $.01

         INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES [X] NO [_]

         INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO
ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [_]

         INDICATE BY CHECK MARK WHETHER THE REGISTRANT HAS FILED ALL DOCUMENTS AND REPORTS REQUIRED TO BE FILED BY SECTION 12, 13, OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 SUBSEQUENT TO THE DISTRIBUTION OF SECURITIES UNDER A PLAN CONFIRMED BY A COURT. YES [X] NO [_]

         THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AT MARCH 3, 1997 WAS 4,932,390. AS OF SUCH DATE, THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES, BASED UPON THE CLOSING PRICE OF THESE SHARES ON THE NASDAQ NATIONAL MARKET SYSTEM, WAS APPROXIMATELY $70,239,000.

================================================================================

FORWARD LOOKING INFORMATION

         The statements included in this Annual Report on Form 10-K regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, natural disasters and other catastrophes, and other risks and uncertainties described in this Annual Report on Form 10-K and in FirstCity Financial Corporation's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


                                     PART I

ITEM 1. BUSINESS.

         FirstCity Financial Corporation ("FirstCity" or the "Company") is a specialty financial services company that acquires, manages, services and resolves portfolios of performing loans, non-performing loans, other real estate and other financial assets (collectively, "purchased asset pools"). The Company acquires purchased asset pools, by itself and through its equity interests in affiliated partnerships (the "acquisition partnerships"), by means of privately negotiated transactions and competitive bidding. Such purchased asset pools are acquired primarily from financial institutions and other traditional lenders at substantial discounts from their legal balances, and consist principally of commercial and consumer assets that may be performing, under performing or non-performing. The Company manages, services and resolves all of the purchased asset pools acquired by the Company or the acquisition partnerships, as well as the assets owned by FirstCity Liquidating Trust (the "Trust") and certain affiliated entities. The Company generates a significant amount of revenue from servicing the assets of the acquisition partnerships, the Trust and affiliated entities, and believes the experience and expertise of its servicing operations is one of the Company's main strengths and competitive advantages. The Company also performs a minimal amount of servicing for non-affiliated third parties. In the ordinary course of business, the Company sells assets to commercial banks, investment banks, finance companies and other investment partnerships. Additionally, the Company has expanded into speciality finance markets with the acquisition of National Auto Funding Corporation and NAF Auto Loan Trust (collectively, "NAF") and the creation of ETAFirst Funding, Inc. ("ETA"). See "Business Strategy" below.

         Asset Acquisition and Resolution Business. The asset acquisition and resolution business is relatively new, developing in the mid-1980s. In the early 1990s, large quantities of distressed assets were available for acquisition from the Resolution Trust Corporation ("RTC") and the Federal Deposit Insurance Corporation ("FDIC"). Many new competitors entered the market for the acquisition of distressed assets during this period. Since 1993, most sellers of distressed assets have been private sellers, rather than government agencies. Often these sellers are healthy financial institutions which, as a result of state and federal regulations regarding the allocation of regulatory capital, are motivated to dispose of, rather than manage, under performing and non-performing assets.

         The evolution of the distressed asset acquisition market has resulted in a number of significant changes in the Company's core business. The increased experience level of competing acquirors of assets with the capabilities to both acquire and, more significantly, manage, service and resolve such assets permits both acquirors and sellers of such assets to more accurately value and price such assets. The private sellers of assets, often healthy financial institutions, which now comprise a significant majority of sellers of assets into the market, generally have significantly better quality information regarding the distressed assets they make available for sale than did the RTC and FDIC. With better quality information available, a portion of the uncertainty with respect to the ultimate resolution of pools of assets is removed, permitting sellers and buyers to more accurately value and price portfolios. Private sellers also sell assets more frequently in negotiated transactions rather than pursuant to bids which the RTC and FDIC frequently utilized, thereby permitting such sellers to negotiate with potential acquirors, like the Company, that have the proven ability to consummate such transactions. In addition, the distressed asset acquisition business has become significantly more competitive in the last five years with many new entrants into the business. The effect of more competitive pricing on economic returns to the Company, however, has been significantly mitigated by changes in the market for financing available to purchasers of distressed assets. Greater lender familiarity with the risks inherent in the market, combined with increased competition as more lenders compete for business, have resulted in purchasers of distressed assets being able to finance greater portions of the purchase price at lower rates, enabling purchasers like the Company to maintain levels of returns on investments.

         The following table sets forth the annual dollar amount and percentage of purchased asset pools acquired by the Company or the acquisition partnerships from the FDIC and the RTC on a combined basis, and from private sources for the periods indicated.


                      PURCHASED ASSET POOLS -- SELLER TYPE
                             (Dollars in thousands)



                                           SELLER
                 ----------------------------------------------------------
                     FDIC/RTC COMBINED                    PRIVATE
                 -------------------------      ---------------------------
1992                   $66,908       81%               $16,206      19%
1993                   104,835       46                124,091      54
1994                     1,752        1                228,878      99
1995                     1,882        1                211,305      99
1996                    13,902        7                191,622      93


         Purchased asset pools are comprised of non-homogeneous assets, including loans of varying qualities which are secured by varying collateral types and foreclosed properties. Some commercial loans are loans for which resolution is tied primarily to the real estate securing the loan, while others may be collateralized business loans the resolution of which may be based either on business or real estate or other collateral cash flow. Consumer loans may be secured (by real or personal property) or unsecured. Assets comprising purchased asset pools may be performing, under-performing or non-performing. Performing assets are those which debt service payments are being made in accordance with the original or restructured terms of such assets. Under-performing assets are those which debt service payments are being made, but not in accordance with the original or restructured terms of such assets. Non-performing assets are those which no debt service payments are being made.

         The Company has substantial experience acquiring, managing, servicing and resolving a wide variety of asset types and classes. It therefore does not limit itself as to the types of purchased asset pools it will evaluate and purchase. As a result, the main factors determining the Company's willingness to acquire a purchased asset pool include the information which is available regarding the assets within such pool, the price at which such pool can be acquired and the expected net cash flows which might be received from the resolution of such assets.

         Asset Analysis and Servicing. The Company receives information about opportunities to acquire purchased asset pools from a variety of sources. Prior to purchasing any purchased asset pool, the Company performs extensive due diligence on the assets comprising such pool. The Company generally reviews all significant assets in a prospective purchased asset pool, including an analysis of each such asset's projected cash flow and sources of repayment, including the availability of financial guarantees from third parties. After an asset is acquired, the

Company assigns it to an account servicing officer either at its headquarters in Waco, Texas or in one of the Company's other offices. The Company generally establishes servicing operations in locations other than its headquarters with respect to purchased asset pools comprised of assets (which are typically commercial) that are more readily serviced locally because of such pool's significant geographic concentrations. All such offices are temporary and are closed after the assets in the geographic region are substantially resolved. The assigned account officer develops a business plan and budget for each asset based upon a review of the cash flow projections developed during the Company's investment evaluation, a physical inspection of such asset or the collateral underlying the related loan, local market conditions and discussions with the relevant borrower, which is periodically reviewed and revised as necessary.

         The Company manages assets it acquires directly, and generates significant revenue from servicing assets owned by the acquisition partnerships, the Trust and related entities. Management believes that its present computer hardware and software systems are sufficient to manage all presently contemplated growth plans of the Company. The Company also performs a minimal amount of servicing for non-affiliated third parties.

         Location of Purchased Asset Pools. The Company purchases all types of performing, under performing and non-performing loans and assets, including various types of real estate, in all geographical areas within the United States. The Company believes that its willingness to purchase non-homogeneous purchased asset pools in any geographical area within the United States provides it with an advantage over certain competitors which limit themselves to either a specific type of distressed asset or a particular geographical area. Although the Company has no constraints on geographic locations of assets in purchased asset pools; to date, the majority of assets acquired by the Company and the acquisition partnerships have been located in the Northeastern and Southern areas of the United States.

         The following table sets forth, as of the dates indicated, the geographical location of the purchased asset pool assets owned by the Company and the acquisition partnerships, shown as a percentage of all such assets.


                   PURCHASED ASSET POOLS -- ASSET LOCATIONS
               As a Percentage of Total Purchased Asset Pools
                                                                   AS OF
                                                                DECEMBER 31,

LOCATION                                                      1996       1995
--------                                                      ----       ----
Northeast:
    Connecticut.....................................           12.1%      13.7%
    Massachusetts...................................            8.1       16.7
    New Jersey......................................            6.4        6.8
    New York........................................           10.6        9.8
    Pennsylvania....................................            3.7        6.3
    Vermont.........................................            1.1        1.4
    New Hampshire...................................            3.1        3.5
    Maryland........................................            3.0         .6
                                                            -------    -------
        Subtotal....................................           48.1       58.8
South/Southeast:
    Florida.........................................            9.4        7.5
    Georgia.........................................            1.9        2.1
    North Carolina..................................            1.1         .6
    South Carolina..................................            5.8        1.9
    Texas...........................................           17.8       11.7
    Virginia........................................            2.3        2.3
    Louisiana.......................................            1.5        1.9
                                                            -------     ------
        Subtotal....................................           39.8       28.0
West:
    California......................................            3.0        2.0
Midwest:
    Illinois........................................             .8        1.2
    Missouri........................................             .8        1.2
                                                             ------    -------
        Subtotal....................................            1.6        2.4
Other...............................................            7.5        8.8
                                                             ------    -------
        TOTAL.......................................          100.0%     100.0%
                                                              =====      =====


         Structure and Financing of Asset Acquisitions. The Company acquires purchased asset pools both directly and through its equity interests in the acquisition partnerships. Purchased asset pools owned directly by the Company are financed with a combination of senior debt and equity contributed by the Company.

         Each acquisition partnership is a separate legal entity, formed as a limited partnership. The Company and an investor, such as Cargill Financial Services Corporation ("Cargill"- see below), typically form a corporation to serve as the corporate general partner of each acquisition partnership. Typically, the Company and an investor each own 50% of the general partner and a 49% limited partnership interest in the acquisition partnership (the general partner owns the other 2% limited partnership interest). The Company believes that such legal structure insulates the Company and the other acquisition partnerships from certain potential risks, while permitting the Company to share in the economic benefits of each acquisition partnership.

         The acquisition partnerships generally are financed by debt secured only by the assets of such acquisition partnership and nonrecourse to the Company, the investor and the other acquisition partnerships.

         Relationship with Cargill. Cargill provides substantial debt and equity financing to the acquisition partnerships. In addition, the Company believes its relationship with Cargill significantly enhances the Company's competitiveness as an acquiror of purchased asset pools, and that Cargill's prominence in the financial services industry will help the Company as it seeks to expand the scope of its business lines. Cargill is a diversified financial services company and a wholly-owned subsidiary of Cargill, Incorporated, regarded as one of the world's largest privately-held corporations.

         Cargill began investing in acquisition partnerships in 1992. Since 1992, J-Hawk Corporation ("J-Hawk") (and since the Merger, the Company - see below) and Cargill have been parties to a Right of First Refusal Agreement pursuant to which Cargill has the right to participate as an equity investor in certain purchased asset pools. Cargill also provides a $35 million dollar revolving credit facility to the Company. Such facility expires in June 1997. During the third quarter of 1996, thirteen partnerships refinanced the existing senior and subordinated debt with Cargill totaling approximately $80 million.

         Business Strategy. The Company's core business continues to be the acquisition, management, servicing and resolution of purchased asset pools. However, in order to capitalize on its substantial experience in acquiring, managing, servicing and resolving distressed consumer assets, the Company has made a strategic decision to expand the scope of its business lines to take advantage of opportunities in certain additional specialty consumer and finance markets.

         Key elements in the Company's overall business strategy include:

                  o Increasing the Company's investments in purchased asset pools, both separately and through the acquisition partnerships.

                  o Identifying and acquiring, through non-traditional niche sources, distressed assets that meet the Company's investment criteria, which may involve the utilization of special acquisition structures.

                  o Identifying and acquiring additional businesses in the specialty finance markets that meet the Company's investment criteria.

                  o Acquiring, managing, servicing and resolving assets in certain international markets, both separately or in partnership with others, including Cargill.

         On September 21, 1995, FirstCity acquired the capital stock of Diversified Financial Systems, Inc. and Diversified Performing Assets, Inc. (collectively,"Diversified") for $12.9 million in cash and notes. Diversified also specializes in the acquisition and disposition of distressed loans and loan-related assets. The acquisition, accounted for as a purchase, increased FirstCity's assets by approximately $79 million, including $4.8 million attributable to servicing rights held by Diversified and $ 4.6 million of goodwill.

         During the second and third quarters of 1996, FirstCity commenced efforts to expand its business lines into certain sectors of the consumer finance business with the acquisition of National Auto Funding Corporation and NAF Auto Loan Trust (collectively, "NAF") and the creation of ETAFirst Funding, Inc. ("ETA"). NAF underwrites and finances installment contracts generated by third party financial institutions and automobile dealerships in several locations in the United States. These contracts are serviced by Milco Loan Servicing, a wholly-owned subsidiary of the Company acquired in October of 1996. NAF targets certain borrowers with limited credit histories, lower incomes or past credit problems. ETA purchases certain education loans originated by various proprietary training schools, generally at substantial discounts from face value.

         On January 9, 1997, FirstCity executed a letter of intent to merge with Harbor Financial Group, Inc. ("Harbor"). FirstCity and Harbor executed the definitive Agreement and Plan of Merger on March 26, 1997, pursuant to which FirstCity will issue 1,581,000 shares of common stock in exchange for 100% of Harbor's outstanding capital stock. Harbor originates and services residential loans, home improvement loans and commercial mortgages. Harbor has approximately $11 million in equity, assets of over $200 million and 625 employees. The transaction is subject to the approval of both companies' shareholders, and various regulatory approvals.

         Formation of the Company. The Company was formed July 3, 1995 by the merger (the "Merger") of J-Hawk, which was engaged in the asset acquisition, management and resolution business, with and into FirstCity Bancorporation of Texas, Inc. ("FCBOT"), a former bank holding company which had been engaged in a proceeding under Chapter 11 of the Bankruptcy Code since November 1992, following the closure of its banks by regulatory agencies.

         As a result of the Merger, the former holders of common stock of J-Hawk received, in the aggregate, approximately 49.9% of the Company's outstanding common stock in exchange for their shares of J-Hawk common stock and approximately 50.1% of the Company's outstanding common stock was distributed among former security holders of FCBOT. The Company also issued, to certain former security holders of FCBOT, senior subordinated notes (all of which have been redeemed), special preferred stock and warrants, and all of the debt and equity securities of FCBOT outstanding immediately prior to the consummation of the Merger were canceled.

         Pursuant to the Joint Plan of Reorganization ("Plan of Reorganization"), substantially all of the legal and beneficial interest in the assets of FCBOT, other than $20 million in cash, were transferred to the newly-formed Trust, or to subsidiaries of the Trust. Such assets will be liquidated over the life of the Trust pursuant to the terms thereof. FirstCity, as the sole holder of the Class "A" Certificate under the Trust, will receive from the Trust amounts sufficient to pay certain expenses and its obligations under the 9% senior subordinated notes and the special preferred stock. Any amounts in excess of such sums shall be paid to certain of the former security holders of FCBOT pursuant to the terms of the Class "B" and Class "C" certificates of beneficial interests in the Trust. The liquidation of the assets transferred to the Trust will be managed by FirstCity pursuant to an Investment Management Agreement between the Trust and FirstCity. Subsequent to 1996, FirstCity and the Trust entered into an agreement terminating the Investment Management Agreement, pursuant to which FirstCity received approximately $6.8 million.

         After giving effect to certain transactions consummated by J-Hawk and FCBOT immediately prior to the Merger, upon the Merger, the assets of the Company substantially consisted of J-Hawk's interests in the acquisition partnerships, all of J-Hawk's leasehold improvements and equipment, $20 million in cash from FCBOT and the Class "A" Certificate issued by the Trust, which acquired substantially all of FCBOT's other assets upon the Merger.

         As a result of the structure of the Merger and certain related transactions, the Company believes that at the merger date approximately $600 million of net operating loss carry forwards ("NOLs") were available to offset future taxable earnings of the Company, although there can be no assurances that the availability of such NOLs will not be successfully challenged by the IRS.

         Prior to the Merger, the securities of FCBOT were publicly traded and FCBOT was a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the Merger, the Company continued to be a reporting company under the Exchange Act with its securities publicly traded. In November 1995, the common stock and special preferred stock were approved for quotation on the Nasdaq National Market.

EMPLOYEES

         FirstCity had 183 employees as of December 31, 1996. No employee is a member of a labor union or party to a collective bargaining agreement. The Company believes that its employee relations are generally good.

EXECUTIVE OFFICERS OF THE REGISTRANT

         James R. Hawkins, 61, has been Chairman of the Board and Chief Executive Officer of FirstCity since July 3, 1995, and of J-Hawk since 1976.

         James T. Sartain, 48, has been President and Chief Operating Officer of FirstCity since July 3, 1995, and of J-Hawk since 1988.

         Rick R. Hagelstein, 50, has been Executive Vice President and Managing Director of Asset Management of FirstCity since November 1996. Prior thereto, Mr. Hagelstein served as Executive Vice President and Chief Credit Officer of FirstCity since July 3, 1995, and of J-Hawk since 1990. From 1988 to 1990, Mr. Hagelstein was Executive Vice President of ASK Corporation, a manufacturer of solar energy devices.

         Matt A. Landry, Jr., 54, has been Executive Vice President, Senior Financial Officer and Managing Director of Mergers and Acquisitions since November 1996. Prior thereto, Mr. Landry served as Executive Vice President and Chief Financial Officer of FirstCity since July 3, 1995, and of J-Hawk since 1992. From 1988 to 1992, Mr. Landry was President and Chief Operating Officer and a Director of AmWest Savings Association, a savings and loan association.

         Terry R. DeWitt, 39, has been Senior Vice President responsible for Due Diligence and Investment Evaluation of FirstCity since July 3, 1995, and of J-Hawk since 1992. From 1991 to 1992, Mr. DeWitt was Senior Vice President of the First National Bank of Central Texas, a national banking association, and from 1989 to 1991, he was President of the First National Bank of Goldthwaite, a national banking association.

         Steve Fillip, 45, has been Senior Vice President and Chief Credit Officer since November 1996 and Senior Vice President of FirstCity since July 3, 1995, and of J-Hawk since 1991. From 1989 to 1991, Mr. Fillip was Executive Vice President and Chief Credit Officer of BancOne, Texas, N.A. (Waco), a national banking association.

         Joe S. Greak, 48, has been Senior Vice President, Tax Director and Secretary of FirstCity since July 3, 1995, and has been the Tax Manager of FCBOT since 1993. From 1992 to 1993, Mr. Greak was the Tax Manager of New First City - Houston, N.A. Prior thereto, he was Senior Vice President and Tax Director of First City, Texas - Houston, N.A.

         James C. Holmes, 40, has been Senior Vice President and Manager of Finance, Budget and Information Services of FirstCity since July 3, 1995, and of J-Hawk since 1991. From 1988 to 1991, Mr. Holmes was a Vice President of MBank, Waco, a national banking association.

         Kathy McNair, 47, has been Senior Vice President of FirstCity since July 3, 1995, and of J-Hawk since 1992. Ms. McNair is currently Manager of Credit Administration of FirstCity; prior thereto, she was Credit Administration Manager of a wholly owned subsidiary of J-Hawk. From 1990 to 1992, Ms. McNair was a Vice President of Investors Savings Bank, a savings and loan association, and from 1988 to 1990, Ms. McNair was a Vice President of Old Kent Bank Southwest, a state chartered bank.

         Gary H. Miller, 37, has been Senior Vice President and Chief Financial Officer since November 1996. Prior thereto, Mr. Miller served as Senior Vice President and Controller of FirstCity since July 3, 1995, and of J-Hawk since 1994. From 1990 to 1994, Mr. Miller was a senior manager of Jaynes, Reitmeier, Boyd & Therrell, P.C., an independent public accounting firm. From 1988 to 1990, Mr. Miller was a Vice President of NCNB Texas National Bank, a national banking association.

         Jim W. Moore, 46, has been Senior Vice President and Manager of Subsidiary Activities since November 1996. Prior thereto, Mr. Moore served as Senior Vice President and Manager of Assets of FirstCity since July 3, 1995, and of J-Hawk since 1992. From 1990 to 1992, Mr. Moore was a management consultant for MBank, Waco, a national banking association, and from 1988 to 1990, Mr. Moore was President and a Director of Central Texas Savings and Loan, a savings and loan association.

COMPETITION

         The Company's competition varies by geographic location and type of asset being purchased. Generally, competition within each of the markets in which the Company competes is fragmented with national, regional and local competitors, none of which dominates a particular market. The Company's competitors include investment partnerships created for the primary purpose of acquiring distressed assets, commercial banks, investment banks, public and private financial services companies generally similar to the Company and various other legal entities. Certain of the Company's competitors are larger, have greater financial resources than the Company or have lower required financial rates of return on investments than the Company.

ITEM 2.  PROPERTIES.

         FirstCity maintains offices in Waco, Irving, Richardson, and Houston, TX, Irvine, CA, Philadelphia, PA, Richmond, VA, Hartford, CT, Fort Wayne, IN and Franklin, MA. FirstCity leases all its offices, and other than its current headquarters in Waco, Texas, considers all its offices to be temporary. FirstCity leases its current headquarters building from a related party under a noncancellable operating lease which expires December 2001.
All leases of the other offices of FirstCity expire prior to March, 2000.

ITEM 3.  LEGAL PROCEEDINGS.

         Periodically, FirstCity and the acquisition partnerships are parties to or otherwise involved in legal proceedings arising in the normal course of business. FirstCity does not believe that there is any proceeding threatened or pending against it or the acquisition partnerships which, if determined adversely, would have a material adverse effect on the financial position, results of operations or liquidity of FirstCity or the acquisition partnerships.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matters were submitted to a vote of security holders during the fourth quarter ended December 31, 1996.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         FirstCity's common (FCFC) and special preferred (FCFCP) shares were listed on the Nasdaq National Market System effective November 3, 1995, and were traded over the counter beginning July 3, 1995. The number of common stockholders of record on December 31, 1996, was approximately 650.

         High and low stock prices and dividends in 1996 and 1995 are displayed in the following table:

                                                           1996                1996                  1995
                                                          ------            -----------              -----
QUARTER ENDED                                          MARKET PRICE       CASH DIVIDENDS          MARKET PRICE
Common Stock:                                       High          Low          Paid            High          Low
                                                   ------        -----        ------          ------         ----
         March 31.........................         $ 22.88     $ 18.25       $ -             $    -       $    -
         June 30..........................           29.00       18.75         -                  -            -
         September 30(1)..................           29.50       24.63         -                18.50        12.00
         December 31......................           31.88       27.75         -                22.38        15.13

Special Preferred Stock:

         March 31.........................        $  24.75     $ 23.13       $ -             $   -        $   -
         June 30..........................           25.75       24.13         -                 -            -
         September 30 (1).................           26.50       25.31         -               22.38        19.75
         December 31......................           26.50       22.00       3.92 (2)          23.83        21.31

(1) Beginning July 3, 1995, the date of the Merger.
(2) Accrued dividend from July 3, 1995 through September 30, 1996.

         Prior to the Merger of J-Hawk and FCBOT on July 3, 1995, FCBOT's common stock (FBT) was traded over the counter. High and low stock prices for 1995 are displayed in the following table:


                                                                    1995
STOCK PRICES                                                    MARKET PRICE
QUARTER ENDED                                                  High       Low

March 31.................................................     $0.87      $0.25
June 30..................................................      0.75       0.37
September 30 (1).........................................      0.63       0.25

(1) Through July 3, 1995, the date of the Merger.

         Certain information concerning the common stock of FirstCity is included elsewhere herein under the heading "Management's Discussion and Analysis - Common and Preferred Stock Data," and under Notes 2 and 7 to the Consolidated Financial Statements, included elsewhere herein.

ITEM 6.  SELECTED FINANCIAL DATA.

         Selected Financial Data is presented elsewhere herein under the heading "Selected Financial Data" in Item 8 - Financial Statements and Supplementary Data. The Selected Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" under Item 7 of this Report and with the related Consolidated Financial Statements and Notes thereto under Item 8 of this Report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Net earnings for FirstCity Financial Corporation ("FirstCity" or the "Company") were $35.4 million in 1996. After dividends on special preferred stock, earnings attributable to common equity were $27.7 million. These results include $14.6 million associated with the initial revaluation of tax benefits in the second quarter of 1996. Net of tax benefits from this initial revaluation, 1996 earnings applicable to common shareholders were $13.1 million, compared to $10.9 million in 1995. Per share earnings were $5.63 ($2.66 excluding the previously mentioned deferred tax benefit), versus $2.98 per share in 1995.

         Earnings for 1996 were significantly increased by the recognition of certain tax benefits resulting from the Company's reassessment of its valuation allowance (reserve) related to its net operating loss carry forward ("NOL") asset. Realization of the asset is dependent upon generating sufficient taxable earnings to utilize the

NOL. Although realization is not assured, management believes it is more likely than not that FirstCity will generate sufficient taxable income in future periods to utilize the tax benefit recognized. Prior to the second quarter of 1996, the deferred tax asset resulting from the Company's NOL was entirely offset by this valuation reserve. In the second quarter of 1996, the valuation reserve was reduced based on estimates of future income. The amount of tax benefits recognized will be adjusted in future periods should the estimates of future taxable income change. To the extent that there are changes in the estimated reserve, net earnings will be impacted accordingly.

         FirstCity's asset acquisition business remained strong in 1996 with the Company investing in excess of $200 million in asset purchases for the fourth consecutive year. Major acquisitions included:

        -   A $92 million portfolio purchased from a major banking organization.
        -   A $28 million portfolio of automobile finance receivables.
        - A $44 million portfolio purchased in France, marking the commencement of FirstCity's international investment activities.
        -   A $23 million real-estate portfolio.

         In May 1996, FirstCity initiated its sub-prime auto finance lending activity through the acquisition of National Auto Funding Corporation and NAF Auto Loan Trust (collectively, "NAF"), Irving, Texas. NAF owned $33.6 million of loans at year-end, including $17.6 million originated in 1996. FirstCity augmented the allowance for loan losses associated with the NAF portfolio by providing a $2 million provision during 1996.

         The following is an aging of the loans held by NAF at December 31, 1996:


                                              Amount                   %
                                         ----------------       ----------------
Current through 89 days past due         $         31,503                  93.81
90 - 119 days past due                                830                   2.47
Over 120 days past due                              1,250                   3.72
                                         ----------------       ----------------
                                         $         33,583                 100.00

         The results for 1996 reflect $2 million of servicing fees which the Company recognized in conjunction with the $75 million securitization of acquisition partnership performing loans completed in August. The securitization facilitated a refinancing of a majority of the debt of the acquisition partnerships that was completed in September. This refinancing resulted in a $7 million equity distribution to FirstCity as well as a reduction in the overall cost of funds for the acquisition partnerships.

         During 1996, FirstCity redeemed all $106.7 million of senior subordinated notes issued in conjunction with the Merger, reducing the Class A Certificate of the FirstCity Liquidating Trust by a like amount.

         On January 9, 1997, FirstCity executed a letter of intent to merge with Harbor Financial Group, Inc. ("Harbor"), a mortgage banking company headquartered in Houston, Texas. FirstCity and Harbor executed the definitive Agreement and Plan of Merger on March 26, 1997, pursuant to which FirstCity will issue 1,581,000 shares of common stock in exchange for 100% of Harbor's outstanding capital stock. Harbor originates and services conventional and niche residential loans, home improvement loans and commercial mortgages. Harbor has approximately $11 million in equity, assets of over $200 million and 625 employees. The transaction remains subject to the approval of both companies' shareholders, and various regulatory approvals.

         On July 3, 1995, FirstCity was formed by the merger of J-Hawk Corporation ("J-Hawk") and First City Bancorporation of Texas, Inc. ("FCBOT"). For accounting purposes, the merger transaction was treated as an acquisition of FCBOT by J-Hawk. Accordingly, financial information prior to the merger date reflects the historical financial position and results of operations of J-Hawk.

                              RESULTS OF OPERATIONS

         The following table summarizes FirstCity's performance since 1994.

-------------------------------------------------------------------------------------------------

                          CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                       1996           1995           1994
                                                    -----------    -----------    -----------
                                                    (Amounts in thousands, except per share data)
Income:
Net gain on purchased asset pools...............  $      19,510   $     11,984  $       7,636
Servicing fees..................................         12,456         10,903          8,080
Interest income on Class "A"  Certificate.......         11,601          8,597              -
Other interest income...........................          7,707          1,572             69
Rental income on purchased real estate pools ...          3,033          1,277              -
Other income....................................          1,037          1,356            921
                                                    -----------    -----------    -----------
                  Subtotal......................         55,344         35,689         16,706
                                                    -----------    -----------    -----------
Expenses:
Interest on senior subordinated notes payable...          3,892          4,721              -
Interest on other notes payable.................          9,980          4,284          1,812
Provision for loan losses.......................          2,029              -              -
Salaries and benefits...........................         10,822          8,094          7,252
Amortization....................................          3,113          1,534              -
Travel..........................................          1,372            797          1,007
Occupancy.......................................          2,433          1,336          1,289
Legal and accounting............................          2,323            400          1,212
Other general and administrative expense........          6,113          2,688          2,483
                                                    -----------    -----------    -----------
                  Subtotal......................         42,077         23,854         15,055
                                                    -----------    -----------    -----------
Equity earnings of acquisition partnerships               6,125          3,834          7,497
Earnings before income taxes....................         19,392         15,669          9,148
                                                    -----------    -----------    -----------
Provision (benefit) for income taxes............       (16,013)            936          3,121
Net earnings....................................  $      35,405   $     14,733  $       6,027
                                                    ===========    ===========    ===========
Special preferred dividends.....................          7,709          3,876              -
Net earnings to common..........................  $      27,696   $     10,857  $       6,027
                                                    ===========    ===========    ===========
Net earnings per share..........................  $        5.63   $       2.98  $        2.37
                                                    ===========    ===========    ===========
Average shares outstanding......................          4,923          3,642          2,544
                                                    ===========    ===========    ===========
Return on average equity .......................           45.9%          34.5%          33.7%

         The following table analyzes the composition of FirstCity's major revenue sources:

                           ANALYSIS OF REVENUE SOURCES


                                                                  YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------
                                                          1996              1995              1994
                                                      ------------      ------------      ------------
                                                                (Dollars in thousands)
RESULTS DERIVED FROM PURCHASED OR
  ORIGINATED ASSET POOLS
NON-PERFORMING ASSET POOLS:
    Asset portfolios purchased...................   $    33,151       $   111,561       $    27,869
    $ collected..................................        70,940            44,760            18,341
    Net gain on collections......................        19,510            11,984             7,636
    Profit margin on purchased asset pools.......         27.50%            26.77%            41.63%
PERFORMING ASSET POOLS:
    Asset portfolios purchased...................   $    25,525       $         -       $         -
    Loans originated.............................        18,146                 -                 -
    Interest income..............................         6,178                 -                 -

SERVICE FEE REVENUES
ACQUISITION PARTNERSHIPS
    $ collected..................................   $   174,012       $   188,934       $   206,627
    Service fee revenue..........................         6,468             6,834             7,940
    Average service fee %........................          3.72%             3.62%             3.84%

TRUST
    $ collected:
       FDIC receivable...........................   $    35,316       $    30,000       $         -
       Other trust assets........................       123,007            77,371                 -
    Service fee revenue..........................         4,241             3,110                 -
    Average service fee %........................          2.68%             2.90%                -

OTHER AFFILIATED ENTITIES
    $ collected..................................   $    28,636       $    18,218       $     3,741
    Service fee revenue..........................         1,747               959               140
    Average service fee %........................          6.10%             5.26%             3.74%

TOTAL SERVICE FEES
    $ collected..................................   $   360,971       $   314,523       $   210,368
    Service fee revenue..........................        12,456            10,903             8,080
    Average service fee %........................          3.45%             3.47%             3.84%

EQUITY EARNINGS IN
  ACQUISITION PARTNERSHIPS
Asset portfolios purchased.......................   $   146,848       $   101,626       $   202,761
Average FirstCity investment.....................        25,784            14,429            15,180
Equity earnings in investments...................         6,125             3,834             7,497


         The following table analyzes operations of FirstCity's acquisition partnerships:

                      ANALYSIS OF ACQUISITION PARTNERSHIPS


                                                                      YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------
                                                            1996              1995                 1994
                                                       --------------    ---------------     ----------------
                                                                       (Dollars in thousands)
GAINS ON DISPOSITION OF ASSET POOLS
         Gross collections.........................  $       174,012   $       188,934      $        206,627
         Cost of collections.......................          134,507           137,564               143,188
                                                       --------------    ---------------     ----------------
         Total gain on disposition of asset pools..  $        39,505   $        51,370      $         63,439
                                                       ==============    ===============     ================
         Variance from previous year due to:.......
                  Collection levels................  $      (4,057)    $       (5,432)      $         30,187
                  Gross profit margins.............         (8,477)            (7,258)                (3,567)
                  Mix..............................             669                621                (2,724)
                                                       --------------    ---------------     ----------------
         Total variance from previous year.........  $     (11,865)    $      (12,069)      $         23,896
                                                       ==============    ===============     ================

INTEREST INCOME
         Performing asset pools....................  $         7,870   $              -     $              -
         Other.....................................              862                  -                    -

COST OF BORROWING
         Interest expense..........................  $        22,065   $         26,482     $         22,544
         Average borrowings........................          188,231            223,028              204,863
         Average rate..............................            11.72%             11.87%               11.00%

OTHER EXPENSES
         Service fee expense.......................  $         6,809   $          6,834     $          7,940
         Legal.....................................            2,266              2,109                3,864
         Property protection.......................            5,712              3,797                6,523
         Other.....................................              693              2,606                3,342
         Total other expenses......................  $        15,480   $         15,346     $         21,669
                                                       ==============    ===============     ================
NET INCOME.........................................  $        10,692   $          9,542     $         19,226
                                                       ==============    ===============     ================

                              1996 Compared to 1995

         Net earnings for 1996 were $35.4 million, including a $14.6 million deferred tax benefit, compared to $14.7 million in 1995. Net earnings to common shareholders in 1996 were $27.7 million ($13.1 million excluding the tax benefit) up $16.8 million or 155% from $10.9 million in 1995. On a per share basis, earnings attributable to common equity were $5.63 ($2.66 excluding the tax benefit) for 1996 compared to $2.98 per share for 1995, an 89% increase.

         NET GAIN ON PURCHASED ASSET POOLS. The net gain on purchased asset pools increased 63% to $19.5 million in 1996 from $12.0 million in 1995. The average investment in purchased asset pools in 1996 of $104.2 million exceeded the average investment levels for such period in 1995 of $47.0 million, with the resulting gain on disposition of purchased asset pools higher in 1996 due to increased levels of collections on larger asset pools. In the second quarter of 1995, gains of approximately $3 million resulted from a sale of approximately $12 million in loans to a partnership owned by certain executive officers of J-Hawk, as a part of the spin off transaction completed in conjunction with the Merger. The profit margin on collections in 1996 was 28% as compared to 27% in 1995.

         SERVICING FEES. Servicing fees grew to $12.5 million in 1996 from $10.9 million in 1995, an increase of 14%. In connection with the $75 million securitization of performing loans from the acquisition partnerships completed in August 1996, FirstCity recognized $2.0 million of servicing fees as a result of the sale of assets by the Acquisition Partnerships. Neither FirstCity or the Acquisition Partnerships have any future obligation related to the assets sold. Excluding fees from collection of Trust assets, servicing fees increased $.4 million from 1995. Subsequent to 1996, FirstCity and the Trust entered into a tentative agreement which proposes the dissolution of the Investment Management Agreement (asset servicing agreement between FirstCity and the Trust), whereby FirstCity will receive approximately $6.8 million as a result of the dissolution.

         INTEREST INCOME AND EXPENSE. Interest income on the Trust Class A Certificate was recorded for only the two post merger quarters in 1995 and all four quarters of 1996. Interest income on the Trust Class A Certificate represents reimbursement to FirstCity (by the Trust) of interest expense of $3.9 million on the senior subordinated notes (all of which were redeemed by July, 1996) and accrual of dividends of $7.7 million on special preferred stock. The Company realized other interest income primarily from performing loans acquired beginning in the third quarter of 1995. Interest expense on other notes payable rose in proportion to higher volumes of debt associated with the purchase of asset pools and equity interest in acquisition partnerships and operating subsidiaries.

         OTHER INCOME AND EXPENSE. Rental income on purchased real estate pools resulted from a third quarter 1995 acquisition of a pool consisting entirely of real estate assets. On this and other real estate purchases, the net operating income derived from such assets is recognized as other income, while gains on sales are recognized upon disposition of the asset. FirstCity augmented the allowance for loan losses associated with the NAF portfolio by providing a $2.0 million provision in 1996.

         GENERAL AND ADMINISTRATIVE EXPENSE. Salaries and benefits, amortization and other general and administrative expenses (including travel, legal and accounting fees, occupancy and other expenses) increased $11.3 million, reflecting higher costs since acquiring Diversified in 1995, increased property expenses and amortization of goodwill and servicing rights in 1996 (such expenses were incurred only in a portion of 1995). Also, other general and administrative expenses in 1995 included a recovery of $.7 million of prior year expenses related to the Merger (which expenses were reimbursed by FCBOT).

         EQUITY IN EARNINGS OF ACQUISITION PARTNERSHIPS. Equity in earnings of acquisition partnerships in 1996 increased $2.3 million from 1995, partially as a result of the securitization and refinancing described above. Collections in the acquisition partnerships decreased $14.9 million, or 7.9%, and caused a decrease in gross profit of $4.1 million. Lower gross profit margins reduced earnings by $8.5 million. However, this decrease was more than offset by interest income on newly-acquired performing asset pools ($7.9 million) and a more favorable method of income allocation and a lower cost of funding on certain new partnerships.

         INCOME TAXES. Federal income taxes are provided at a 35% rate applied to taxable income. The Company believes NOLs are available to it after July 3, 1995, and are recognized as an offset to the provision in the period during which the benefit is realized. A deferred tax benefit of $14.6 million was recorded in the second quarter of 1996, and an additional $1.9 million was recorded in the fourth quarter. Realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carry forward period change.

                              1995 COMPARED TO 1994

         Net earnings in 1995 were $14.7 million, up 144% from $6.0 million in 1994. Net earnings to common shareholders in 1995 were $10.9 million, up 80% from $6.0 million in 1994. On a per share basis, earnings attributable to common equity were $2.98 for 1995 compared to $2.37 per share for 1994, a 26% increase.

         NET GAIN ON PURCHASED ASSET POOLS. The net gain on purchased asset pools increased 57% to $12.0 million in 1995 from $7.6 million in 1994. The 1995 gain includes approximately $3 million from the sale of $12 million in loans to a partnership owned by certain executive officers of J-Hawk, as part of the spin off transaction completed in conjunction with the merger. Even with the spin off of $12 million in asset pools in connection with the merger in June 1995, the average investment in purchased asset pools in 1995 of $47.0 million exceeded the average investment levels for 1994 of $16.7 million, with the resulting gain on disposition of purchased asset pools higher in 1995 due to increased levels of collections on larger asset pools. The profit margin on collections in 1995 was 26.77% as compared to 41.63% in 1994.

         SERVICING FEES. Servicing fees grew to $10.9 million in 1995 from $8.1 million in 1994, an increase of 35%. Excluding $3.1 million in fees from collection of Trust assets, servicing fees were relatively flat as compared with 1994 ($7.8 million in 1995 as compared to $8.1 million in 1994) because of similar collection levels achieved in the remaining serviced asset pools.

         INTEREST INCOME AND EXPENSE. As a result of the merger, interest income on the Class A Certificate was recorded in 1995, representing reimbursement to FirstCity (by the Trust) of interest expense of $4.7 million on the senior subordinated notes and accrual of dividends of $3.9 million on special preferred stock. Other interest income resulted primarily from loans acquired in the Diversified transaction. Interest expense on other notes payable rose in proportion to higher volumes of debt associated with purchased asset pools owned by the Company.

         OTHER INCOME. Rental income on purchased real estate pools resulted from a 1995 acquisition of a pool consisting entirely of real estate assets. For such assets, rental income and expenses are recognized when earned and incurred, respectively.

         GENERAL AND ADMINISTRATIVE EXPENSE. Salaries and benefits, amortization and other general and administrative expenses (including travel, legal and accounting fees, occupancy and other expenses) increased 12%, reflecting higher staffing costs since acquiring Diversified and amortization of goodwill and servicing rights in 1995 (none in 1994).

         EQUITY IN EARNINGS OF ACQUISITION PARTNERSHIPS. Equity earnings of acquisition partnerships in 1995 decreased $3.7 million from 1994. Collections in the acquisition partnerships decreased $18 million, or 9%, and caused a reduction in gross profit of $5.4 million. The gross profit margin declined 3.5% from 30.7% in 1994 to 27.2% in 1995 and reduced gross profit by $7.3 million. This reduction in gross profit margin is due to collections from lower profit margin pools that comprised a larger percentage of overall collections of acquisition partnerships in 1995 as compared to 1994. These lower profit margin pools are pools acquired more recently and have lower margins as a result of the purchase of higher quality assets and increased competition for the purchases of such pools.

         FEDERAL INCOME TAXES. Federal income taxes are provided at 35% of taxable income in 1995. FirstCity believes net operating loss carry forwards are available to FirstCity after July 3, 1995, and are recognized as an offset to the provision in the period during which the benefit is realized.

                         LIQUIDITY AND CAPITAL RESOURCES

         The following table analyzes the components of portfolio and corporate debt, capital positions at the Company and in the acquisition partnerships and associated leverage ratios of FirstCity and the acquisition partnerships:

                      ANALYSIS OF COMBINED DEBT AND EQUITY

                                                                            1996               1995
                                                                          --------            ------
                                                                             (Dollars in thousands)
AVERAGE DEBT OUTSTANDING:
    Borrowing by acquisition partnerships, non-recourse               $       188,231  $         223,028
    Borrowings secured by purchased asset pools, non-recourse                  58,898             36,348
    Borrowings secured by automobile receivables, non-recourse                 14,885                  -
    Senior subordinated notes, with recourse                                   43,288             52,614
    Other secured corporate borrowings, with recourse                          26,773              3,851
                                                                       --------------   ----------------
    Total average debt outstanding                                    $       332,075  $         315,841

COMBINED EQUITY AT YEAR END:
    FirstCity Financial Corporation                                   $        74,213  $          46,251
    Minority interest in
        acquisition partnerships                                               18,447             20,462
                                                                       --------------   ----------------
    Total equity                                                      $        92,660  $          66,713

LEVERAGE RATIOS:
    Average debt to combined equity                                            3.58:1             4.73:1
    Average debt (excluding senior
        subordinated debt) to combined equity                                  3.12:1             3.95:1

AVERAGE COST OF FUNDS:
    Borrowing by acquisition partnerships, non-recourse                          11.7%              11.9%
    Borrowings secured by purchased asset pools, non-recourse                    10.0               10.8
    Borrowings secured by automobile receivables, non-recourse                    8.5                 -
    Senior subordinated notes, with recourse                                      9.0                9.0
    Other secured corporate borrowings, with recourse                            10.1                9.2



         Generally, the liquidity needs of FirstCity are for operations, payment of debt, equity for acquisitions of purchased asset pools, investments in and advances to acquisition partnerships and other investments by the Company. The sources of liquidity are funds generated from operations, distributions from the Trust to the Company as the sole holder of the Trust Class A Certificate, equity distributions from acquisition partnerships and short term borrowings from revolving lines of credit and other specific purpose short term borrowings.

         FirstCity contributed equity to acquisition partnerships totaling $30.7 million to facilitate the purchase of $146.8 million in portfolios of assets during 1996 and also acquired $58.7 million in purchased asset pools. In 1996, FirstCity borrowed $35 million and repaid $21 million under a credit facility provided by Cargill, increasing the balance under that facility to $19.4 million at year end. Such facility matures on June 30, 1997, and is secured by substantially all of the unencumbered equity interest in subsidiaries and acquisition partnerships and certain other assets of the Company.

         In 1996, NAF borrowed $25 million under a $50 million Warehouse Credit Agreement with ContiTrade Services L.L.C. to purchase and originate auto loans through NAF. As the origination of auto loans increases, NAF can borrow under this facility and repay with the proceeds of securitizations. Increases in loan originations may require additional equity infusions into NAF to comply with the borrowing base terms of the Warehouse Credit Agreement.

         On March 29, 1996, FirstCity redeemed early $53.3 million of its senior subordinated notes by means of a distribution from the Trust. During the second quarter of 1996, $1 million of notes held by the Trust were redeemed. On July 26, 1996, the remaining $52.3 million of notes were redeemed via another distribution from the Trust. In the fourth quarter of 1996, FirstCity paid (via Trust distribution) $9.6 million accrued dividends (through September 30, 1996) on special preferred stock. On January 15, 1997, FirstCity paid the accrued dividend of $1.9 million for the fourth quarter of 1996. Subsequent to December 31, 1996, the Company purchased approximately $6.4 million of special preferred stock with a distribution from the Trust. Each of these transactions resulted in a corresponding reduction in the Trust Class A Certificate.

         In the future, FirstCity anticipates being able to raise capital through public debt or equity offerings, thus enhancing the investment and growth opportunities of the Company. The Company believes that these and other sources of liquidity, including refinancing the Cargill credit facility to the extent necessary, securitizations, and funding from senior lenders providing funding for acquisition partnership formation and direct portfolio and business acquisitions, should prove adequate to continue to fund the Company's contemplated investment activities. At December 31, 1996, total common equity was $74.2 million and is considered by management adequate to support the current capital requirements and planned growth of the Company.

                         COMMON AND PREFERRED STOCK DATA

         FirstCity's common (FCFC) and special preferred (FCFCP) shares were listed on the Nasdaq National Market System effective November 3, 1995, and were traded over the counter beginning July 3, 1995. The number of common stockholders of record on December 31, 1996, was approximately 650. High and low stock prices and dividends in 1996 and 1995 are displayed in the following table:

                                                           1996                  1996                    1995
                                                          ------              -----------               ------
QUARTER ENDED                                          MARKET PRICE         CASH DIVIDENDS           MARKET PRICE
Common Stock:                                       High          Low            Paid             High          Low
                                                    ----          ---            ----             ----          ---
         March 31.........................         $ 22.88     $ 18.25       $     -          $     -      $      -
         June 30..........................           29.00       18.75             -                -             -
         September 30(1)..................           29.50       24.63             -             18.50         12.00
         December 31......................           31.88       27.75             -             22.38         15.13

Special Preferred Stock:
         March 31.........................        $  24.75     $ 23.13       $     -          $     -      $      -
         June 30..........................           25.75       24.13             -                -             -
         September 30 (1).................           26.50       25.31             -             22.38         19.75
         December 31......................           26.50       22.00           3.92 (2)        23.83         21.31

(1)      Beginning July 3, 1995, the date of the Merger.
(2)      Accrued dividend from July 3, 1995 through September 30, 1996.

         The Company believes that the best use of its available cash is investment in purchased asset pools, acquisition partnerships or other investment opportunities; therefore, no dividends have been paid on common stock and none are expected to be paid in the foreseeable future. A dividend of $.7875 per share on special preferred stock for the fourth quarter of 1996 was paid on January 15, 1997.

                                 FOURTH QUARTER

         Net earnings for the fourth quarter of 1996 were $7.0 million, including a $1.9 million deferred tax benefit. After dividends on the Company's special preferred stock, earnings attributable to common equity were $5.1 million, or $1.03 per share. These results represent an annualized return on average equity of 28.3%. Earnings for the fourth quarter of 1995 were $5.6 million. After dividends on the Company's special preferred stock, earnings attributable to common equity were $3.7 million in 1995, or $.75 per share, representing 33.1% annualized return on average equity. The following table presents a summary of operations for the fourth quarters of 1996 and 1995.


                  CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS


                                                        1996                   1995
                                                       Fourth                 Fourth
                                                       Quarter                Quarter
                                               (Dollars in thousands, except per share data)
Income...........................................   $     13,644         $     16,639
Expenses.........................................         10,656               12,694
Equity earnings of acquisition partnerships......          1,872                1,665
Earnings before income taxes.....................          4,860                5,610
Provision (benefit) for income taxes.............        (2,142)                    -
                                                     -----------          -----------
Net earnings.....................................   $      7,002         $      5,610
                                                     ===========
Special preferred dividends......................          1,937                1,938
Net earnings to common...........................   $      5,065         $      3,672
                                                     ===========
Net earnings per share...........................   $       1.03         $       0.75


         The reductions in income and expenses from the fourth quarter of 1995 to that of 1996 were caused primarily by the absence of $2.4 million of interest on senior subordinated notes (and corresponding interest income on Class "A" Certificate) that were redeemed earlier in 1996. Equity in earnings of acquisition partnerships was relatively flat. A deferred tax benefit of $1.9 million was recognized in the fourth quarter of 1996.

                       EFFECT OF NEW ACCOUNTING STANDARDS

         Effective January 1, 1996, FirstCity adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and No. 123, "Accounting for Stock-Based Compensation". Neither of these standards had a material impact on the financial condition or results of operations of FirstCity.

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.

                                  RISK FACTORS

         FirstCity's future results of operations are dependent upon a number of factors: (1) differences between projected and actual cash flows of purchased asset pools, (2) continued availability of potential asset pool acquisitions,
(3) availability of net operating loss carry forwards, (4) changes in interest rates, (5) continuation of current business affiliation with Cargill, (6) sources of financing and (7) general economic conditions.

         DIFFERENCES BETWEEN PROJECTED AND ACTUAL CASH FLOWS OF PURCHASED ASSET POOLS. Many of the assumptions upon which the future collections in purchased asset pools are based are subject to significant uncertainties; some assumptions will inevitably be incorrect. Additionally, unanticipated events and circumstances may occur. There will always be differences between projected and actual results because of these unanticipated events and circumstances.

         CONTINUED AVAILABILITY OF POTENTIAL ASSET POOL ACQUISITIONS. FirstCity believes that financial institutions and other lenders will continue to offer asset pools as a result of their continuing consolidation and investor and regulatory pressure to dispose of non-performing and under-performing assets. However, changes in the regulatory environment could cause the increased asset pool sales to decline in the future.

         AVAILABILITY OF NET OPERATING LOSS CARRY FORWARDS. Although FirstCity believes that the net operating loss carry forwards are available to offset future taxable earnings of FirstCity, there is no authority governing many of the tax aspects of the Merger primarily because some determinations may be questions of fact. Additionally, no ruling has been obtained from the Internal Revenue Service regarding the availability of the net operating loss carry forwards to FirstCity, therefore there can be no assurances that the tax aspects of the Merger and the availability of the net operating loss carry forwards will not be challenged by the Internal Revenue Service.

         CHANGES IN INTEREST RATES. Most of the indebtedness incurred by FirstCity and its acquisition partnerships is floating rate debt, the rates of which change when certain short term benchmark rates increase. If these benchmark rates increase beyond what FirstCity had originally projected, the profitability of FirstCity and the acquisition partnerships will be adversely affected.

         CONTINUATION OF THE CURRENT BUSINESS AFFILIATION WITH CARGILL. FirstCity attributes a significant portion of its recent financial success to its affiliation with Cargill. Participation by Cargill in a transaction provides assurances to any potential seller of a portfolio of distressed assets that FirstCity will have the financial ability to consummate the targeted portfolio acquisition. In addition, FirstCity believes that Cargill's general reputation in the financial markets provides FirstCity with more opportunities to acquire portfolios than FirstCity would otherwise have acting alone. Discontinuation of this arrangement with Cargill could have a negative economic impact upon the continued results of operations of FirstCity.

         SOURCES OF FINANCING. FirstCity's continued success in its distressed asset acquisition business is dependent upon the availability of senior debt financing for the acquisition partnerships. Although FirstCity continues to enjoy good relationships with its current lenders and to develop new sources of senior debt financing, there can be no assurances that these and other sources of senior debt financing will be available in the future.

         GENERAL ECONOMIC CONDITIONS. When FirstCity acquires an asset pool, cash flows and sale prices are projected based upon the economic conditions then prevailing and projected in the United States and in the economic region in which the asset is situated. If such economic conditions substantially deteriorate, FirstCity's earnings from its then existing asset portfolios may be adversely affected, but additional opportunities to acquire new asset portfolios will be expected to be available.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                  December 31,
                                                                                  ------------
                                                                           1996                  1995
                                                                           ----                  ----
                                                                       (Dollars in thousands, except per
                                                                                  share data)
Assets
Cash and cash equivalents......................................    $             11,441  $             8,370
Purchased asset pools and loan receivables, net................                 107,637               95,939
Equity investments in and advances to acquisition
    partnerships...............................................                  21,761               26,187
Class "A" Certificate of FirstCity Liquidating Trust...........                  53,617              162,245
Deferred tax benefit...........................................                  16,500                    -
Other assets, net..............................................                  16,257               16,148
                                                                    -------------------   ------------------
        Total Assets...........................................    $            227,213  $           308,889
                                                                    ===================   ==================

Liabilities, Special Preferred Stock and Shareholders' Equity
Liabilities:
    Notes payable, secured.....................................    $             91,924  $            85,518
    Senior subordinated notes payable..........................                       -              106,690
    Notes payable to others....................................                   4,747                8,988
    Other liabilities..........................................                   2,712                5,887
                                                                    -------------------   ------------------
        Total Liabilities......................................                  99,383              207,083
                                                                    -------------------   ------------------
Commitments and contingencies..................................                       -                    -
Special preferred stock, including dividends of $1,938
    and $3,876, respectively (nominal stated value of
    $21 per share; 2,500,000 shares authorized;
    2,460,911 issued and outstanding)..........................                  53,617               55,555
Shareholders' equity:
    Optional preferred stock (par value $.01 per share;
        100,000,000 shares authorized; no shares issued
        or outstanding)........................................                       -                    -
    Common stock (par value $.01 per share;
        100,000,000  shares authorized; issued and
        outstanding: 4,932,360 and 4,921,422 shares,
        respectively)..........................................                      49                   49
    Paid in capital............................................                  23,182               22,916
    Retained earnings..........................................                  50,982               23,286
                                                                    -------------------   ------------------

        Total Shareholders' Equity.............................                  74,213               46,251
                                                                    -------------------   ------------------
        Total Liabilities, Special Preferred Stock and
           Shareholders' Equity................................    $            227,213  $           308,889
                                                                    ===================   ==================


See accompanying notes to consolidated financial statements.


                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME



                                                                Year Ended December 31,
                                                                -----------------------
                                                     1996               1995              1994
                                                     ----               ----              ----
                                                   (Amounts in thousands, except per share data)
Proceeds from disposition and
    payments received on purchased
    asset pools.............................    $       70,940    $        44,760   $        18,341
Cost of purchased asset pools...............            51,430             32,776            10,705
                                                 -------------      -------------     -------------
    Net gain on purchased asset pools.......            19,510             11,984             7,636
Other income:
    Servicing fees..........................            12,456             10,903             8,080
    Interest income on Class"A"
        Certificate.........................            11,601              8,597                 -
    Other interest income...................             7,707              1,572                69
    Rental income on purchased real
        estate pools........................             3,033              1,277                 -
    Other...................................             1,037              1,356               921
                                                 -------------      -------------     -------------
                                                        55,344             35,689            16,706
                                                 -------------      -------------     -------------
Expenses:
    Interest on senior subordinated
        notes payable.......................             3,892              4,721                 -
    Interest on other notes payable.........             9,980              4,284             1,812
    Provision for loan losses...............             2,029                  -                 -
    Salaries and benefits...................            10,822              8,094             7,252
    Amortization............................             3,113              1,534                 -
    Other general and administrative........            12,241              5,221             5,991
                                                 -------------      -------------     -------------
                                                        42,077             23,854            15,055
                                                 -------------      -------------     -------------

Equity in earnings of acquisition
    partnerships............................             6,125              3,834             7,497
                                                 -------------      -------------     -------------
    Earnings from operations before
        income taxes........................            19,392             15,669             9,148

                                                 -------------      -------------     -------------
Provision (benefit) for income taxes........          (16,013)                936             3,121
                                                 -------------      -------------     -------------

        Net earnings........................    $       35,405    $        14,733   $         6,027
                                                 =============      =============     =============
Special preferred dividends.................             7,709              3,876                 -
                                                 -------------      -------------     -------------
Net earnings to common shareholders.........    $       27,696    $        10,857   $         6,027
                                                 =============      =============     =============
Net earnings per share......................    $         5.63    $          2.98   $          2.37
                                                 =============      =============     =============
Weighted average shares outstanding.........             4,923              3,642             2,544
                                                 =============      =============     =============




                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                      Number of                                                            Total
                                        Common          Common         Paid in         Retained        Shareholders'
                                        Shares          Stock          Capital         Earnings            Equity
                                    --------------   ------------    ------------    -------------     --------------
                                                                        (Dollars in thousands)

Balances, January 1, 1994...........        78,708  $         787   $       1,812   $       12,541    $        15,140
Net earnings for 1994...............             -              -               -            6,027              6,027
Stock dividend......................        78,708            787               -            (787)                  -
                                    --------------   ------------    ------------    -------------     --------------

Balances, December 31, 1994.........       157,416          1,574           1,812           17,781             21,167

Common stock issued.................         5,935             59             720                -                779
Common stock retired................      (11,080)          (111)         (1,089)                -            (1,200)
Net assets spun off to Combined
   Financial Corporation............             -              -               -          (5,352)            (5,352)
Merger with First City
   Bancorporation of Texas, Inc
   (note 2).........................     4,769,151        (1,473)          21,473                -             20,000
Net earnings for 1995...............             -              -               -           14,733             14,733
Preferred stock dividends...........             -              -               -          (3,876)            (3,876)
                                    --------------   ------------    ------------    -------------     --------------
Balances, December 31, 1995.........     4,921,422             49          22,916           23,286             46,251

Exercise of warrants, options and
   employee stock purchase plan.....        10,938              -             266                -                266
Net earnings for 1996...............             -              -               -           35,405             35,405
Preferred stock dividends...........             -              -               -          (7,709)            (7,709)
                                    --------------   ------------    ------------    -------------     --------------

Balances, December 31, 1996.........     4,932,360  $          49   $      23,182   $       50,982    $        74,213
                                    ==============   ============    ============    =============     ==============

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                  1996              1995              1994
                                                                --------          --------          --------
                                                                           (Dollars in thousands)
Cash flows from operating activities:
    Net earnings........................................   $         35,405   $       14,733    $         6,027
    Adjustments to reconcile net earnings to net cash
       used in operating activities, net of effect of
       acquisitions:
         Cost of collections............................             51,430           32,776             10,705
         Purchase of asset pools........................           (77,964)         (42,727)           (27,869)
         Provision for loan losses......................              2,029                -                  -
         Equity in earnings of acquisition partnerships.            (6,125)          (3,834)            (7,497)
         Collections on performing asset pools..........             11,646            1,293                  -
         Deferred income tax expense (benefit)..........           (16,500)             (64)              1,481
         Depreciation and amortization..................              4,047            1,886                299
         (Increase) decrease in other assets............            (9,255)         (10,881)                270
         Increase (decrease) in other liabilities.......            (3,300)             (25)                278
                                                             --------------     ------------      -------------
         Net cash used in operating activities..........            (8,587)          (6,843)           (16,306)
                                                             --------------     ------------      -------------

Cash flows from investing activities, net of effect
     of acquisitions:
     Advances to acquisition partnerships and affiliates            (1,256)          (9,755)                  -
     Payments on advances to acquisition partnerships and
       affiliates.......................................              9,821              169                  -
     Acquisition of subsidiaries........................              (302)          (7,753)                  -
     Principal and special preferred dividend payments on
       Class "A" Certificate............................            115,337                -                  -
     Property and equipment, net........................            (1,026)          (1,385)              (435)
     Contributions to acquisition partnerships..........           (30,704)          (3,583)            (4,431)
     Distributions from acquisition partnerships........             31,279            5,206             12,327
                                                             --------------     ------------      -------------
         Net cash provided by (used in) investing activities        123,149         (17,101)              7,461
                                                             --------------     ------------      -------------

Cash flows from financing activities, net of effect
     of acquisitions:
     Borrowings under notes payable.....................            103,619           49,224             23,763
     Payments of notes payable .........................          (100,039)         (40,726)           (11,888)
     Payment of senior subordinated notes payable ......          (105,690)                -                  -
     Additions to notes payable to stockholders and officers              -            1,930              1,695
       Reduction of notes payable to stockholders and officers            -          (1,843)            (3,456)
     Capital contribution of First City Bancorporation of
       Texas, Inc.......................................                  -           20,000                  -
     Proceeds from issuing common stock.................                266              779                  -
     Dividends paid.....................................            (9,647)                -                  -
     Retirement of common stock.........................                  -          (1,200)                  -
                                                             --------------     ------------      -------------
         Net cash provided by (used in) financing activities      (111,491)           28,164             10,114
                                                             --------------     ------------      -------------

Net increase in cash....................................   $          3,071   $        4,220    $         1,269
Cash, beginning of year.................................              8,370            4,150              2,881
                                                             --------------     ------------      -------------

Cash, end of year.......................................   $         11,441   $        8,370    $         4,150
                                                             ==============     ============      =============
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
       Interest.........................................   $         13,822   $        8,683    $         1,794
                                                             ==============     ============      =============
       Income taxes.....................................   $            116   $        1,000    $         4,690
                                                             ==============     ============      =============



See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 1996, 1995 and 1994
                             (Dollars in thousands)

         (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A) BASIS OF PRESENTATION

         As more fully discussed in Note 2, on July 3, 1995, FirstCity Financial Corporation (the "Company" or "FirstCity") was formed by the merger of J-Hawk Corporation and First City Bancorporation of Texas, Inc. Historical financial statements prior to the merger date reflect the financial position and results of operations of J-Hawk Corporation.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimation of future collections on purchased asset pools used in the calculation of net gain on purchased asset pools. Actual results could differ materially from those estimates.

         (B) DESCRIPTION OF BUSINESS

         The Company is a specialized financial services company which evaluates, acquires, manages, services and disposes of portfolios of performing loans, non-performing loans, other real estate and other financial assets (collectively, purchased asset pools). A significant amount of loans are secured by real estate located throughout the United States. The Company purchases these asset pools at substantial discounts from their original legal principal amounts from financial institutions, other lenders and regulatory agencies of the United States. Purchased asset pools are acquired in privately negotiated transactions, in sealed bid sales limited to a small number of invited participants, and in public sealed bid sales. Purchased asset pools are acquired on behalf of the Company or its wholly-owned subsidiaries, and on behalf of legally independent partnerships (acquisition partnerships) in which an affiliate of the Company is the general partner and the Company and other investors are limited partners.

         The Company also services, manages and disposes of all of the assets it, its affiliated acquisition partnerships, or other related entities acquire. The Company services all such assets until they are collected or sold and does not manage assets for non-affiliated third parties; however, minimal servicing for non-affiliated third parties is provided. In the ordinary course of business, the Company sells assets to commercial banks, investment banks, finance companies and other investment partnerships. The Company has also expanded its business lines into certain sectors of the consumer finance business of originating and servicing niche consumer receivables.

         (C) PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Company. Investments in 20 percent to 50 percent owned affiliates are accounted for on the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

         (D) CASH EQUIVALENTS

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company, at December 31, 1996 and periodically throughout the year, has maintained balances in various operating and money market accounts in excess of federally insured limits.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

         (E)  PURCHASED ASSET POOLS AND LOAN RECEIVABLES

         Purchased asset pools and loan receivables are reflected in the accompanying financial statements as non-performing asset pools, performing asset pools, automobile finance receivables or purchased real estate pools. The following is a description of each such classification and the related accounting policy accorded to each asset type:

         Non-performing Asset Pools

         Non-performing asset pools consist primarily of distressed loans and loan related assets, such as foreclosed upon collateral. Non-performing asset pools are designated as such if the preponderance of loans in the pool are not being repaid in accordance with the contractual terms of the underlying loan agreements. Such pools are acquired on the basis of an evaluation by the Company of the timing and amount of cash flow expected to be derived from borrower payments or disposition of the underlying collateral securing the loan.

         All non-performing asset pools are purchased at substantial discounts from their outstanding legal principal amount and the total of the aggregate of expected future sales prices and the total payments to be received from obligors. Subsequent to acquisition, the amortized cost of non-performing asset pools is evaluated for impairment on a quarterly basis. A valuation allowance is established for any impairment indentified subsequent to acquisition. Such allowance is charged to earnings in the period identified, however, no impairment has been identified during any of the periods presented.

         Gross profit from dispositions and payments received on non-performing asset pools is recognized as income to the extent that proceeds collected on the asset pool exceed a pro-rata portion of allocated cost from the purchased asset pool. Cost allocation is based on a proration of actual collections divided by total estimated collections of the pool. No interest income is recognized separately on non-performing asset pools. Such amounts are included in proceeds from dispostion and payments received on purchased asset pools as realized. Accounting for these pools is on a pool basis as opposed to an individual asset by asset basis.

         Performing Asset Pools

         Performing asset pools consist primarily of pools of consumer and commercial loans acquired from the originator of such loans at a discount from the aggregate amount of the borrowers' obligation. Pools are classified as performing if the preponderance of the loans are being repaid in accordance with the current terms of the notes.

         Performing asset pools are carried at the unpaid principal balance of the underlying loans, net of acquisition discounts. Interest is recognized when earned in accordance with the contractual terms of the loans. The recognition of interest is discontinued once a loan becomes past due 90 days or more. Acquisition discounts for the pool as a whole are amortized as an adjustment to yield over the estimated life of the pool. Accounting for these pools is on a pool basis as opposed to an individual basis.

         Performing asset pools are evaluated for impairment on a quarterly basis. Impairment is measured based on the present value of expected future cash flows of the pool discounted at the loans' effective interest rate, or the fair value of the collateral less estimated selling costs, if the loan is collateral dependent and foreclosure is probable. Any impairment identified is recorded as a provision for possible loss and charged to earnings

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

    in the period identified, however, no impairment has been identified for any periods presented.

         Automobile Finance Receivables

         Automobile finance receivables consist of sub-prime automobile finance receivables, which are acquired from third party dealers, purchased at a non-refundable discount from the contractual principal amount. This discount is allocated between discount available for loan losses and discount available for accretion to interest income. Discounts allocated to discounts available for accretion are deferred and accreted to income using the interest method. To date all acquired discounts have been allocated as discounts available for loan losses. To the extent the discount is considered insufficient to absorb anticipated losses on acquired portfolios, additions to the allowance are made through a provision for loan losses (see note 3). The evaluation of the allowance considers portfolio performance, historical losses, delinquency statistics, collateral valuations and current economic conditions. Such evaluation is made on an individual loan basis using a static pool analysis. Interest on automobile finance receivables is accrued in accordnace with the contractual terms of the loans. The recognition of interest is discontinued once a loan becomes ninety days or more past due.

         Purchased Real Estate Pools

         Purchased real estate pools consist of real estate assets acquired in pool purchses from a variety of sellers. Such pools are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of real estate are capitalized, whereas those relating to holding assets are charged to expense. Rental income, net of expenses, on purchased real estate pools is recognized when received.

         The Company has adopted Statement of Financial Accounting Standards
    (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, for its performing assets pools and automobile finance receivables which requires creditors to evaluate the collectibility of both contractual interest and principal of loans when assessing the need for a loss accrual. Impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral dependent and foreclosure is probable. The adoption of SFAS No. 114 had no impact on the financial statements of the Company.

         (F)  PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost, less accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets.

         (G)  INTANGIBLES

         Intangible assets represent the excess of cost over fair value of assets acquired in connection with purchase transactions as well as the purchase price of future service fee revenues. These intangible assets, goodwill and servicing rights, are amortized over periods estimated to coincide with the expected life of the underlying asset pool owned or serviced by the acquired subsidiary. The Company periodically evaluates the existence of intangible asset impairment on the basis of whether such intangibles are fully recoverable from the projected, undiscounted net cash flows of the related assets acquired.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

         (H)  FEDERAL INCOME TAXES

         The Company files a consolidated federal income tax return with its over 80% owned subsidiaries. The Company records all of the allocated federal income tax provision of the consolidated group in the parent corporation.

         Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets, if any, is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         (I)  NET EARNINGS PER SHARE

         Net earnings per common share calculations are based upon the weighted average number of common shares outstanding restated to reflect the equivalent number of FirstCity common shares which were issued to the J-Hawk shareholders in connection with the Merger discussed in Note 2. Earnings included in the earnings per share calculation are reduced by special preferred stock dividends. All share and per share data have been restated to give effect to a stock dividend in 1994. Potentially dilutive common stock equivalents include warrants and stock options.

         (J) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's consolidated financial position, results of operations or liquidity.

         (K)  RECLASSIFICATIONS

         Certain amounts in the financial statements for prior years have been reclassified to conform with current financial statement presentation.

    (2)  MERGERS AND ACQUISITIONS

    A Joint Plan of Reorganization by First City Bancorporation of Texas, Inc. ("FCBOT" or the "Debtor"), Official Committee of Equity Security Holders, and J-Hawk Corporation ("J-Hawk"), with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, (the "Plan of Reorganization"), became effective on July 3, 1995. Pursuant to the Plan of Reorganization and an Agreement and Plan of Merger (collectively referred to as the "Plan") between the Debtor and J-Hawk, on July 3, 1995, J-Hawk was merged (the "Merger") with and into FCBOT. Pursuant to the Merger,
(i) the former holders of

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

common stock of J-Hawk received, in the aggregate, approximately 49.9% of the outstanding common stock of the surviving entity, in exchange for their shares of J-Hawk common stock, (ii) 2,460,911 shares or approximately 50.1% of the outstanding common stock of the surviving entity was distributed among former security holders of the Debtor pursuant to the Plan, and (iii) the name of the corporation was changed to FirstCity Financial Corporation. As a result of the implementation of the Plan and the consummation of the Merger, FirstCity also issued (i) 9% senior subordinated notes (all of which have been redeemed), (ii) warrants to purchase 500,000 shares of its common stock at an exercise price of $25 per share, and (iii) special preferred stock to certain former security holders of the Debtor.

    J-Hawk contributed substantially all of its interests in its acquisition partnerships, all of its servicing operations, substantially all of its leasehold improvements and equipment and its entire management team to FirstCity. All remaining assets and liabilities of J-Hawk were spun out to Combined Financial Corporation (owned by the former J-Hawk shareholders) in June 1995. The common stock of J-Hawk was converted into 2,460,511 shares of FirstCity common stock. The Debtor contributed $20 million in cash to FirstCity. While the transaction was legally structured as a merger, substantively, the transaction is treated for accounting purposes as a purchase of the Debtor by J-Hawk. The net assets of J-Hawk spun out to Combined Financial Corporation were as follows:


Cash and equivalents                           $        232
Purchased asset pools                                12,375
Other assets                                          2,839
Notes payable                                       (8,187)
Payable to stockholders and officers                (1,669)
Other liabilities                                     (238)
                                                  ---------
    Net assets spun out                        $      5,352
                                                  =========

    Pursuant to the Plan, substantially all of the legal and beneficial interest in the assets of the Debtor, other than the $20 million in cash contributed to FirstCity, were transferred to the newly-formed FirstCity Liquidating Trust (the "Trust"), or to subsidiaries of the Trust. Such assets are being liquidated over the life of the Trust pursuant to the terms thereof. FirstCity, as the sole holder of the Class "A" Certificate under the Trust, received from the Trust amounts sufficient to pay certain expenses and its obligations under the 9% senior subordinated notes and the special preferred stock during 1996 and 1995. The Company anticipates receiving sufficient amounts in future periods to satisfy remaining obligations associated with the special preferred stock. Any amounts in excess of such sums shall be paid to certain of the former security holders of the Debtor pursuant to the terms of the Class "B" and Class "C" certificates of beneficial interests in the Trust. To date, no value has been attributed to the Class "C" certificate. The liquidation of the assets transferred to the Trust are managed by FirstCity pursuant to an Investment Management Agreement between the Trust and FirstCity. Subsequent to 1996, FirstCity and the Trust entered into a tentative agreement which proposes the dissolution of the Investment Management Agreement, whereby FirstCity will receive approximately $6.8 million as a result of the dissolution. Should the dissolution occur, it is anticipated to be effective in the first half of 1997.

    On September 21, 1995, FirstCity acquired the capital stock of Diversified Financial Systems, Inc. and Diversified Performing Assets, Inc. (collectively,"Diversified") for $12.9 million in cash and notes. Under the terms of the Diversified purchase agreement, there is additional contingent consideration payable in the form of "cash flow" notes. At December 31, 1996 and 1995, the Company reflected a liability of $3.1 million and $2.8 million, respectively, to a former shareholder related to such cash flow notes. Additionally, the Company had a note receivable from the same shareholder in the amount of $1 million at December 31, 1996. Subsequent to December 31, 1996, the Company entered into a modified note agreement with the former shareholder which provided for an amended note payable in the amount of $5.4 million. The modified note agreement extinguishes the Company's liability for any amounts due related to the cash flow notes and acts to off-set the note receivable

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

from the former shareholder. The additional net liability resulting from this modification will be reflected as an adjustment to goodwill in the Company's 1997 consolidated balance sheet.

    Diversified specializes in the acquisition and disposition of distressed loans and loan-related assets. The acquisition was accounted for as a purchase.

    The aggregate purchase price was allocated to the net assets of Diversified based upon fair value at acquisition date as follows:


Purchased asset pools                    $            68,834
Intangibles                                            9,379
Other assets                                             414
Notes payable                                       (63,515)
Other liabilities                                    (2,196)
                                              --------------
Purchase price, net of cash received     $            12,916
                                              ==============


    During the second and third quarters of 1996, FirstCity commenced efforts to expand its business lines into certain sectors of the consumer finance business with the acquisition of National Auto Funding Corporation and NAF Auto Loan Trust (collectively, "NAF") and the creation of ETAFirst Funding, Inc. ("ETA"). NAF underwrites and finances installment contracts generated by third party financial institutions and automobile dealerships in several locations in the United States. These contracts are serviced by Milco Loan Servicing, a wholly-owned subsidiary of the Company acquired in October of 1996. NAF targets certain borrowers with limited credit histories, lower incomes or past credit problems. ETA purchases certain education loans originated by various proprietary training schools, generally at substantial discounts from face value. The assets acquired and liabilities assumed in connection with these transactions were not material to the Company's consolidated financial statements.

    On January 9, 1997, FirstCity executed a letter of intent to merge with Harbor Financial Group, Inc., ("Harbor"). FirstCity and Harbor executed the definitive Agreement and Plan of Merger on March 26, 1997, pursuant to which FirstCity will issue 1,581,000 shares of common stock in exchange for 100% of Harbor's outstanding capital stock. Harbor originates and services residential loans, home improvement loans and commercial mortgages. Harbor has approximately $11 million in equity, assets of over $200 million and 625 employees. The transaction is subject to approval of both companies' shareholders and various regulatory approvals.

    The following table presents the unaudited pro forma results of operations of FirstCity assuming the proposed merger with Harbor, which is expected to be accounted for as a pooling of interests, occurred on January 1, 1994. The unaudited pro forma results of operations do not purport to be indicative of the results of operations which would have actually resulted had the above described transaction occurred on January 1, 1994, or future results of operations to be achieved by FirstCity, after its merger with Harbor.


                                                               Year ended December 31,
                                                ------------------------------------------------------
                                                    1996                1995                 1994
                                                ------------      ----------------      --------------

Net revenues (including equity earnings)......       $99,089               $59,965             $40,865
Net earnings to common........................        31,420                11,368               5,445
Net earnings per share........................          4.82                  2.17                1.31

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

(3) PURCHASED ASSET POOLS AND LOAN RECEIVABLES

         The purchased asset pools are summarized as follows:


                                                                        December 31,
                                                       ----------------------------------------------
                                                               1996                        1995
                                                       --------------------          ----------------
Non-performing asset pools (as defined in note 1(e)):
    Loans                                              $           294,244           $       394,802
    Real estate assets                                               7,995                    10,052
                                                       --------------------          ----------------
                                                                   302,239                   404,854

Performing asset pools (as defined in note 1(e))                    14,944                    16,714

Automobile finance receivables (as defined in note 1(e))            33,583                         -
Allowance for losses                                                (2,693)                        -
                                                       --------------------          ----------------
                                                                     30,890                        -

Purchased real estate pool (as defined in note 1(e))                 25,303                    35,179
                                                       --------------------          ----------------
    Total purchased asset pools                                    373,376                   456,747

Discount required to reflect purchased asset pools
    at carrying value                                             (265,739)                 (360,808)
                                                       --------------------          ----------------
    Purchased asset pools, net                         $           107,637           $        95,939
                                                       ====================          ================

         The purchased asset pools are pledged to secure non-recourse notes payable.

         The activity in the allowance for loan losses is summarized as follows:


                                                   Year ended December 31,
                                            -----------------------------------
                                                 1996                1995
                                            --------------      ---------------
Balances, beginning of year               $              -    $               -
    Provision for loan losses                        2,029                    -
    Discounts acquired                               5,989                    -
    Reduction in contingent liabilities              1,415                    -
    Charge off activity:
        Principal balances charged off             (7,390)                    -
        Recoveries                                     650                    -
                                            --------------      ---------------
            Net charge offs                        (6,740)                    -
                                            --------------      ---------------
Balances, end of year                     $          2,693    $               -
                                            ==============      ===============

        During 1996, a note recorded at the time of original purchase of the initial automobile finance receivables pool and contingent on the ultimate performance of the pool was adjusted to reflect a reduction in anticipated payments under that liability obligation. The reduction in this recorded liability increased the amount of allowance for losses.

(4)     ACQUISITION PARTNERSHIPS

         The Company has investments in partnerships and related general partners that are accounted for on the equity method. These partnerships invest in asset pools in a manner similar to the Company, as described in Note 1. The condensed combined financial position and results of operations of the acquisition partnerships and general partners are summarized below:

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

                        CONDENSED COMBINED BALANCE SHEETS


                                               December 31,
                                    ----------------------------------
                                         1996               1995
                                    --------------     ---------------
Assets                             $       196,533    $        235,820
                                    ==============     ===============
Liabilities                                144,094             180,659
Net equity                                  52,439              55,161
                                    --------------     ---------------
                                   $       196,533    $        235,820
                                    ==============     ===============
Company's equity in
acquisition partnerships           $        21,761    $         16,601
                                    ==============     ===============
Advances to acquisition
         partnerships              $             -    $          9,586
                                    ==============     ===============


                     CONDENSED COMBINED STATEMENTS OF INCOME


                                                       Year Ended December 31,
                                            ----------------------------------------------
                                                1996             1995             1994
                                            -------------    -------------    ------------
Collections                                $      174,012   $      188,934   $     206,627
Gross margin                                       39,505           51,370          63,439
Interest income on performing asset pools           7,870                -               -
Net income                                         10,692            9,542          19,226
                                            =============    =============    ============
Company's equity in net income of
         acquisition partnerships          $        6,125   $        3,834   $       7,497
                                            =============    =============    ============


       In the third quarter of 1996, FirstCity recognized $2.0 million in servicing fees in connection with the sale and securitization of $75 million of performing loans from acquisition partnerships. During the third quarter of 1996, a majority of the debt of the acquisition partnerships was refinanced, resulting in a $7 million equity distribution to FirstCity.

(5)    CLASS "A" CERTIFICATE OF FIRSTCITY LIQUIDATING TRUST ("TRUST")

       FirstCity is the sole holder of the Class "A" Certificate of the Trust. Redemptions by the Trust of the balance due on the Class "A" Certificate were used to retire the senior subordinated notes payable, and will be used to redeem the special preferred stock. On March 29, 1996, $53.3 million of the senior subordinated notes were redeemed, reducing the "A" Certificate by a like amount. During the three months ended June 30, 1996, $1 million of senior subordinated notes (purchased by the Trust) were redeemed. On July 26, 1996, the remaining senior subordinated notes were redeemed with a corresponding reduction in the "A" Certificate.

       Under the terms of the special preferred stock, FirstCity is only required to redeem such stock and to declare dividends thereon to the extent it receives sufficient funds from the Trust under the Class "A" Certificate to make such payments (see Note 7). Interest income on the Class "A" Certificate consists of reimbursement to FirstCity (by the Trust) of interest expense on senior subordinated notes and of accrued dividends on the special preferred stock. In the opinion of management, sufficient funds will be available from the Trust to redeem the special preferred stock at its stated redemption price and accrued dividends on the redemption date of September 30, 1998.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)


(6)    NOTES PAYABLE

       Notes payable at December 31, 1996 and 1995 consist of the following:

                                                                         1996               1995
                                                                      ----------         ----------
Collateralized loans, secured by acquired asset pools:
    Prime (8.25% at December 31, 1996) plus 2%, due 1997          $         37,491   $        53,204
    LIBOR (5.5% at December 31, 1996) plus 3.25% to 5.25%,
       due 1997-1998                                                        33,276            25,580
    Other                                                                        -               543
 Borrowings under revolving line of credit, secured and with
    recourse to FirstCity                                                   19,384             5,216
Other secured borrowings                                                     1,773               975
                                                                    --------------      ------------
    Notes payable, secured                                        $         91,924   $        85,518
                                                                    ==============      ============
Prime + 2%, due to Trust                                          $              -   $         2,000
Diversified shareholder debt                                                 4,747             6,988
                                                                    --------------      ------------
    Notes payable to others                                       $          4,747   $         8,988
                                                                    ==============      ============

         Collateralized loans are typically payable based solely on proceeds from disposition and payments received on the purchased asset pools. $37 million of the collateralized loans represent borrowings under two separate master credit facilities totaling $75 million. Such facilities can be used to finance the purchase of new purchased loan portfolios.

         FirstCity has a $35 million revolving line of credit with Cargill Financial Services. The line bears interest at LIBOR plus 5% and expires on June 30, 1997. The line is secured by substantially all of FirstCity's unencumbered assets.

         In November 1995, the Trust advanced FirstCity $2 million under a note payable that was repaid in February 1996.

         A portion ($1.7 million) of the Diversified shareholder debt generally bears interest, payable monthly at 6% per annum with various principal payments due through February 1999. The remaining Diversified shareholder debt represents the estimated net present value of the anticipated future contingent consideration payments (see Note 2).

         Under terms of certain of the above borrowings, the Company and its subsidiaries are required to maintain certain tangible net worth levels and debt to equity and debt service coverage ratios. The terms also restrict future levels of debt. The Company was in compliance with these covenants at December 31, 1996. At December 31, 1996, cash restricted due to notes payable covenants totaled $1.4 million. The aggregate maturities of notes payable for the five years ending December 31, 2001 are as follows: $78,476 in 1997, $13,629 in 1998, $162 in 1999, $89 in 2000 and $722 in 2001.

         FirstCity redeemed the 9% senior subordinated notes payable ($106.7 million outstanding at December 31, 1995) during 1996.

(7)      SPECIAL PREFERRED STOCK AND SHAREHOLDER'S EQUITY

         The authorized capital stock of the Company consists of 202.5 million shares divided into three classes as follows: (1) 2.5 million shares of special preferred stock, par value $.01 per share, with a nominal stated value of $21.00 per share; (2) 100 million shares of optional preferred stock, par value $.01 per share; and (3) 100 million shares of common stock, par value $.01 per share. Additionally, on July 3, 1995, under the Plan, the Company authorized the issuance of up to 500,000 warrants to purchase common stock to certain of the Debtor's shareholders. In connection with the Merger, 4,921,422 shares of common stock, 2,460,911 shares of special preferred stock and 500,000 warrants were issued.

         The holders of shares of common stock are entitled to one vote for each share on all matters submitted to a vote of common shareholders. In order to preserve certain tax benefits available to the Company,

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

transactions involving shareholders holding or proposing to acquire more than 4.75% of outstanding common shares are prohibited unless the prior approval of the Board of Directors is obtained.

         Subject to availability of funds from the Trust after payment of all obligations senior to the special preferred stock, the holders of special preferred stock are entitled to receive the nominal stated value on September 30, 1998, and cumulative quarterly cash dividends at the annual rate of $3.15 per share. Accrued dividends through September 30, 1996 of $9.6 million, or $3.92 per share, were paid in 1996. At December 31, 1996, accrued dividends totaled $1.9 million, or $.7875 per share, and were paid on January 15, 1997. Subsequent to December 31, 1996, the Company purchased approximately $6.4 million of special preferred stock with a distribution from the Trust. The special preferred stock carries no voting rights, except in the event of non-payment of declared dividends.

         The Board of Directors of the Company may designate the relative rights and preferences of the optional preferred stock when and if issued. Such rights and preferences could include liquidation preferences, redemption rights, voting rights and dividends and shares could be issued in multiple series with different rights and preferences. The Company has no current plans for the issuance of any shares of optional preferred stock.

         Each warrant entitles the holder to purchase one share of common stock at an exercise price of $25.00 per share, subject to adjustment in certain circumstances, and expires July 3, 1999. FirstCity may repurchase the warrants for $1.00 per warrant should the quoted market price of FirstCity common stock exceed $31.25 for any 10 out of 15 consecutive trading days. During 1996, 2,625 warrants were exercised leaving 497,375 warrants outstanding at December 31, 1996.

         The Company has incentive stock option plans for the benefit of key individuals, including its directors, officers and key employees. The plans are administered by a committee of the Board of Directors and provide for the grant of up to 730,000 shares of common stock.

         The per share weighted-average fair value of stock options granted during 1996 and 1995 was $13.19 and $14.28, respectively, on the grant date using the Black-Scholes option pricing model with the following assumptions:
1996 - $0 expected dividend yield, risk-free interest rate of 5.75%, expected volatily of 30%, and an expected life of 9.7 years; 1995 -$0 expected dividend yield, risk-free interest rate of 5.75%, expected volatily of 30%, and an expected life of 9.8 years.

         The Company applies Accounting Principles Board Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                   1996         1995
                                                   ----         ----
Net earnings to common shareholders:
As reported................................      $27,696      $10,857
Pro forma..................................       26,983       10,740

Net earnings per share:
As reported................................        $5.63        $2.98
Pro forma..................................         5.48         2.95

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

         Stock option activity during the periods indicated is as follows:


                                                          1996                                 1995
                                            --------------------------------      -------------------------------
                                                                 Weighted                             Weighted
                                                                 Average                               Average
                                                                 Exercise                             Exercise
                                               Shares             Price              Shares             Price
                                            ------------      --------------      ------------      -------------
Outstanding at beginning of year                 229,600    $          20.20                 -    $             -
Granted                                           18,000               30.75           229,600              20.20
Exercised                                        (4,500)               20.00                 -                  -
Forfeited                                       (20,000)               20.00                 -                  -
                                            ------------                          ------------
Outstanding at end of year                       223,100               21.07           229,600              20.20
                                            ============                          ============

         At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $20.00 - $30.75 and 8.4 years, respectively.

         At December 31, 1996, there were 46,605 options exercisable with a weighted-average exercise price of $20.19. There were no options exercisable at December 31, 1995.

         The Company has an employee stock purchase plan which allows employees to acquire common stock of the Company at 85% of the fair value at the end of each quarter. The value of the shares purchased under this plan is limited to the lesser of 10% of compensation or $10,000 per year. Under this plan, 3,813 shares were issued during 1996, leaving 96,187 unissued at December 31, 1996.

(8)      INCOME TAXES

         Income tax expense (benefit) consists of:

                                               1996               1995              1994
                                           -------------      ------------      -------------
Federal and state current expense       $            487   $         1,000    $         1,640
Federal deferred expense (benefit)              (16,500)              (64)              1,481
                                           -------------      ------------      -------------
                Total                   $       (16,013)   $           936    $         3,121
                                           =============      ============      =============

         The actual income tax expense (benefit) attributable to earnings from operations differs from the expected tax expense (computed by applying the U.S. Federal corporate tax rate of 35% for 1996 and 1995 and 34% for 1994 to earnings from operations before income taxes) as follows:


                                                 1996             1995           1994
                                              -----------      ----------     ----------
Computed expected tax expense               $       6,787   $       5,484   $      3,110
Increase (reduction) in income
taxes resulting from:
Tax effect of "A" Certificate                     (4,060)         (3,009)              -
Change in valuation allowance                    (18,776)         (1,522)              -
Other                                                  36            (17)             11
                                              -----------      ----------     ----------
                                            $    (16,013)   $        936          $3,121
                                              ===========      ==========     ==========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1996 and 1995, are as follows:


                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)


                                                                       1996               1995
                                                                   ------------       ------------
Deferred tax assets:
  Investments in partnerships, principally due to
      differences in basis for tax and financial
      reporting purposes                                      $             403    $         1,103
  Intangibles, principally due to differences in
  amortization                                                            1,138                403
  Accrued expenses not deductible for tax purposes                            -                437
  U.S. net operating loss carry forward                                 207,050            208,924
  Valuation allowance                                                 (192,091)          (210,867)
                                                                   ------------       ------------
      Total deferred tax assets, net                          $          16,500    $             -
                                                                   ============       ============

         As a result of the Merger described in Note 2, the Company has net operating loss carry forwards for federal income tax purposes of approximately $592 million at December 31, 1996, available to offset future federal taxable income, if any, through the year 2010. A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. During the second quarter of 1996, FirstCity adjusted the previously established valuation allowance to recognize a deferred tax benefit of $14.6 million, and recognized an additional $1.9 million in the fourth quarter. The ultimate realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income prior to expiration of the net operating loss carry forwards. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, net of the allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carry forward period change. The change in valuation allowance represents primarily an increase in the estimate of the future taxable income during the carry forward period since the prior year end and the utilization of net operating loss carry forwards since the Merger. The ability of the Company to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

(9)      EMPLOYEE BENEFIT PLAN

         The Company has a defined contribution 401(k) employee profit sharing plan in which the Company matches employee contributions at a stated percentage of employee contributions to a defined maximum. The Company's contributions to the 401(k) plan were $196 in 1996, $77 in 1995 and $44 in 1994.

(10)     LEASES

         The Company leases its current headquarters from a related party under a noncancellable operating lease. The lease calls for monthly payments of $7.5 through its expiration in December, 2001 and includes an option to renew for two additional five-year periods. Rental expense for 1996, 1995 and 1994 under this lease was $90 each year.

         The Company also leases office space and equipment from unrelated parties under operating leases expiring in various years through 2002. Rental expense under these leases for 1996, 1995 and 1994 was $634, $328 and $202, respectively. As of December 31, 1996, the future minimum lease payments under all noncancellable operating leases are: $439 in 1997, $282 in 1998, $218 in 1999, $141 in 2000, $97 in 2001 and $2 in 2002 and beyond.

(11)     OTHER RELATED PARTY TRANSACTIONS

         During 1996, the Company acquired a portfolio of sub-prime automobile finance receivables from an acquisition partnership for approximately $23.6 million. This acquisition was at the carrying value of the

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

portfolio in the partnership, thus resulting in no gain or loss on the transaction to the partnership.

         In December, 1994, the Company purchased individual loans from several of the acquisition partnerships for $9.6 million. These loans were spun off to Combined Financial Corporation in June 1995 (see Note 2).

         In January, 1995, the Company entered into an agreement with a shareholder to repurchase 11,080 shares of J-Hawk common stock for $1.2 million. The Company paid the former shareholder $.4 million in cash and issued a $.8 million note, which was assumed by Combined Financial Corporation in the spin out transaction in June 1995.

         In 1995, the Company sold approximately $12 million (allocated cost) of loans to a partnership owned by certain executive officers of J-Hawk. The Company recognized approximately $3 million in gain from the transaction. Additionally, the Company entered into a servicing arrangement with the partnership to service the sold assets for a fee based on collections. This transaction was part of the overall spin out transaction completed prior to the Merger on July 3, 1995.

         The Company has contracted with FirstCity Liquidating Trust, the acquisition partnerships and related parties as a third party loan servicer. All servicing fees and due diligence fees (included in other income) reflected in the Consolidated Statements of Income were derived from such affiliates.

(12)     COMMITMENTS AND CONTINGENCIES

         FirstCity has pledged a portion of its interest in the future distributions of certain acquisition partnerships, after FirstCity's initial investment has been returned, to Cargill, the subordinated debt lender to the partnerships, under a Residual Share Agreement (the Agreement). Under the Agreement, this pledge is limited to twice FirstCity's original investment in the respective partnerships. In the opinion of management, this pledge does not currently represent a material contingent claim on the future distributions from the acquisition partnerships to FirstCity.

         The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, the resolution of such matters will not have a material adverse impact on the consolidated financial condition, results of operations or liquidity of the Company.

(13)     FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of its financial instruments. Fair value estimates, methods and assumptions are set forth below.

(A) CASH AND EQUIVALENTS AND CLASS "A" CERTIFICATE OF FIRSTCITY LIQUIDATING
TRUST

         The carrying amount of cash and equivalents and Class "A" Certificate of FirstCity Liquidating Trust approximates fair value at December 31, 1996 and 1995.

(B) PURCHASED ASSET POOLS

         The purchased asset pools are carried at the lower of cost or estimated fair value. The estimated fair value is calculated by discounting projected cash flows on an asset by asset basis using estimated market discount rates that reflect the credit and interest rate risk inherent in the assets. The carrying value of the purchased asset

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

pools is $107.6 million and $95.9 million, respectively, at December 31, 1996 and 1995. The estimated fair value of the purchased asset pools is approximately $124.3 million and $104 million, respectively, at December 31, 1996 and 1995.

(C)      NOTES PAYABLE

         Management believes that the repayment terms for a similar floating rate financial instrument with similar credit risks and the stated interest rates at December 31, 1996 and 1995 approximate the market terms for similar credit instruments. Accordingly, the carrying amount of notes payable is believed to approximate fair value.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
FirstCity Financial Corporation:

         We have audited the accompanying consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstCity Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of theiroperations and their cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                          KPMG Peat Marwick LLP
Fort Worth, Texas
February 14, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
FirstCity Financial Corporation:


         We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of J-Hawk Corporation and subsidiaries, the predecessor entity to FirstCity Financial Corporation and subsidiaries, for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of J-Hawk Corporation and subsidiaries, the predecesor entity to FirstCity Financial Corporation and subsidiaries, for the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                        JAYNES, REITMEIER, BOYD & THERRELL, P.C.

Waco, Texas
February 8, 1995

                                             FIRSTCITY FINANCIAL CORPORATION
                                                 SELECTED FINANCIAL DATA

                                          (Dollars in thousands, except per share data)

                                                   1996         1995          1994         1993        1992
                                                   ----         ----          ----         ----        ----
Income.........................................   $55,344      $35,689      $16,706      $15,215       $17,818
Expenses.......................................    42,077       23,854       15,055       14,054        16,686
Equity in earnings of acquisition partnerships.     6,125        3,834        7,497        8,058         4,382
Earnings from operations before income taxes...    19,392       15,669        9,148        9,219         5,514
Net earnings (1)...............................    35,405       14,733        6,027        6,184         3,510
Special preferred dividends....................     7,709        3,876            -            -             -
Net earnings to common (1).....................    27,696       10,857        6,027        6,184         3,510
Net earnings per share (1).....................      5.63         2.98         2.37         2.43          1.38
Dividends per common share.....................         -            -            -            -             -
At year end:
         Total assets..........................   227,213      308,889       52,282       35,798        27,405
         Total notes payable...................    96,671      201,196       27,098       16,985        17,370
         Special preferred stock...............    53,617       55,555            -            -             -
         Total common equity...................    74,213       46,251       21,167       15,140         8,956

(1) Includes $16.5 million of deferred tax benefit in 1996


                        SELECTED QUARTERLY FINANCIAL DATA

                                                   1996                                      1995
                                 ----------------------------------------- ----------------------------------------
                                                   (Dollars in thousands, except per share data)
                                  First     Second     Third     Fourth     First     Second    Third     Fourth
                                  Quarter   Quarter    Quarter   Quarter    Quarter   Quarter   Quarter   Quarter
                                  -------   -------    -------   -------    -------   -------   -------   -------
Income.........................   $13,329   $13,906    $14,465   $13,644     $3,340    $6,781    $8,929   $16,639
Expenses.......................    10,513    10,287     10,621    10,656      2,529     3,409     5,222    12,694
Equity earnings of
  acquisition partnerships.....       714       916      2,623     1,872        628       731       810     1,665
Net earnings(1)................     3,390    18,905      6,108     7,002        949     3,657     4,517     5,610
Special preferred dividends....     1,938     1,938      1,896     1,937          -         -     1,938     1,938
Net earnings to common(1)......     1,452    16,967      4,212     5,065        949     3,657     2,579     3,672
Net earnings per share(1)......      0.30      3.45       0.86      1.03       0.42      1.54      0.52      0.75
-------------------------------------------------------------------------------------------------------------------

------------
(1) Includes $14.6 million and $1.9 million deferred tax benefit in second and fourth quarters, respectively, of 1996


                            ACQUISITION PARTNERSHIPS
                             COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)


                                                                                         1996                    1995
                                                                                         ----                    ----
Assets:
-------
Cash............................................................................               $8,812                  $8,332
Purchased asset pools, net......................................................              177,480                 221,508
Investments in trust certificates...............................................                5,195                       -
Receivable from affiliates......................................................                  234                     108
Restricted cash.................................................................                  795                   2,751
Other assets....................................................................                3,150                   2,442
                                                                                 --------------------     -------------------
                                                                                             $195,666                $235,141
                                                                                 ====================     ===================

Liabilities and Partners' Capital:
----------------------------------

Accounts payable (including $574 and $724 to affiliates in
  1996 and 1995, respectively)..................................................               $1,756                    $724
Accrued liabilities.............................................................                1,738                   8,550
Long-term debt (including $74,341 and $87,611 to affiliates in
  1996 and 1995, respectively)..................................................              141,054                 171,448
                                                                                 --------------------     -------------------
              Total liabilities.................................................              144,548                 180,722
Contingencies...................................................................                    -                       -

Partners' capital...............................................................               51,118                  54,419
                                                                                 --------------------     -------------------
                                                                                             $195,666                $235,141
                                                                                 ====================     ===================


See accompanying notes to combined financial statements.


                            ACQUISITION PARTNERSHIPS
                        COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)


                                                                     1996                   1995                      1994
                                                                ---------------       -----------------        -------------------
Proceeds from disposition of and payments received
      on purchased asset pools................................         $174,012                $188,934                   $204,057
Cost of purchased asset pools.................................        (134,507)               (137,564)                  (140,779)
                                                                ---------------       -----------------        -------------------
      Net gain on purchased asset pools.......................           39,505                  51,370                     63,278
Interest income on performing asset pools.....................            7,870                       -                          -
Interest expense (including $14,571, $13,333
  and $10,197 to affiliates in 1996, 1995
  and 1994, respectively).....................................         (22,065)                (27,034)                   (22,544)
General, administrative and operating   expenses..............         (14,777)                (14,870)                   (20,996)
Other income (expense), net...................................              210                     121                      (428)
                                                                ---------------       -----------------        -------------------
      Net income..............................................          $10,743                  $9,587                    $19,310
                                                                ===============       =================        ===================




See accompanying notes to combined financial statements.


                            ACQUISITION PARTNERSHIPS
               COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)



                                                                       Class B
                                          Class A Equity               Equity
                                   ---------------------------    -------------
                                     General        Limited          Limited        General          Limited
                                    Partners        Partners        Partners       Partners          Partners            Total
                                   -----------    ------------    -------------   -----------      ------------      --------------
Balance at December 31,   1993            $540         $26,481          $22,509           $16              $796             $50,342
Contributions....................          169           8,262                -             6               283               8,720
Distributions....................         (444)        (21,769)          (3,974)          (30)           (1,453)            (27,670)
Net income.......................          269          13,219            2,634            64             3,124              19,310
                                  ------------    ------------   --------------   -----------      ------------      --------------
Balance at December 31, 1994.....          534          26,193           21,169            56             2,750              50,702
Contributions....................           82           4,027                -            60             2,946               7,115
Distributions....................         (197)         (9,645)          (1,585)          (31)           (1,527)            (12,985)
Net income.......................          154           7,511            1,648             6               268               9,587
                                  ------------    ------------   --------------   -----------      ------------      --------------
Balance at December 31, 1995.....          573          28,086           21,232            91             4,437              54,419
Contributions....................           54           2,621                -           986            48,303              51,964
Distributions....................         (400)        (19,598)          (3,082)         (860)          (42,068)            (66,008)
Net income.......................           47           2,301              556           156             7,683              10,743
                                  ------------    ------------   --------------   -----------      ------------      --------------
Balance at December 31, 1996.....    $     274       $  13,410       $   18,706    $      373       $    18,355         $    51,118
                                  ============    ============   ==============   ===========      ============      ==============



See accompanying notes to combined financial statements.


                            ACQUISITION PARTNERSHIPS
                        COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)



                                                                    1996                 1995               1994
                                                                 ----------           ----------         ----------
Cash flows from operating activities:
     Net income                                                       $10,743              $9,587            $19,310
       Adjustments to reconcile net income to net cash
         provided by (used in) operating
         activities:
         Amortization of loan origination and
           commitment fees                                              1,483               2,415              2,542
         Provision for losses                                             585                   -                  -
         Net gain on purchased asset pools                           (39,505)            (51,370)           (63,278)
         Purchase of asset pools                                    (102,695)           (101,626)          (200,350)
         Capitalized costs on purchased asset pools                   (3,330)             (1,643)               (99)
         Proceeds from disposition and payments
           received on purchased asset pools                          188,002             188,934            204,057
         (Increase) decrease in receivable from affiliates              (126)                  49                232
         (Increase) decrease in restricted cash                         1,956                 765            (2,166)
         Increase in other assets                                     (2,191)             (1,186)            (3,774)
         Increase (decrease) in accounts payable                        1,032               (135)                281
         Increase (decrease) in accrued liabilities                   (6,812)               1,730              5,325
                                                               --------------        ------------       ------------
           Net cash provided by (used in) operating
                  activities                                           49,142              47,520           (37,920)

Cash flows from investing activities:
     Purchase of trust certificates                                   (4,224)                   -                  -
                                                               --------------        ------------       ------------
       Net cash used in operating activities                          (4,224)                   -                  -

Cash flows from financing activities:
     Borrowing on acquisition debt                                          -              12,840             10,262
     Repayment of acquisition debt                                   (28,967)            (12,840)           (10,262)
     Borrowing on long-term debt                                      263,614             112,050            251,601
     Repayment of long-term debt                                    (265,041)           (154,312)          (189,574)
     Capital contributions                                             38,180               7,115              8,720
     Capital distributions                                           (52,224)            (12,985)           (27,670)
                                                               --------------        ------------       ------------
           Net cash provided by (used in)
           financing activities                                      (44,438)            (48,132)             43,077
                                                               --------------        ------------       ------------
Net increase (decrease) in cash                                           480               (612)              5,157
Cash at beginning of year                                               8,332               8,944              3,787
                                                               --------------        ------------       ------------
Cash at end of year                                                    $8,812              $8,332             $8,944
                                                               ==============        ============       ============


Supplemental disclosure of cash flow information (note 5):

Cash paid for interest was approximately $27,652, $23,074 and
     $19,128 and for 1996, 1995 and 1994, respectively.
WAMCO V and WAMCO XVII contributed $1,243 and $324 of purchased loans, respectively, in exchange for an investment in trust certificates in 1996.

See accompanying notes to combined financial statements.

(1)   ORGANIZATION AND PARTNERSHIP AGREEMENTS

      The combined financial statements include the accounts of WAMCO III, Ltd., WAMCO V, Ltd., WAMCO IX, Ltd., WAMCO XVII, Ltd., WAMCO XXI, Ltd., WAMCO XXII, Ltd., WAMCO XXIII, Ltd. WAMCO XXIV, Ltd., DAP City Partners, L.P., First Paradee, L.P., Imperial Fund I, L.P., VOJ Partners, L.P. and Whitewater Acquisition Co. One L.P., all of which are Texas limited partnerships (Acquisition Partnerships or Partnerships). The Acquisition Partnerships were referred to as the WAMCO Partnerships in previous reports. FirstCity Financial Corporation (FirstCity) or its wholly owned subsidiary, J-Hawk Corporation (J-Hawk), own limited partner interests in all of the Acquisition Partnerships. During September 1996, WAMCO VI, Ltd., WAMCO VIII, Ltd., WAMCO XI, Ltd., WAMCO XII, Ltd., WAMCO XIV, Ltd., WAMCO XV, Ltd., WAMCO XVI, Ltd. and WAMCO XX, Ltd. were merged with and into WAMCO III, Ltd. Also, WAMCO XVIII, Ltd. and WAMCO XIX, Ltd. were merged with and into WAMCO XVII, Ltd. The merger of the acquisition partnerships has no effect on the comparability of the combined financial statements. All significant intercompany balances have been eliminated.

      The Partnerships were formed to acquire, hold and dispose of loan pools purchased from the Federal Deposit Insurance Corporation, Resolution Trust Corporation and other nongovernmental agency sellers, pursuant to certain purchase agreements or assignments of such purchase agreements. In accordance with the purchase agreements, the Partnerships retain certain rights of return regarding the assets related to defective title, past due real estate taxes, environmental contamination, structural damage and other limited legal representations and warranties.

      Generally, the partnership agreements of the Partnerships provide for certain preferences as to the distribution of cash flows. Proceeds from disposition of and payments received on the purchased loan pools are allocated based on the partnership and other agreements which ordinarily provide for the payment of interest and mandatory principal installments on outstanding debt before payment of intercompany servicing fees and return of capital and restricted distributions to partners.

      Additionally, WAMCO III, Ltd., WAMCO V, Ltd., WAMCO XVII, Ltd., WAMCO XXI, Ltd. and Whitewater Acquisition Co. One L.P. provide for Class A and Class B Equity partners in their individual partnership agreements. The Class B Equity limited partners are allocated 20 percent of cumulative net income recognized by the respective partnerships prior to allocation to the Class A Equity limited partners and the general partners.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)   PURCHASED ASSET POOLS

      Purchased asset pools and loan receivables are reflected in the accompanying financial statements as non-performing asset pools, performing asset pools, automobile finance receivables or purchased real estate pools. The following is a description of each such classification and the related accounting policy accorded to each asset type:

      Non-performing Asset Pools

      Non-performing asset pools consist primarily of distressed loans and loan related assets, such as foreclosed upon collateral. Non-performing asset pools are designated as such if the preponderance of loans in the pool are not being repaid in accordance with the contractual terms of the underlying loan agreements. Such pools are acquired on the basis of an evaluation by the Company of the timing and amount of cash flow expected to be derived from borrower payments or disposition of the underlying collateral securing the loan.

      All non-performing asset pools are purchased at substantial discounts from their outstanding legal principal amount and the total of the aggregate of expected future sales prices and the total payments to be received from obligors. Subsequent to acquisition, the amortized cost of non-performing asset pools is evaluated for impairment on a quarterly basis. A valuation allowance is established for any impairment indentified subsequent to acquisition. Such allowance is charged to earnings in the period identified, however, no impairment has been identified during any of the periods presented.

      Gross profit from dispositions and payments received on non-performing asset pools is recognized as income to the extent that proceeds collected on the asset pool exceed a pro-rata portion of allocated cost from the purchased asset pool. Cost allocation is based on a proration of actual collections divided by total estimated collections of the pool. No interest income is recognized separately on non-performing asset pools. Such amounts are included in proceeds from dispostion and payments received on purchased asset pools as realized. Accounting for these pools is on a pool basis as opposed to an individual asset basis.

      Performing Asset Pools

      Performing asset pools consist primarily of pools of consumer and commercial loans acquired from the originator of such loans at a discount from the aggregate amount of the borrowers' obligation. Pools are classified as performing if the preponderance of the loans are being repaid in accordance with the current terms of the notes.

      Performing asset pools are carried at the unpaid principal balance of the underlying loans, net of acquisition discounts. Interest is recognized when earned in accordance with the contractual terms of the loans. The recognition of interest is discontinued once a loan becomes past due 90 days or more. Acquisition discounts for the pool as a whole are amortized as an adjustment to yield over the estimated life of the pool. Accounting for these pools is on a pool basis as opposed to an individual asset basis.

      Performing asset pools are evaluated for impairment on a quarterly basis. Impairment is measured based on the present value of expected future cash flows of the pool discounted at the loans' effective interest rate, or the fair value of the collateral less estimated selling costs, if the loan is collateral dependent and foreclosure is probable. Any impairment identified is recorded as a provision for possible loss and charged to earnings in the period identified, however, no impairment has been identified for any periods presented.

      The Acquisition Partnerships has adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, for its performing assets pools which requires creditors to evaluate the collectibility of both contractual interest and principal of loans when assessing the need for a loss accrual. Impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral dependent and foreclosure is probable. The adoption of SFAS No. 114 had no impact on the financial statements of the Acquisition Partnerships.

(B)   INVESTMENTS IN TRUST CERTIFICATES

      Investments in trust certificates represent unrated beneficial interests in a securitized trust. Such investment is carried at amortized cost as the Partnerships intend to hold such investments until maturity.

(C)   INCOME TAXES

      Under current Federal laws, partnerships are not subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements. For tax purposes, income or loss is included in the individual tax returns of the partners.

(D)   USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)   PURCHASED LOAN POOLS

      The purchased loan pools at December 31, 1996 and 1995 are summarized as follows:


                                                                               1996                     1995
                                                                        -------------------       -----------------
      Loans                                                             $          279,973        $        370,437
      Foreclosed assets                                                              44,367                  49,822
                                                                        -------------------       -----------------
                                                                                    324,340                 420,259
      Discount required to reflect purchased asset pools at
         amortized cost                                                           (146,860)               (198,751)
                                                                        -------------------       -----------------
      Purchased loan pools, net                                                    $177,480                $221,508
                                                                        ===================       =================


(4)   NOTES PAYABLE

      Notes payable at December 31, 1996 and 1995 consist of the following:


                                                                                   1996                  1995
                                                                                ----------            ---------
Senior collateralized loans, secured by acquired asset pools:
      Prime (8.25% at December 31, 1996) plus 1.5% to 2.5%                   $        39,283             27,737
      LIBOR (5.5% at December 31, 1996) plus 3.25% to 6.5%                            92,455             61,140
      New York inter-bank offering rate (6.5% at December 31, 1996)
         plus 3%                                                                       4,457             27,513
Subordinated collateralized loans, secured by acquired asset pools
      Prime (8.25% at December 31, 1996) plus 2% to 7%                                 4,859             55,058
                                                                               -------------       ------------
                                                                             $       141,054            171,448
                                                                               =============       ============


      Collateralized loans are typically payable based on proceeds from disposition and payments received on the purchased asset pools.

      Contractual maturities (excluding principal and interest payments payable from proceeds from dispositions and payments received on the purchased loan pools) of long term debt are as follows:

Year ending December 31:


      1997                                   $26,469
      1998                                     1,855
      1999                                    71,764
      2000                                         -
      2001                                    40,966
                                    ----------------
                                            $141,054
                                    ================

      Additionally, the loan agreements and master note purchase agreements, under which these notes payable were incurred, contain various covenants including limitations on other indebtedness, maintenance of service agreements and restrictions on use of proceeds from disposition of and payments received on the purchased loan pools. As of December 31, 1996, the Partnerships were in compliance with the aforementioned convenants.

      In connection with the long term debt, the Partnerships incurred origination and committment fees. These fees are amortized proportionate to the principal reductions on the related notes and are included in general, administrative and operating expenses. At December 31, 1996 and 1995, approximately $2,712 and $2,048, respectively, of origination and committment fees are included in other assets.

      WAMCO V paid a premium of $278 to enter into an interest rate cap agreement with NationsBank of North Carolina, N.A. (the Bank). In the event the London Interbank Offering Rate (the floating rate) exceeds 7.75% (the fixed rate), the Bank will pay WAMCO V an amount equal to such excess multiplied times a notional amount which corresponds to the outstanding balance of the collateralized promissory note payable. Until such time as the floating rate exceeds the fixed rate, no payments will be made between the parties and WAMCO V will amortize the premium to general, administrative and operating expenses on a pro rata basis corresponding to principal reductions on the collateralized promissory note payable. At December 31, 1995 approximately $183 of the premium is included in other assets.
      Additionally, certain loan agreements contain provisions requiring the Partnerships to maintain minimum balances in a restricted cash account as additional security for certain notes. Approximately $552 and $2,120 of restricted cash was held in such accounts as of December 31, 1996 and 1995, respectively.

(5)   TRANSACTIONS WITH AFFILIATES

      Under the terms of the various servicing agreements, FirstCity, a limited partner, receives a servicing fee based on proceeds from disposition of and payments received on the purchased loan pools for processing transactions on the purchased loan pools and for conducting settlement and sale negotiations. Included in general, administrative and operating expenses in the accompanying combined statements of operations is approximately $6,468, $6,834 and $7,940 in servicing fees incurred by the Partnerships in 1996, 1995 and 1994, respectively.

      During December 1994, WAMCO III and WAMCO V sold loans to an affiliate. Included in proceeds from disposition of and payments received on the purchased loan pools in the accompanying combined statements of operations for 1994 is approximately $9,616 in proceeds received from the affiliated entity.

      Under the terms of the Partnership Agreement of Whitewater, the Class B Equity limited partners are to receive interest on their Class B equity interest at prime plus 7% (15.25% at December 31, 1996) calculated on a monthly basis. Whitewater has accrued $0, $6,235 and $2,748 in 1996, 1995 and 1994, respectively, included in accrued liabilities and expensed $3,435, $3,486 and $2,619 in 1996, 1995 and 1994, respectively, included in interest expense in the accompanying combined financial statements, under this partnership agreement. The interest will be paid to the Class B Equity limited partners upon final disposition of the purchased loan pools or in accordance with the Master Note Purchase Agreement.

      Under the terms of a Master Note Purchase Agreement with Varde, Varde II-A and OPCO, Varde, Varde II-A and OPCO are to receive 5 percent, 5 percent and 10 percent, respectively, of cumulative income before recognition of profit participation expense recognized by VOJ. VOJ has accrued $103, $85 and $17 in 1996, 1995 and 1994, respectively, included in receivable from affiliates and recognized $18, $68 and $17 in 1996, 1995 and 1994, respectively, included in other income (expense), net, in the accompanying combined financial statements, under this profit participation agreement. The profit participation will be paid to Varde, Varde II-A and OPCO upon final disposition of the purchased loan pool or in accordance with the Master Note Purchase Agreement.

      Under the terms of a Master Note Purchase Agreement with Cargill and Peoria, Cargill and Peoria are to each receive 10 percent of cumulative income before recognition of profit participation expense recognized by Imperial. Imperial has accrued $236, $371 and $646 in 1996, 1995 and 1994, respectively, included in accounts payable and expensed $40, $114 and $813 in 1996, 1995 and 1994, respectively, included in other income (expense), net, in the accompanying combined financial statements, under this profit participation agreement. The profit participation will be paid to Cargill and Peoria upon final disposition of the purchased loan pool or in accordance with the Master Note Purchase Agreement.

      During 1996 in conjunction with a refinancing transaction, WAMCO XXII transferred $42,047 in assets and $28,967 in liabilities to First Paradee in return for a partnership interest in First Paradee. Subsequent to the transfer, WAMCO XXII distributed its interest in First Paradee to its partners.

      During 1996, WAMCO III distributed $704 in assets to its partners which was subsequently contributed to WAMCO IX.

(6)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Partnerships disclose estimated fair values of their financial instruments. Fair value estimates, methods and assumptions are set forth below.


(A) CASH, RESTRICTED CASH, RECEIVABLE FROM AFFILIATES, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      The carrying amount of cash, restricted cash, receivable from affiliates, accounts payable and accrued liabilities approximates fair value at December 31, 1996 and 1995 due to the short-term nature of such accounts.

(B) PURCHASED LOAN POOLS

      The purchased loan pools are carried at the lower of cost or estimated fair value. The estimated fair value is calculated by discounting projected cash flows on a loan by loan basis using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The carrying value of the purchased loan pools is $177,480 and $221,508 at December 31, 1996 and 1995, respectively. The estimated fair value of the purchased loan pools is approximately $221,352 and $282,091 at December 31, 1996 and 1995, respectively.

(C) INVESTMENTS

      Investments in trust certificates are carried at the lower of cost or estimated fair value. Management estimates that the cost of the investments approximate fair value at December 31, 1996.

(D) LONG-TERM DEBT

      Management believes that for similar floating rate financial instruments with similar credit risk, that the stated interest rates at December 31, 1996 and 1995 approximates market rates. Accordingly, the carrying amount of long-term debt is believed to approximate fair value.

(7) CONTINGENCIES

      The Partnerships are involved in various legal proceedings in the ordinary course of business. In the opinion of management, the resolution of such matters will not have a material adverse impact on the combined financial condition, results of operations or liquidity.

                          INDEPENDENT AUDITORS' REPORT



The Partners
Acquisition Partnerships:

         We have audited the accompanying combined balance sheets of Acquisition Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Acquisition Partnerships as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                         KPMG Peat Marwick LLP


Fort Worth, Texas
February 14, 1997

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         On October 27, 1995, FirstCity engaged KPMG Peat Marwick LLP ("KPMG") to serve as its independent accountants, such engagement to be effective as of and for the year ending December 31, 1995. The engagement of KPMG was recommended by the Audit Committee of FirstCity's Board of Directors and was approved by such Board on October 27, 1995. Shareholders approved a proposal to appoint KPMG as independent accountants for 1996.

         During the Debtor's two most recent fiscal years prior to the Merger, no audited financial statements of the Debtor were prepared, and therefore no report on such financial statements was prepared. Prior thereto, Arthur Andersen & Co. LLP served as the Debtor's independent accountants.

         Prior to the Merger, Jaynes, Reitmeier, Boyd & Therrell, P.C. ("Jaynes Reitmeier") served as J-Hawk's independent accountants. Jaynes Reitmeier's accountants' report with respect to the annual financial statements for 1994 did not contain an adverse opinion, disclaimer or qualification. During such period, Jaynes Reitmeier and J-Hawk had no disagreements regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure of the type referred to in items 304(a)(1)(iv) of Regulation S-K, and no reportable event described in Item 304(a)(1)(v) of Regulation S-K occurred.

         In connection with the Merger, representatives of J-Hawk consulted with KPMG regarding the appropriate financial statements and accounting disclosures with respect to the Merger and for FirstCity following the Merger. After discussions with KPMG and the Securities and Exchange Commission, FirstCity determined that its historical financial statements prior to the date of the Merger should reflect the financial position and results of operations of J-Hawk.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         Information with respect to the Company's executive officers is set forth in Part I of this Annual Report on Form 10-K under the caption "Executive Officers of the Registrant."

         The Company's current Board of Directors consists of ten members, each of whom initially became a director of FirstCity on July 3, 1995. Further information concerning the Board members, including their business experience during the past five years, appears below.

         James R. Hawkins, 61, has been Chairman of the Board and Chief Executive Officer of FirstCity since July 3, 1995, and was Chairman of the Board and Chief Executive Officer of J-Hawk from 1976 until the Merger.

         C. Ivan Wilson, 69, has been Vice Chairman of FirstCity since July 3, 1995, and is currently Chairman, President and Chief Executive Officer of Mercantile Bank, N.A., Corpus Christi, Texas, a national baking organization. Mr. Wilson was Chairman of the Board and Chief Executive Officer of FCBOT from 1991 to July 3, 1995. Prior to 1991, Mr. Wilson was the Chief Executive Officer of FirstCity, Texas -- Corpus Christi, one of FCBOT's banking subsidiaries.

         James T. Sartain, 48, has been President and Chief Operating Officer of FirstCity since July 3, 1995, and was President and Chief Operating Officer of J-Hawk from 1988 until the Merger.

         Rick R. Hagelstein, 50, has been Executive Vice President and Managing Director of Asset Management of FirstCity since November 1996. From July 3, 1995 until November 1996 Mr. Hagelstein was Executive Vice President and Chief Credit Officer of FirstCity, and was Executive Vice President and Chief Credit Officer of J-Hawk from 1990 until the Merger. From 1988 to 1990, Mr. Hagelstein was Executive Vice President of ASK Corporation, a manufacturer of solar energy devices. Mr. Hagelstein has also been a member of the Portfolio Committee of the Trust since July 3, 1995, which committee administers the Trust.

         Matt A. Landry, Jr., 54, has been Executive Vice President and Senior Financial Officer and Managing Director of Mergers and Acquisitions since November 1996 and was Executive Vice President and Chief Financial Officer of FirstCity from July 3, 1995 until November 1996. Mr. Landry was Executive Vice President and Chief Financial Officer of J-Hawk from 1992 until the Merger. From 1988 to 1992, Mr. Landry was President and Chief Operating Officer and a director of AmWest Savings Association, a savings and loan association (and a predecessor to First American Bank, S.S.B., a state savings bank). From 1989 to 1992, Mr. Landry was also a director of First American Bank, a state chartered commercial bank.

         Richard E. Bean, 53, has been Executive Vice President and Chief Financial Officer of Pearce Industries, Inc. since 1976, which company, through its subsidiaries, markets a variety of oilfield equipment and machinery. Mr. Bean has also been a member of the Portfolio Committee of the Trust since July 3, 1995 which committee administers the Trust. Prior to July 3, 1995, Mr. Bean was Chairman of the FCBOT's Official Committee of Equity Security Holders. Mr. Bean is a director of TransAmerican Waste Industries, Inc.

         Bart A. Brown, Jr., 65, has been President and Chief Executive Officer of Main Street and Main Incorporated since December of 1996. Main Street is the largest franchise of T.G.I. Friday's restaurant chain with 47 locations. From April of 1996 until December of 1996, Mr. Brown was a consultant with Investcorp International, N.A. From August of 1995 until joining Investcorp, Mr. Brown was Chairman and Chief Executive Officer of Color Tile, Inc., an Investcorp-owned company. Prior to joining Color Tile, Mr. Brown was Chief Executive Officer of The Circle K Corporation from 1991 to 1993, and served as Chairman of that company from June of 1990 until August of 1995. Mr. Brown is a director of Factory Card Outlet Corp., Edison Brothers Stores, Inc. and Main Street and Main Incorporated.

         Donald J. Douglass, 65, has been Chairman and Chief Executive Officer of Alamo Group, Inc. since 1969, which company, through its subsidiaries, designs and markets a variety of mowing equipment, replacement parts and other products. Prior to July 3, 1995, Mr. Douglass was a member of FCBOT's Official Committee of Equity Security Holders.

         David W. MacLennan, 37, has been with subsidiaries of Cargill, Incorporated, regarded as one of the world's largest, privately-held corporations, since 1991. From 1993 to February 1996, Mr. MacLennan was a Vice President of Cargill Financial Services Corporation, a wholly-owned subsidiary of Cargill, Incorporated engaged primarily in the investment of proprietary funds and in the proprietary trading of financial instruments and assets. Since February 1996, Mr. MacLennan has been Managing Director of Cargill Financial Markets, PLC in London.

         David Palmer, 54, has been a private investor for the past 25 years. Mr. Palmer has been a member of the Portfolio Committee of the Trust since July 3, 1995 which committee administers the Trust. Prior to July 3, 1995, Mr. Palmer was a member of FCBOT's Official Committee of Equity Security Holders. From 1970 to 1995, Mr. Palmer was a Professor of Philosophy at the State University of New York -- Fredonia, New York.

         James R. Hawkins, Chairman of the Board and Chief Executive Officer of FirstCity, James T. Sartain, President and Chief Operating Officer of FirstCity, and ATARA are parties to a Shareholder Voting Agreement (the "Shareholder Voting Agreement"), dated as of June 29, 1995, with Cargill Financial Services Corporation, a Delaware corporation ("Cargill"). The sole general partner of ATARA is ATARA Corp., a Texas corporation, the Chairman of the Board and President of which is Rick R. Hagelstein, the Executive Vice President and Managing Director of Asset Management of FirstCity. Under the terms of the Shareholder Voting Agreement, Messrs. Hawkins and Sartain, and ATARA, are required to vote their shares of FirstCity common stockto elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of FirstCity common stock to elect one or more of the designees of Messrs. Hawkins and Sartain, and ATARA, as directors of FirstCity. Information pertaining to the number of shares of the Common Stock of FirstCity owned on February 28, 1997 by each of Messrs. Hawkins and Sartain, and ATARA and Cargill, is set forth under Item 12 - "Security Ownership of Certain Beneficial Owners and Management."

         Section 16(a) of the Exchange Act requires FirstCity's directors and executive officers, and persons who own more than 10 percent of the FirstCity Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the FirstCity Common Stock. Based solely on copies of such reports furnished to FirstCity and written representations that no other reports were required, FirstCity believes that all applicable such
Section 16(a) filing requirements were complied with by its directors, officers and 10 percent stockholders during the last fiscal year.

ITEM 11.  EXECUTIVE COMPENSATION.

DIRECTOR COMPENSATION

         Directors of FirstCity who are not employees of FirstCity or any of its subsidiaries receive a retainer of $3,000 per quarter for their services as directors (from January 1, 1996 through December 31, 1996, each such director received an aggregate of $12,000 for such director's services as director for such period). Such directors also receive $1,000 plus expenses for each regular and special Board meeting attended, and $1,000 plus expenses for each meeting of any committee of the Board attended, in each case other than telephonic meetings. Directors who are employees of FirstCity do not receive directors' fees.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation for services during each of the last three years to (1) FirstCity's Chief Executive Officer during 1996, (2) FirstCity's other four most highly compensated executive officers during 1996 serving as such at the end of 1996 and (3) one additional executive officer of FirstCity during 1996 who would have been one of such four most highly compensated executive officers but who was not serving as an executive officer at the end of 1996:

                           SUMMARY COMPENSATION TABLE


                                                                                                     LONG TERM        ALL OTHER
                                                                                                 COMPENSATION        COMPENSA-
                                                            ANNUAL COMPENSATION (1)                    AWARDS        TION (6)($)
                                               ------------------------------------------------- ------------------ ------------
NAME AND PRINCIPAL POSITION          YEAR             SALARY ($)                BONUS ($)          OPTION (5) (#)
------------------------------- -------------- ------------------------  ----------------------- ------------------
James R. Hawkins,..............     1996                        300,000          82,500 (2)             2,845 (7)         11,374
     Chairman of the Board and      1995:
     Chief Executive Officer     07/03-12/31                    155,769         225,000                22,500              3,086
                                 01/01-07/02                    150,000              --                    --              3,086
                                  Total 1995                    305,769         225,000                22,500              6,172
                                     1994                       245,000         580,000                    --              7,202
C. Ivan Wilson,................      1996                       103,962         452,422 (3)                --              5,941
     Vice Chairman of the Board     1995:
                                 07/03-12/31                    125,000              --                13,000             14,984
                                 01/01-07/02                    125,000         500,000 (4)                --             19,169
                                  Total 1995                    250,000         500,000 (4)            13,000             34,153
                                     1994                       250,000              --                    --             31,372
James T. Sartain,..............      1996                       300,000          82,500 (2)             2,845 (7)          7,927
     President and Chief            1995:
     Operating Officer           07/03-12/31                    155,769         225,000                24,800              2,529
                                 01/01-07/02                    150,000              --                    --              2,529
                                  Total 1995                    305,769         225,000                24,800              5,058
                                     1994                       245,000         531,000                    --              5,491
Rick R. Hagelstein,............      1996                       300,000          82,500 (2)             2,845 (7)          9,913
     Executive Vice President       1995:
     and Managing Director of    07/03-12/31                    155,769         225,000                24,800              2,991
     Asset Management            01/01-07/02                    150,000              --                    --              2,991
                                  Total 1995                    305,769         225,000                24,800              5,982
                                     1994                       245,000         420,000                    --              5,491
Matt A. Landry, Jr.,...........      1996                       250,000          82,500 (2)             2,845 (7)          7,899
     Executive Vice President,      1995:
        Senior Financial Officer 07/03-12/31                    129,808         185,000                21,300              3,003
        and Managing Director of 01/01-07/02                    125,000              --                    --              3,003
        Mergers and Acquisitions  Total 1995                    254,808         185,000                21,300              6,006
                                     1994                       119,231         225,000                    --              5,929
G. Stephen Fillip..............      1996                       135,000          38,500 (2)             1,328 (7)          6,402
     Senior Vice President          1995:
                                 07/03-12/31                     70,096          75,000                21,300              1,442
                                 01/01-07/02                     67,500              --                    --              1,443
                                  Total 1995                    137,596          75,000                11,500              2,885
                                     1994                        74,616         133,500                    --                867


                                       56



-----------------------------
(1) With respect to Messrs. Hawkins, Sartain, Hagelstein, Landry and Fillip, all amounts shown for (a) the year 1996, and the period July 3, 1995 through December 31, 1995, were for services in all capacities to FirstCity and its subsidiaries, (b) the period January 1, 1995 through July 2, 1995, and the year 1994, were for services in all capacities to J-Hawk and its subsidiaries. With respect to Mr. Wilson, all amounts shown for (a) the year 1996, and the period July 3, 1995 through December 31, 1995, were for services in all capacities to FirstCity and its subsidiaries (unless otherwise indicated, with respect to Mr. Wilson, 50 percent of which amounts were paid by FirstCity and 50 percent of which were paid by the Trust pursuant to the terms of the employment agreement as described below under the caption "Employment Agreements and Severance and Change-in-Control Arrangements") and (b) the period January 1, 1995 through July 2, 1995, and the year 1994, were for services in all capacities to FCBOT and its subsidiaries.

(2)  Such bonus amount was awarded under FirstCity's 1996 Performance Bonus
     Plan.

(3)  See "Employment Agreements and Severance and Change-in-Control
     Arrangements."

(4) Such bonus was paid on July 3, 1995 pursuant to the Plan of Reorganization from funds of FCBOT.

(5) Expressed in terms of the numbers of shares of FirstCity's Common Stock underlying options and awards granted during the year indicated. All such options granted in 1995 were granted under the 1995 Stock Option and Award Plan. All such awards granted in 1996 were granted under FirstCity's 1996 Performance Bonus Plan.

(6) With respect to Messrs. Hawkins, Sartain, Hagelstein, Landry and Fillip, the total amounts indicated under "All Other Compensation" for 1996 consist of (a) amounts contributed to match a portion of such employee's contributions under the 401(k) Plan ("401(k) Match"), (b) excess premiums paid on supplemental life insurance policies ("Supplement Life"), (c) premiums paid on long term disability insurance policies ("LTD Premiums") and (d) personal use of a business vehicle ("Auto"). The following table details the amounts paid during 1996 for each of the categories:


                                            401(K)        SUPPLEMENT          LTD
               EXECUTIVE                     MATCH           LIFE           PREMIUMS         AUTO          TOTAL
---------------------------------------  -------------  ---------------  --------------  ------------- --------------
James R. Hawkins.......................  $       4,500  $         4,353  $        1,830  $         691 $      11,374
James T. Sartain.......................          4,500            1,079           1,830            518         7,927
Rick R. Hagelstein.....................          4,500            1,786           1,830          1,797         9,913
Matt A. Landry, Jr.....................          4,500            1,511           1,525            363         7,899
G. Stephen Fillip......................          4,500            1,079             823              -         6,402

(7) These awards are contingent upon meeting certain performance targets in 1997 and 1998, with one-half vesting based on 1997 earnings, and one-half vesting based on 1998 earnings. See "Bonuses."


STOCK OPTION PLANS AND 401(K) PLAN

     At FirstCity's annual shareholders' meeting, held on April 24, 1996, FirstCity's shareholders approved (1) the Company's 1995 Stock Option and Award Plan (the "1995 Stock Option and Award Plan"), which provides for the grant of up to 230,000 options to purchase FirstCity Common Stock to plan participants (229,600 of which have been granted), (2) the Company's 1996 Stock Option and Award Plan (the "1996 Stock Option and Award Plan"), which provides for the grant of up to 500,000 options to purchase FirstCity Common Stock to plan participants (18,000 of which were granted during 1996), and (3) the Company's 1995 Employee Stock Purchase Plan (the "1995 Employee Stock Purchase Plan"), under which up to 100,000 shares of FirstCity Common Stock may be made available for purchase by plan participants. During 1996, 3,813 shares were issued under the 1995 Employee Stock Purchase Plan. The 1996 Stock Option and Award Plan also provides for the grant of up to 50,000 performance shares to employees of FirstCity, to be awarded in the discretion of the Stock Option Subcommittee of the Compensation Committee of the Company's Board of Directors. The performance measure to be used for the purposes of granting the performance shares will be the extent to which performance goals are met, in addition to the factors of total shareholder return, return on equity, earnings per share and the ratio of operating overhead to operating revenue.

     Beginning January 1, 1994, FirstCity also initiated a defined contribution 401(k) employee profit sharing plan (the "401(k) Plan") in which FirstCity matches employee contributions at a stated percentage of employee contributions to a defined maximum. FirstCity contributed $196,440 in 1996, $76,866 in 1995, and $44,498 in 1994 to the 401(k) Plan.

OPTION GRANTS

     No stock options were granted during or in respect of 1996 to any executive officers of FirstCity.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth, for FirstCity's Chief Executive Officer and each of the other executive officers of FirstCity named in the Summary Compensation Table under the caption "Executive Compensation," the number of shares of FirstCity Common Stock underlying both exercisable and non-exercisable stock options held by such persons as of December 31, 1996, and the year-end values for unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the FirstCity common stock. All such options were granted under the 1995 Stock Option and Award Plan.

                        AGGREGATED 1996 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES


                                                 NUMBER OF SHARES                        VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED                   IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT DECEMBER 31, 1996                DECEMBER 31, 1996 ($)(1)
                                     ----------------------------------------  --------------------------------
NAME(2)                                  EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
-------                              ------------------  --------------------  ------------------- -----------------
James R. Hawkins...................        4,500                18,000               31,500              126,000
James T. Sartain...................        6,200                18,600               55,800              167,400
Rick R. Hagelstein.................        6,200                18,600               55,800              167,400
Matt A. Landry, Jr.................        5,325                15,975               47,925              143,775
George S. Fillip...................        2,875                8,625                25,875               77,625

-----------------------------
(1) Aggregate market value (based on December 31, 1996 stock price of $29 per share of the shares of FirstCity common stock underlying such options, less the aggregate exercise price payable.

(2) All stock options held by C. Ivan Wilson were cancelled in connection with the settlement of his employment agreement. See "Employment Agreements and Severance and Change-in-Control Arrangements."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of FirstCity for fiscal year 1996 is provided by the Compensation Committee of FirstCity's Board of Directors.

GENERAL

         Recommendations regarding compensation of FirstCity's executive officers are prepared by the Compensation Committee of the Board of Directors and are subject to the review, modification and approval of the Board, except that (1) the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation, and (2) all such recommendations, reviews, modifications and approvals with respect to awards under the 1996 Stock Option and Award Plan are made solely by the Stock Option Subcommittee of the Compensation Committee.

         FirstCity's compensation program is designed to enable FirstCity to attract, motivate and retain high-quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, FirstCity provides for competitive base salaries, annual variable performance incentives payable in cash for the achievement of financial performance goals, and long-term, stock-based incentives which strengthen the mutuality of interests between senior management and FirstCity's stockholders.

         Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), provides that no deduction for federal income tax purposes shall be allowed to a publicly held corporation for applicable employee remuneration with respect to any covered employee of the corporation to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1.0 million. For purposes of this limitation, the term "covered employee" generally includes the chief executive officer of the corporation and the four highest compensated officers of the corporation (other than the chief executive officer). The term "applicable employee remuneration" generally means, with respect to any covered taxable year for remuneration for services performed by such employee (whether or not during the taxable year); provided, however, that applicable employee remuneration does not include, among other items, certain remuneration payable solely on account of the attainment of one or more performance goals ("performance-based compensation"). It is FirstCity's general intention that the remuneration paid to its covered employees not exceed the deductibility limitation established by Section 162(m). Nevertheless, due to the fact that not all remuneration paid to covered employees may qualify as performance-based compensation, it is possible that FirstCity's deduction for remuneration paid to any covered employee during a taxable year may be limited by Section 162(m).

SALARIES

         Salaries for the year 1996 for each of FirstCity's executive officers, including its Chief Executive Officer, were determined based upon such officer's level of responsibility, time with FirstCity, contribution to FirstCity and individual performance. The evaluation of these factors was subjective, and no fixed, relative weights were assigned thereto.

BONUSES

         Under FirstCity's 1996 Performance Bonus Plan ("1996 Performance Bonus Plan"), all executive officers who were employed by FirstCity or its subsidiaries during calendar year 1996 and who remained so employed on March 18, 1997 received, as a bonus, for services rendered to FirstCity or such subsidiary during 1996, a prescribed portion of $1,100,000 (which is an amount equal to fifty percent of FirstCity's net profits after a twenty-five percent return on stockholders' equity (after payment or accrual of preferred dividends) for
1996). Each of the executive officers of FirstCity named in the Summary Compensation Table under the caption "Executive Compensation" received such a bonus for the year 1996 pursuant to the 1996 Performance Bonus Plan.

         Bonuses earned pursuant to FirstCity's 1996 Performance Bonus Plan are paid one-half in cash in the year the bonus is granted and the remainder in shares of FirstCity common stock having a fair market value at the time the bonus is granted equal to half of the respective bonus. One-half of the shares of FirstCity common stock granted as part of a bonus vest, contingent upon meeting certain performance bonus targets, in the first year succeeding the year in which the bonus was granted. The other half of such shares vest, contingent upon meeting certain performance bonus targets, in the second year succeeding the year in which the bonus was granted.

STOCK OPTIONS

         The Stock Option Subcommittee of the Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the subcommittee has established a policy of awarding stock options each year based on the continuing progress of FirstCity as well as on individual performance.

         In 1996, the Stock Option Subcommittee recommended, and the Board of Directors approved, the grant of stock options for 18,000 shares of FirstCity common stock under the 1996 Stock Option and Award Plan (none of which were granted to FirstCity's executive officers). The exercise price with respect to all such grants was equal to or greater than the fair market value of the underlying FirstCity common stock at the date of grant so that the holders of such options will benefit from such options only when, and to the extent, the price of the FirstCity common stock increases after such grant. The performance of key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account FirstCity's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Recommendations regarding compensation of FirstCity's Chief Executive Officer are prepared by those members of the Compensation Committee, and are subject to the review, modification and approval of those members of the Board, other than the Chief Executive Officer. Such recommendations, reviews, modifications and approvals for 1996 were based on the Chief Executive Officer's level of responsibility, time with FirstCity, individual performance and significant contributions to the successful implementation of several important decisions that are expected to benefit FirstCity in future years, including the acquisition of various purchased asset portfolios.

                  THE COMPENSATION COMMITTEE
                  James R. Hawkins, Chairman
                  David W. MacLennan
                  Bart A. Brown, Jr.

CUMULATIVE TOTAL SHAREHOLDER RETURN

                  The following performance graph (the "Performance Graph") compares the cumulative total shareholder return on FirstCity's Common Stock, based on the market price thereof, with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (US) prepared for Nasdaq by the Center for Research in Security Prices ("CRSP," and such index, the "Nasdaq Market Index") and the CRSP Financial Stocks Index prepared for Nasdaq by CRSP (the "Nasdaq Industry Index") for the period beginning on July 3, 1995 (the date FirstCity's Common Stock commenced trading on Nasdaq) and ending on December 31, 1996. Cumulative total shareholder return is based on an annual total return, which assumes the reinvestment of all dividends for the period shown and assumes that $100 was invested on July 3, 1995 in each of FirstCity's Common Stock, the Nasdaq Market Index and the Nasdaq Industry Index. FirstCity has not declared any dividends during the period covered by the Performance Graph. The results shown in the Performance Graph are not necessarily indicative of future performance.

[PURSUANT TO RULE 304 OF REGULATION S-T, THE PERFORMANCE GRAPH IS DESCRIBED IN TABULAR DATA FORM BELOW]


                        FIRSTCITY FINANCIAL CORPORATION
                      TOTAL RETURN PERFORMANCE CALCULATION

                         07/03/95  07/31/95  08/31/95  09/29/95  10/31/95  11/30/95  12/29/95  01/31/96  02/29/96  03/29/96
                         --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
NASDAQ MARKET                 100  107.2795  109.4537  111.9705  111.3309  113.943   113.3365  113.8968  118.2376  118.6307
NASDAQ FINANCIAL STOCKS       100  104.7506  110.1941  113.9217  114.4259  119.0101  122.2146  122.8014  124.6018  127.1491
FIRSTCITY FINANCIAL           100  133.3333  141.6667  133.3333  166.6667  176.0417  171.875   190.625   165.625   167.7083


                         04/30/96  05/31/96  06/28/96  07/31/96  08/30/96  09/30/96  10/31/96  11/29/96  12/31/96
                         --------  --------  --------  --------  --------  --------  --------  --------  --------
NASDAQ MARKET            128.4706  134.3693  128.3139  116.8863  123.4357  132.8832  131.427   139.572   139.4133
NASDAQ FINANCIAL STOCKS  127.5291  129.8958  130.1639  126.824   135.0816  141.189   145.6519  154.9834  156.6915
FIRSTCITY FINANCIAL      193.75    206.25    231.25    227.0833  230.2083  237.5     260.4167  231.25    243.75


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Hawkins (Chairman), MacLennan and Bart A. Brown, Jr. served as members of the Compensation Committee of the Board of Directors during 1996. Messrs. MacLennan and Brown served as members of the Stock Option Subcommittee of the Compensation Committee during 1996. Mr. Hawkins was Chairman of the Board and Chief Executive Officer of FirstCity, and Chairman of the Board and Chief Executive Officer of each of the corporate general partners of each of the affiliated acquisition partnerships through which FirstCity acquires interests in various financial asset pools, during 1996. See Item 13 - "Certain Relationships and Related Transactions." Neither of Messrs. MacLennan or Brown was an officer or employee of FirstCity or any of its subsidiaries during 1996 or any prior year. FirstCity leases the office space for its principal executive offices from a trust created for the benefit of the children of Mr. Hawkins. See
Item 13 - "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

         FirstCity entered into an employment agreement with C. Ivan Wilson in connection with the consummation of the Plan of Reorganization. Under the terms of such agreement, Mr. Wilson was to serve as Vice-Chairman of FirstCity's Board of Directors for a term of three years, beginning on July 3, 1995. Under such terms, Mr. Wilson (1) was paid $500,000 on July 3, 1995 (from funds of FCBOT),
(2) was to be paid an annual salary of $250,000 (50 percent of which was to be paid by FirstCity and 50 percent of which was to be paid by the Trust so as to reflect Mr. Wilson's obligations thereunder to assist in the administration of the Trust assets) and (3) if certain conditions with respect to the payment of certain claims and interests under the Plan of Reorganization (as prescribed by such agreement) were satisfied, such determination to be made by the Portfolio Committee of the Trust (which committee administers the Trust), was to be paid additional, separate conditional bonuses in an aggregate amount up to $500,000 plus 1.67 percent of specified additional payments made to the holders of the Trust's Class B and Class C Certificates.

         During the second quarter of 1996, Mr. Wilson advised the Board of his desire to retire from an active management role in FirstCity and the Trust. Under the terms of Mr. Wilson's employment contract as approved in the Plan of Reorganization, Mr. Wilson was to receive his annual salary and any bonus as described above. In response to Mr. Wilson's request to be considered for retirement, the Board of FirstCity and the management of the Trust jointly determined that a fair settlement of Mr. Wilson's contract would be to discount the total amount of future payments to be received as salary. The resulting amount totaling approximately $445,000 was paid one-half by the Trust and one-half by FirstCity. Additionally, if there are any bonus payments accrued under the provisions of subpart (3) of the preceding paragraph, Mr. Wilson will receive such payments when, as, and if accrued. Such payments are the obligation of the Trust and not FirstCity. Subsequent to his retirement, Mr. Wilson received $8,000 in directors fees from FirstCity.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding the FirstCity Common Stock owned on February 28, 1997 by: (1) each person who is known by FirstCity to be the beneficial owner of more than 5 percent of the FirstCity Common Stock as of such date, (2) each of FirstCity's directors named herein, (3) each of the executive officers of FirstCity named in the Summary Compensation Table under the caption "Executive Compensation" and (4) all directors and executive officers of FirstCity as a group. Except as otherwise indicated, all shares of FirstCity Common Stock shown in the table are held with sole voting and investment power. The "Percent of Class" column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable warrants to purchase FirstCity Common Stock held by such person or group.


                                                                                         SHARES             PERCENT
                                                                                      BENEFICIALLY             OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                                  OWNED              CLASS
----------------------------------------                                              -------------        ---------
James R. Hawkins..........................................................               974,500(2)            17.8
C. Ivan Wilson............................................................                 2,664(3)               *
James T. Sartain..........................................................               377,360(2)             6.9
Rick R. Hagelstein........................................................               377,360(4)             6.9
Matt A. Landry, Jr........................................................                57,685(5)             1.1
Richard E. Bean...........................................................                78,633(6)             1.4
Bart A. Brown, Jr.........................................................                    --                 --
Donald J. Douglass........................................................                19,130(7)             0.3
David W. MacLennan........................................................                    --(8)              --
David Palmer..............................................................                99,677                1.8
All directors and executive officers as a group (17 persons)..............             2,344,663               42.8
ATARA I, LTD..............................................................               372,400(2)             6.8
         P.O. Box 8216
         Waco, Texas 76714
ATARA Corp................................................................               372,400(9)             6.8
         P.O. Box 8216
         Waco, Texas 76714

-----------------------------
*  Less than 1%

(1) The business mailing address of each of such persons (except for ATARA I, LTD. and ATARA Corp.) is 6400 Imperial Drive, Waco, Texas 76712.
(2) Includes 506 shares that may be acquired within sixty days of February 28, 1997 through the exercise of warrants of FirstCity to purchase FirstCity Common Stock . Each of Messrs. Hawkins and Sartain, and ATARA I, LTD., a Texas limited partnership ("ATARA"), acquired warrants to purchase 506 shares of FirstCity Common Stock pursuant to the exchange under the Plan of Reorganization of shares of Common Stock of FCBOT owned by such persons. Messrs. Hawkins and Sartain, and ATARA, are parties to a Shareholder Voting Agreement with Cargill regarding the FirstCity Common Stock. Each of Messrs. Hawkins and Sartain, and ATARA, disclaims beneficial ownership of the shares of FirstCity

                                       62



         Common Stock owned by Cargill. With regard to Messrs. Hawkins and Sartain, 4,500 and 4,960, respectively, of such shares are subject to options granted on October 27, 1995 pursuant to FirstCity's 1995 Stock Option and Award Plan, which are vested but unexercised.
(3) Includes 676 shares that may be acquired within sixty days of February 28, 1997 through the exercise of warrants of FirstCity to purchase FirstCity Common Stock (which warrants were acquired pursuant to the exchange under the Plan of Reorganization of shares of common stock of FCBOT owned by Mr. Wilson).
(4) 371,894 of such shares of FirstCity Common Stock are held of record by ATARA. 506 of such shares are subject to warrants of FirstCity to purchase FirstCity Common Stock held of record by ATARA. See note (2) to this table. ATARA is principally engaged in the investment in FirstCity's Common Stock. The sole general partner of ATARA is ATARA Corp., a Texas corporation ("ATARA Corp."), which is also principally engaged in the investment in FirstCity's Common Stock. Mr. Hagelstein may be deemed to beneficially own all such 372,400 shares by virtue of being the Chairman of the Board and President of ATARA Corp., and by reason of the fact that his wife is the only other officer or director of ATARA Corp. and owns 33.33 percent of the outstanding shares of common stock of ATARA Corp. 4,960 of such shares are subject to options granted on October 27, 1995 pursuant to FirstCity's 1995 Stock Option and Award Plan, which are vested but unexercised.
(5) 53,065 of such shares of FirstCity Common Stock are held of record by Enovest Associates, Ltd., a Texas limited partnership ("Associates"), which is principally engaged in the business of investments, including its investment in FirstCity's Common Stock. The sole general partner of Associates is Enovest Investments, Inc., a Texas corporation ("Investments"). Mr. Landry may be deemed to beneficially own all such 53,065 shares by virtue of being a Vice President of Investments and a limited partner of Associates. 4,620 of such shares are subject to options granted on October 27, 1995 to Mr. Landry pursuant to FirstCity's 1995 Stock Option and Award Plan, which are vested but unexercised.
(6) Includes 9,964 shares that may be acquired within sixty days of February 28, 1997 through the exercise of warrants of FirstCity to purchase FirstCity Common Stock (which warrants were acquired pursuant to the exchange under the Plan of Reorganization of shares of common stock of FCBOT owned by Mr. Bean).
(7) Includes 2,424 shares that may be acquired within sixty days of February 28, 1997 through the exercise of warrants of FirstCity to purchase FirstCity Common Stock (which warrants were acquired pursuant to the exchange under the Plan of Reorganization of shares of common stock of FCBOT owned by Mr.Douglass).
(8) Mr. MacLennan is an officer of certain affiliates of Cargill, which, as of February 28, 1997, was the record owner of 241,137 shares of FirstCity Common Stock. Mr. MacLennan disclaims beneficial ownership of such shares; however, the shares are included in the total shares for the percentage of class calculation. Cargill is party to a Shareholder Voting Agreement with Messrs. Hawkins and Sartain, and ATARA, regarding the FirstCity Common Stock.
(9) 371,894 of such shares of FirstCity Common Stock are held of record by ATARA. 506 of such shares are subject to warrants of FirstCity to purchase FirstCity Common Stock held of record by ATARA. See note (2) to this table. ATARA Corp. may be deemed to beneficially own all such 372,400 shares by virtue of being the sole general partner of ATARA.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

          FirstCity owns equity interests in various purchased asset portfolios through the acquisition partnerships in which a corporate affiliate of FirstCity is the sole general partner and FirstCity and other nonaffiliated investors are limited partners. Certain directors and executive officers of FirstCity may also serve as directors and/or executive officers of such general partners, but receive no additional compensation from or on behalf of such general partners for serving in such capacities. FirstCity provides asset servicing to such acquisition partnerships pursuant to servicing agreements between FirstCity and such Acquisition Partnerships.

         FirstCity has entered into certain agreements with Cargill under which Cargill provides FirstCity a fixed monthly payment to defray overhead expenses and to reimburse one-half of all approved due diligence expenses incurred by FirstCity in connection with evaluating prospective acquisitions of purchased asset portfolios. Under such agreements, Cargill has the right to participate as an equity investor in such acquisitions. Cargill also provides FirstCity with a $35 million revolving credit facility, expiring on June 30, 1997, to fund FirstCity's purchased asset portfolio acquisitions and for certain other working capital purposes. Borrowings under such facility bear interest at LIBOR plus 5% and are secured by substantially all of FirstCity's unencumbered assets. As of March 21, 1997, outstanding borrowings under such facility were $23.9 million. David W. MacLennan, a director of FirstCity, is an officer of certain affiliates of Cargill.

         Pursuant to a noncancellable operating lease, FirstCity leases the office space for its principal executive offices in Waco, Texas from a trust created for the benefit of the children of James R. Hawkins, the Chairman of the Board and Chief Executive Officer of FirstCity. Such lease expires in December of 2001 and contains an option in favor of FirstCity pursuant to which FirstCity may renew such lease for two additional five-year periods, with escalating lease payments. Rental expenses under such lease for calendar year 1996 were $90,000. As of December 31, 1996, the future minimum lease payments for each of the next four years under such lease are $90,000 per year. FirstCity believes that the terms of such lease are generally as favorable to FirstCity as the terms it would receive from an independent third party.

         Pursuant to the Plan of Reorganization, substantially all of FCBOT's assets were transferred to the Trust or subsidiaries of the Trust, to be liquidated pursuant to a liquidating trust agreement. Under the terms of such agreement, FirstCity, as the sole holder of the Trust's Class A Certificate, will receive certain amounts from the Trust. Additionally pursuant to the Plan of Reorganization , the liquidation of FCBOT's assets transferred to the Trust is serviced by FirstCity pursuant to an Investment Management Agreement between the Trust and FirstCity (the "Investment Management Agreement"). Under the terms thereof, FirstCity will receive an incentive fee equal to (1) three percent of all cash proceeds derived from the assets owned by the Trust and its subsidiaries (including assets acquired pursuant to a loss-sharing settlement in connection with the Plan of Reorganization) ("Net Cash Proceeds") plus (2) five percent of the Net Cash Proceeds (excluding net proceeds realized from certain contingent asset claims under the Plan of Reorganization) realized above $248,600,000 (the "Estimated Threshold Collection Amount") up to an amount equal to $25 million in excess of the Estimated Threshold Collection Amount; ten percent of the Net Cash Proceeds (excluding net proceeds realized from such contingent asset claims) realized above $25 million in excess of the Estimated Threshold Collection Amount up to an amount equal to $50 million in excess of the Estimated Threshold Collection Amount; and fifteen percent of the Net Cash Proceeds (excluding net proceeds realized from such contingent asset claims) realized above $50 million in excess of the Estimated Threshold Collection Amount. Under an agreement executed March 24, 1997, the Investment Management Agreement was mutually terminated by FirstCity and the Trust, provided that those provisions thereof specifically relating to indemnification between the parties survive such termination. The termination was negotiated between the parties on an arm's length basis with the proposal being unanimously approved by the Board of FirstCity, with the members of the Portfolio Committee who also serve as Board Members abstaining from the vote. Such termination requires the Trust to pay, and the Trust has paid, $6,800,000 as a final servicing fee to FirstCity, representing the present value of the servicing fees stemming from all currently estimated collections to be derived from the trust's assets.

         In connection with the consummation of the Plan of Reorganization , J-Hawk formed a new corporation, Combined Financial Corporation, a Texas corporation ("CFC"), and, prior to the Merger, transferred certain of its assets and indebtedness to CFC (which assumed such indebtedness) (such transfer and assumption, the "Spin-off"), the stockholders of J-Hawk receiving the same proportionate common stock interests in CFC as they had in J-Hawk. As a result of the Spin-off, certain directors and executive officers of J-Hawk, who are also directors and executive officers of FirstCity, became directors and/or executive officers of CFC, as well as stockholders of CFC. FirstCity has entered into a servicing agreement with CFC under which FirstCity provides asset servicing to CFC for a fee based on a percentage of assets serviced. The fee paid by CFC to FirstCity in 1996 was approximately $168,000.

         In connection with the Spin-off, J-Hawk sold approximately $12 million (allocated cost) of loans to a limited partnership owned by James R. Hawkins, James T. Sartain and Rick R. Hagelstein, respectively the

Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer and a director, and the Executive Vice President and Chief Credit Officer and a director, of FirstCity. FirstCity recognized approximately $3 million in gain from such sale. FirstCity has entered into a servicing agreement with such partnership under which FirstCity provides asset servicing to such partnership for a fee based on a percentage of collection of assets serviced. The servicing fee paid by such partnership to FirstCity in 1996 was approximately $82,000.

         In addition to the partnership agreements governing the acquisition partnerships in which FirstCity and Cargill or their respective affiliates are limited partners, FirstCity and Cargill or their respective affiliates are parties to certain other agreements. FirstCity has a $35.0 million revolving credit facility with Cargill which expires June 30, 1997. At March 21, 1997 the principal balance outstanding under such facility was $23.9 million. Such facility is secured by substantially all of the unencumbered equity interests in subsidiaries and Acquisition Partnerships held by FirstCity and by certain other assets of FirstCity.

         Under a Right of First Refusal Agreement dated June 9, 1994, as amended by letter agreement dated March 11, 1996 (the "Right of First Refusal Agreement"), between FirstCity, James R. Hawkins (FirstCity's Chairman of the Board and Chief Executive Officer), James T. Sartain (FirstCity's President and Chief Operating Officer) and Rick R. Hagelstein (FirstCity's Executive Vice President and Managing Director of Asset Management), Cargill and CFSC Capital Corp II, a Delaware corporation, if FirstCity or its senior officers receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in loans and receivables with respect to which the aggregate amount to be bid exceeds $3 million, FirstCity or such senior officers, as the case may be, must follow a prescribed notice procedure pursuant to which Cargill has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through a business entity (such as the Affiliated Partnerships) formed by FirstCity and Cargill or an affiliate thereof. In connection with the Right of First Refusal Agreement, FirstCity and Cargill are parties to a Due Diligence Expense Reimbursement Agreement dated June 9, 1994, as amended by letter agreement dated March 11, 1996 (the "Due Diligence Expense Reimbursement Agreement"), pursuant to which Cargill provides FirstCity a fixed monthly payment to defray overhead expenses and to reimburse one-half of all approved due diligence expenses incurred by FirstCity in connection with evaluating prospective acquisitions of purchased asset pools. Both the Right of First Refusal Agreement and the Due Diligence Expense Reimbursement Agreement terminated on March 31, 1997. FirstCity and Cargill currently are negotiating the terms of an extension and modification to such agreements but there can be no assurance that an agreement with respect thereto will be reached or with respect to the terms thereof.

         FirstCity (as successor by merger to J-Hawk) and Cargill are party to a Residual Share Allocation Agreement dated May 12, 1994, as amended by the First Amendment thereto dated June 28, 1994 (as so amended, the "Residual Share Allocation Agreement"). The Residual Share Allocation Agreement requires FirstCity to pay Cargill a prescribed portion of amounts (which may be all such amounts) FirstCity receives or becomes entitled to receive that constitute a return on (and not of) its cash contributions (such amounts, "Residual Equity Distributions") to any Acquisition Partnership subject to such agreement or a general partner thereof in any period (a "Deficiency Period") during which an event of default has occurred and is continuing under any loan or partnership agreement subject to such Residual Share Allocation Agreement (such agreements, "Collateral Agreements"), or during which FirstCity has notified Cargill or Cargill has notified FirstCity that the purchased assets securing certain of the obligations under any Collateral Agreement to Cargill or certain affiliates thereof may not be sufficient to pay and perform all such obligations. Such amounts to be paid to Cargill are based upon amounts reasonably determined by Cargill to represent the difference between (1) the total obligations owed by any borrower under any Collateral Agreement as to which a Deficiency Period exists less (2) the amounts reasonably believed by Cargill to be recoverable from the purchased assets securing such obligations. The Acquisition Partnership borrowers and related Collateral Agreements as to which the Residual Share Allocation Agreement applies are WAMCO III (Amended and Restated Limited Partnership Agreement of WAMCO III), WAMCO V (Master Note Purchase Agreement between Clearwater Portfolio L.P. and WAMCO V), WAMCO VI (Master Note Purchase Agreement between Cargill and WAMCO VI), WAMCO VIII (Master Note Purchase Agreement between Cargill and WAMCO VIII), WAMCO XI (Master Note Purchase Agreement between Cargill and WAMCO XI), Imperial Fund (Master Note Purchase Agreement between Cargill and Peoria Mortgage Acquisition Corporation, as Lenders, Peoria Mortgage Acquisition Corporation, as Agent, and Imperial Fund), and Whitewater Acquisition (Amended and Restated Limited Partnership Agreement of Whitewater Acquisition).

         James R. Hawkins, Chairman of the Board and Chief Executive Officer of FirstCity, James T. Sartain, President and Chief Operating Officer of FirstCity, and ATARA are parties to a Shareholder Voting Agreement (the "Shareholder Voting Agreement"), dated as of June 29, 1995, with Cargill. The sole general partner of ATARA is ATARA Corp., the Chairman of the Board and President of which is Rick R. Hagelstein, the Executive Vice President and Chief Credit Officer of FirstCity. Under the terms of the Shareholder Voting Agreement, Messrs. Hawkins and Sartain, and ATARA, are required to vote their shares of FirstCity common stock to elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of FirstCity common stock to elect one or more of the designees of Messrs. Hawkins and Sartain, and ATARA, as directors of FirstCity. David W. MacLennan, a director of FirstCity and Cargill's designee, is also an officer of certain affiliates of Cargill.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a) 1.   Financial Statements

              The consolidated financial statements of FirstCity and combined financial statements of Acquisition Partnerships are incorporated herein by reference to Item 8 "Financial Statements and Supplementary Data" of this Report.

         2.   Financial Statement Schedules

              Financial statement schedules have been omitted because the information is either not required, not applicable, or is included in Item 8 "Financial Statements and Supplementary Data."

         3.   Exhibits


EXHIBIT
NUMBER     DESCRIPTION
------     -----------
2.1 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
2.2 Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
2.3 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition
           Corp. and Harbor Financial Group, Inc. (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated
           March 26, 1997 filed with the Commission on April 2, 1997).
3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the
           Commission on July 18, 1995).
3.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
4.1 Indenture, dated July 3, 1995, by and between the Registrant and Shawmut Bank, N.A., as Trustee (incorporated herein by reference to Exhibit 4.1 of the Registrant's Form 8-K dated
           July 3, 1995 filed with the Commission on July 18, 1995).
4.2 Warrant Agreement, dated July 3, 1995, by and between the Registrant and American Stock Transfer & Trust Company, as
           Warrant Agent (incorporated herein by reference to Exhibit 4.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
10.1       Trust Agreement of FirstCity Liquidating Trust, dated July 3,
           1995 (incorporated herein by reference to Exhibit 10.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the
           Commission on July 18, 1995).
10.2 Investment Management Agreement, dated July 3, 1995, between the Registrant and FirstCity Liquidating Trust (incorporated herein by reference to Exhibit 10.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
10.3 Lock-Box Agreement dated July 11, 1995 among the Registrant, NationsBank of Texas, N.A., as lock-box agent, FirstCity Liquidating Trust, FCLT Loans, L.P., and the other Trust-
           Owned Affiliates signatory thereto, and each of NationsBank of Texas, N.A. and Fleet National Bank, as co-lenders
           (incorporated herein by reference to Exhibit 10.3 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).
10.4       Custodial Agreement dated July 11, 1995 among Fleet National
           Bank, as custodian, Fleet National Bank, as agent, FCLT Loans, L.P., FirstCity Liquidating Trust, and the Registrant (incorporated herein by reference to Exhibit 10.4 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
10.5 Tier 3 Custodial Agreement dated July 11, 1995 among the Registrant, as custodian, Fleet National Bank, as agent, FCLT Loans, L.P., FirstCity Liquidating Trust, and the Registrant, as servicer (incorporated herein by reference to Exhibit 10.5 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).
23.1       Consent of KPMG Peat Marwick LLP.*
23.2       Consent of KPMG Peat Marwick LLP.*
23.3       Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.*
27.1 Financial Data Schedule. (Exhibit 27.1 has been previously submitted as an exhibit only in the electronic format of this Annual Report on Form 10-K being submitted to the Securities and Exchange Commission. Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Act of 1934, as amended, or Section 323 of the Trust Indenture
           Act of 1939, as amended, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)**

  * Filed herewith
  ** Previously filed

(b) Registrant did not file a Report on Form 8-K during, or dated during, the fourth quarter of 1996.

                                   SIGNATURES

              Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          FIRSTCITY FINANCIAL CORPORATION


                                          By  /s/ JAMES R. HAWKINS
                                             ----------------------
                                             James R. Hawkins
                                             Chairman of the Board

May 27, 1997

              Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                Signature                           Date          Title
                ---------                           ----          -----


          /s/ JAMES R. HAWKINS                 May 27, 1997       Chairman of the Board, Chief
-----------------------------------------                         Executive Officer and Director
            James R. Hawkins                                      (Principle Executive Officer)

                                                                  Vice Chairman and Director
-----------------------------------------
             C. Ivan Wilson

          /s/ JAMES T. SARTAIN                 May 27, 1997       President, Chief Operating Officer
-----------------------------------------                         and Director
            James T. Sartain

         /s/ MATT A. LANDRY, JR.               May 27, 1997       Executive Vice President, Senior
-----------------------------------------                         Financial Officer, Managing
           Matt A. Landry, Jr.                                    Director - Mergers and Acquisitions
                                                                  and Director
                                                                  (Principal Financial Officer)

         /s/ RICK R. HAGELSTEIN                May 27, 1997       Executive Vice President,
-----------------------------------------                         Managing Director and Director
           Rick R. Hagelstein

           /s/ GARY H. MILLER                  May 27, 1997       Senior Vice President, Chief
-----------------------------------------                         Financial Officer (Principal
             Gary H. Miller                                       Accounting Officer)


          /s/ RICHARD E. BEAN                  May 27, 1997       Director
-----------------------------------------
             Richard E. Bean



                                       69







                                                                  Director
-----------------------------------------
           Bart A. Brown, Jr.


                                                                  Director
-----------------------------------------
           Donald J. Douglass


            /s/ DAVID PALMER                   May 27, 1997       Director
-----------------------------------------
              David Palmer


                                                                  Director
-----------------------------------------
           David W. MacLennan


                                  EXHIBIT INDEX

EXHIBIT
NUMBER              DESCRIPTION

2.1 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit
         2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

2.2 Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18,
         1995).

2.3 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition Corp. and Harbor Financial Group, Inc. (incorporated herein by reference to the Registrant's Form 8-K dated March 26, 1997 filed with the Commission on April 2, 1997.

3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18,
         1995).

3.2      Bylaws of the Registrant (incorporated herein by reference to Exhibit
         3.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

4.1 Indenture, dated July 3, 1995, by and between the Registrant and Shawmut Bank, N.A., as Trustee (incorporated herein by reference to Exhibit 4.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

4.2 Warrant Agreement, dated July 3, 1995, by and between the Registrant and American Stock Transfer & Trust Company, as Warrant Agent (incorporated herein by reference to Exhibit 4.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18,
         1995).

10.1 Trust Agreement of FirstCity Liquidating Trust, dated July 3, 1995 (incorporated herein by reference to Exhibit 10.1 of the Form 8-K dated July 3, 1995 filed with the Commission on Registrant's July 18, 1995).

10.2 Investment Management Agreement, dated July 3, 1995, between the Registrant and FirstCity Liquidating Trust (incorporated herein by reference to Exhibit 10.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

10.3 Lock-Box Agreement dated July 11, 1995 among the Registrant, NationsBank of Texas, N.A., as Lock-box agent, FirstCity Liquidating Trust, FCLT Loans, L.P., and the other Trust-Owned Affiliates signatory thereto, and each of NationsBank of Texas, N.A. and Fleet

         National Bank, as co-Lenders (incorporated herein by reference to Exhibit 10.3 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).


10.4 Custodial Agreement dated July 11, 1995 among Fleet National Bank, as custodian, Fleet National Bank, as agent, FCLT Loans, L.P., FirstCity Liquidating Trust, and the Registrant (incorporated herein by reference to Exhibit 10.4 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).

10.5 Tier 3 Custodial Agreement dated July 11, 1995 among the Registrant, as custodian, Fleet National Bank, as agent, FCLT Loans, L.P., FirstCity Liquidating Trust, and the Registrant, as servicer (incorporated herein by reference to Exhibit 10.5 of the Registrant's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).

23.1     Consent of KPMG Peat Marwick LLP.*

23.2     Consent of KPMG Peat Marwick LLP.*

23.3     Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.*

27.1 Financial Data Schedule.* (Exhibit 27.1 has been previously submitted as an exhibit only in the electronic format of this Annual Report on Form 10-K being submitted to the Securities and Exchange Commission.
         Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Act of 1934, as amended, or Section 323 of the Trust Indenture Act of 1939, as amended, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.) **

-----------------
*Filed herewith
**Previously filed

                                  EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
FirstCity Financial Corporation:


              We consent to incorporation by reference in the registration statements on Form S-8 and S-3 of FirstCity Financial Corporation of our report dated February 14, 1997, relating to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A No. 3 of FirstCity Financial Corporation.



                                                        KPMG Peat Marwick LLP


Fort Worth, Texas
May 27, 1997

                                  EXHIBIT 23.2

                          Independent Auditors' Consent

The Partners
Acquisition Partnerships:


              We consent to incorporation by reference in the registration statement on Form S-8 and S-3 of First City Financial Corporation of our report dated February 14, 1995, relating to the combined balance sheets of Acquisition Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A No. 3 of FirstCity Financial Corporation.


                                                       KPMG Peat Marwick LLP


Fort Worth, Texas
May 27, 1997

                                  EXHIBIT 23.3

                          Independent Auditors' Consent

The Board of Directors and Stockholders
FirstCity Financial Corporation:


  We consent to incorporation by reference in the registration statement on Form S-8 of First City Financial Corporation and subsidiaries of our report dated February 8, 1995, relating to the consolidated statements of income, stockholders' equity, and cash flows of J-Hawk Corporation and subsidiaries, the predecessor entity of FirstCity Financial Corporation, for the year ended December 31, 1994, which report appears in the December 31, 1996 annual report on Form 10-K/A No. 3 of FirstCity Finncial Corporation and subsidiaries.


                                      JAYNES, REITMEIER, BOYD & THERRELL, P.C.


Waco, Texas
May 27, 1997

                                                                     Appendix B


                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

(Mark one)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997

                                       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number:   1-7614

                         FIRSTCITY FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                                       76-0243729
 (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)


       6400 Imperial Drive, Waco, TX                            76712
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (817) 751-1750

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: As of April 30, 1997, 4,935,772 shares of Common Stock, par value $.01 per share, were outstanding.

FORWARD LOOKING INFORMATION

The statements included in this Quarterly Report on Form 10-Q regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, natural disasters and other catastrophes, and other risks and uncertainties described in this Quarterly Report on Form 10-Q and in FirstCity Financial Corporation's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                         PART I - FINANCIAL INFORMATION


                          ITEM 1. FINANCIAL STATEMENTS
                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                           March 31,             December 31,
         (Dollars in thousands, except per share data)                       1997                    1996
---------------------------------------------------------------------------------------------------------------

                            Assets
                            ------
Cash and cash equivalents......................................     $               6,938    $           11,441
Purchased asset pools and loan receivables, net................                   134,213               107,637
Equity investments in and advances to acquisition
    partnerships...............................................                    27,934                21,761
Class "A" Certificate of FirstCity Liquidating Trust...........                    45,894                53,617
Deferred tax benefit...........................................                    16,800                16,500
Other assets, net..............................................                    20,014                16,257
                                                                      -------------------      ----------------
        Total Assets...........................................     $             251,793    $          227,213
                                                                      ===================      ================

  Liabilities, Special Preferred Stock and Shareholders' Equity
Liabilities:
    Notes payable, secured.....................................     $             117,360    $           91,924
    Notes payable to others....................................                     4,168                 4,747
    Other liabilities..........................................                     3,182                 2,712
                                                                      -------------------      ----------------
        Total Liabilities......................................                   124,710                99,383
                                                                      -------------------      ----------------
Commitments and contingencies..................................                         -                     -
Special preferred stock, including dividends of $1,659 and
    $1,938, respectively (nominal stated value of $21 per
    share; 2,500,000 shares authorized; issued and
    outstanding: 2,106,456 and 2,460,911, respectively)........                    45,894                53,617
Shareholders' equity:
    Optional preferred stock (par value $.01 per share;
        100,000,000 shares authorized; no shares issued or
        outstanding)...........................................                         -                     -
    Common stock (par value $.01 per share; 100,000,000
        shares authorized; issued and outstanding: 4,935,743
        and 4,932,360 shares, respectively)....................                        49                    49
    Paid in capital............................................                    23,258                23,182
    Retained earnings..........................................                    57,882                50,982
                                                                      -------------------      ----------------
        Total Shareholders' Equity.............................                    81,189                74,213
                                                                      -------------------      ----------------
        Total Liabilities, Special Preferred Stock and
           Shareholders' Equity................................     $             251,793    $          227,213
                                                                      ===================      ================



See accompanying notes to consolidated financial statements.




                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME



                                                        Three Months Ended
                                                            March 31,
                                                 --------------------------------
           (Amounts in thousands,
           except per share data)                    1997               1996
---------------------------------------------------------------------------------
Proceeds from disposition and payments
    received on purchased asset pools.......    $       14,842    $        13,995
Cost of purchased asset pools...............             9,541              9,331
                                                 -------------      -------------
    Net gain on purchased asset pools.......             5,301              4,664
Other income:
    Servicing fees..........................             7,862              2,518
    Interest income on Class"A"
        Certificate.........................             1,659              4,312
    Other interest income...................             2,779              1,090
    Rental income on purchased real
        estate pools........................                70                487
    Other...................................               353                258
                                                 -------------      -------------
                                                        18,024             13,329
                                                 -------------      -------------
Expenses:
    Interest on senior subordinated notes
        payable.............................                 -              2,374
    Interest on other notes payable.........             2,607              2,131
    Provision for loan losses...............               798                  -
    Salaries and benefits...................             3,065              2,569
    Amortization............................               953                825
    Other general and administrative........             3,619              2,614
                                                 -------------      -------------
                                                        11,042             10,513
                                                 -------------      -------------

Equity in earnings of acquisition
    partnerships............................             1,541                714
                                                 -------------      -------------
    Earnings from operations before
        income taxes........................             8,523              3,530

Provision (benefit) for income taxes........              (36)                140
                                                 -------------      -------------

        Net earnings........................    $        8,559    $         3,390
                                                 =============      =============
Special preferred dividends.................             1,659              1,938
                                                 -------------      -------------
Net earnings to common shareholders.........    $        6,900    $         1,452
                                                 =============      =============
Net earnings per share......................    $         1.40    $          0.30
                                                 =============      =============
Weighted average shares outstanding.........             4,932              4,921
                                                 =============      =============


See accompanying notes to consolidated financial statements.


                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                             Number of                                                                    Total
                                              Common               Common             Paid in           Retained      Shareholders'
         (Dollars in thousands)               Shares                Stock             Capital           Earnings         Equity
------------------------------------------------------------------------------------------------------------------------------------

Balances, January 1, 1996...............         4,921,422    $        49    $        22,916    $        23,286    $         46,251
Exercise of warrants, options and
   employee stock purchase plan.........            10,938              -                266                  -                 266
Net earnings for 1996...................                 -              -                  -             35,405              35,405
Preferred stock dividends...............                 -              -                  -            (7,709)             (7,709)
                                         -----------------      ---------      -------------      -------------      --------------
Balances, December 31, 1996.............         4,932,360             49             23,182             50,982              74,213
                                         -----------------      ---------      -------------      -------------      --------------

Exercise of warrants, options, and
   employee stock purchase plan.........             3,383              -                 76                  -                  76
Net earnings for the three months
    ended March 31, 1997................                 -              -                  -              8,559               8,559
Preferred stock dividends...............                 -              -                  -            (1,659)             (1,659)
                                         -----------------      ---------      -------------      -------------      --------------
Balances, March 31, 1997................         4,935,743    $        49    $        23,258    $        57,882    $         81,189
                                         =================      =========      =============      =============      ==============



See accompanying notes to consolidated financial statements.



                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Three Months Ended
                                                                        March 31,
                                                             -------------------------------

                 (Dollars in thousands)                           1997              1996
--------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net earnings........................................   $          8,559   $        3,390
    Adjustments to reconcile net earnings to net cash
       provided by (used in) operating activities, net of
       effect of acquisitions:
         Cost of collections............................              9,541            9,331
         Purchase of asset pools........................           (45,604)          (1,424)
         Provision for loan losses......................                798                -
         Equity in earnings of acquisition partnerships.            (1,541)            (714)
         Collections on performing asset pools..........              4,719              915
         Deferred income tax expense (benefit)..........              (300)                -
         Depreciation and amortization..................              1,092            1,353
         Increase in other assets.......................            (3,705)          (2,977)
         Increase (decrease) in other liabilities.......                469            (846)
                                                             --------------     ------------
         Net cash provided by (used in) operating activities       (25,972)            9,028
                                                             --------------     ------------

Cash flows from investing activities, net of effect of
     acquisitions:
     Payments on advances to acquisition partnerships and
       affiliates.......................................              1,029              177
     Principal and special preferred payments on Class "A"
       Certificate......................................             10,274           53,345
     Property and equipment, net........................              (320)            (115)
     Contributions to acquisition partnerships..........           (10,170)         (13,132)
     Distributions from acquisition partnerships........              5,185              234
                                                             --------------     ------------
        Net cash provided by investing activities.......              5,998           40,509
                                                             --------------     ------------

Cash flows from financing activities, net of effect of
     acquisitions:
     Borrowings under notes payable.....................             48,055           18,974
     Payments of notes payable .........................           (22,386)         (19,344)
     Payment of senior subordinated notes payable ......                  -         (53,345)
       Purchase of special preferred stock..............            (8,336)                -
     Proceeds from issuing common stock.................                 76                -
     Dividends paid.....................................            (1,938)                -
                                                             --------------     ------------
        Net cash provided by (used in) financing activities          15,471         (53,715)
                                                             --------------     ------------

Net decrease in cash....................................   $        (4,503)   $      (4,178)
Cash, beginning of year.................................             11,441            8,370
                                                             --------------     ------------

Cash, end of period.....................................   $          6,938   $        4,192
                                                             ==============     ============
Supplemental disclosure of cash flow information:
     Cash paid during the period for:
       Interest.........................................   $          2,235   $        4,484
                                                             ==============     ============
       Income taxes.....................................   $              -   $            -
                                                             ==============     ============



See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 1997
                             (Dollars in thousands)

   (1)   Basis of Presentation

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimation of future collections on purchased asset pools used in the calculation of net gain on purchased asset pools. Actual results could differ materially from those estimates

         The unaudited consolidated financial statements of FirstCity Financial Corporation (FirstCity or the Company) reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly FirstCity's financial position at March 31, 1997, the results of operations and the cash flows for the three month periods ended March 31, 1997 and 1996.

         Certain amounts in the financial statements for prior periods have been reclassified to conform with current financial statement presentation.

(2)      Merger and Acquisition

         A definitive agreement was signed in late March to merge FirstCity and Harbor Financial Group, Inc. ("Harbor"). FirstCity proposes to issue up to 1,581,000 shares of common stock in exchange for 100% of Harbor's outstanding capital stock. Harbor originates and services residential loans, home improvement loans and commercial mortgages. Harbor has approximately $11 million in equity, assets of over $200 million and 625 employees. The transaction is subject to the approval of both companies' shareholders and various regulatory approvals.

         The following table presents the unaudited pro forma results of operations of FirstCity assuming the proposed merger with Harbor, which is expected to be accounted for as a pooling of interests, occurred on January 1, 1996. The unaudited pro forma results of operations do not purport to be indicative of the results of operations which would have actually resulted had the above described transaction occurred on January 1, 1996, or future results of operations to be achieved by FirstCity, after its merger with Harbor.


                                                        Three Months Ended
                                                            March 31,
                                                ----------------------------------
                                                    1997                1996
                                                ------------      ----------------
Net revenues (including equity earnings)......  $     35,339      $         24,798
Net earnings to common........................         7,837                 3,378
Net earnings per share........................          1.20                  0.52


                                        7

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

(3)      Purchased Asset Pools and Loan Receivables

         The purchased asset pools are summarized as follows:


                                                            March 31,                     December 31,
                                                               1997                           1996
                                                       --------------------             -----------------
Non-performing asset pools:
    Loans                                              $           371,058              $        294,244
    Real estate assets                                               14,805                        7,995
                                                       --------------------             -----------------
                                                                    385,863                       302,239

 Performing asset pools                                              14,153                       14,944

Automobile finance receivables                                       57,079                       33,583
Allowance for losses                                                (4,004)                       (2,693)
                                                       --------------------             -----------------
                                                                     53,075                        30,890

Purchased real estate pools                                          22,593                       25,303
                                                       --------------------             -----------------
    Total purchased asset pools                                     475,684                      373,376

Discount required to reflect purchased asset pools
    at amortized cost                                             (341,471)                     (265,739)
                                                       --------------------             -----------------
    Purchased asset pools, net                         $           134,213              $        107,637
                                                       ====================             =================


            The purchased asset pools are pledged to secure non-recourse notes payable.

            The activity in the allowance for loan losses is summarized as follows:


                                                              Three Months Ended
                                                                   March 31,
                                                     -------------------------------------
                                                          1997                  1996
                                                     --------------        ---------------
Balances, beginning of period                      $          2,693  $                   -
    Provision for loan losses                                   798                      -
    Discounts acquired                                        3,032                      -
    Reduction in contingent liabilities                         458                      -
    Charge off activity:
        Principal balances charged off                      (3,360)                      -
        Recoveries                                              383                      -
                                                     --------------        ---------------
            Net charge offs                                 (2,977)                      -
                                                     --------------        ---------------
Balances, end of period                            $          4,004      $               -
                                                     ==============        ===============



         During 1997, a note recorded at the time of original purchase of the initial automobile finance receivables pool and contingent on the ultimate performance of the pool was adjusted to reflect a reduction in anticipated payments under that liability obligation. The reduction in this recorded liability increased the amount of allowance for losses.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

(4)      Acquisition Partnerships

           The Company has investments in partnerships and related general partners that are accounted for on the equity method. The condensed combined financial position and results of operations of the acquisition partnerships and general partners are summarized below:

                        Condensed Combined Balance Sheets


                                      March 31,       December 31,
                                         1997               1996
                                    --------------     ---------------
Assets                             $       206,619    $        196,533
                                    ==============     ===============
Liabilities                                155,579             144,094
Net equity                                  51,040              52,439
                                    --------------     ---------------
                                   $       206,619    $        196,533
                                    ==============     ===============
Company's equity in
acquisition partnerships           $        27,934    $         21,761
                                    ==============     ===============


                     Condensed Combined Statements of Income


                                                       Thee Months Ended
                                                           March 31,
                                                 ------------------------------
                                                     1997             1996
                                                 -------------   --------------
Collections                                    $        21,077  $        25,322
Gross margin                                             6,476            8,186
Interest income on performing asset pools                1,906            1,768
Net income                                               2,825            1,439
                                                 =============   ==============
Company's equity in net income of
         acquisition partnerships              $         1,541  $           714
                                                 =============   ==============


(5)      Class "A" Certificate of FirstCity Liquidating Trust ("Trust")

         FirstCity is the sole holder of the Class "A" Certificate of the Trust. Redemptions by the Trust of the balance due on the Class "A" Certificate were used to retire the senior subordinated notes payable, and will be used to redeem the special preferred stock. In the first quarter of 1997, FirstCity paid dividends of $1.9 million on special preferred stock and purchased approximately $7.4 million liquidation preference (354,455 shares) of special preferred stock with distributions from the Trust.

         At March 31, 1997 , accrued dividends totaled $1.7 million, or $.7875 per share, and were paid on April 15, 1997. In the opinion of management, sufficient funds will be available from the Trust to redeem the special preferred stock at its stated redemption price and accrued dividends on the redemption date of September 30, 1998. In the first quarter of

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (continued)
                             (Dollars in thousands)

         1997, FirstCity received $6.8 million from the Trust (recorded as servicing fees) related to the termination of the Investment Management Agreement.

(6)      Income Taxes

         Federal income taxes subsequent to the Merger are provided at a 35% rate. Net operating loss carryforwards are available to FirstCity and are recognized as an offset to the provision in the period during which the benefit is realized. During the first quarter of 1997, FirstCity recognized a deferred tax benefit of $.3 million (none in the first quarter of 1996). Realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income prior to expiration of the net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period change.

(7)      Commitments and Contingencies

         FirstCity has pledged a portion of its interest in the future distributions (after FirstCity's initial investment has been returned) of certain acquisition partnerships to Cargill (the subordinated debt lender to the partnerships) under a Residual Share Agreement (the Agreement). Under the Agreement, this pledge is limited to twice FirstCity's original investment in the respective partnerships. In the opinion of management, this pledge does not currently represent a material contingent claim on the future distributions from the acquisition partnerships to FirstCity.

         The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, the resolution of such matters will not have a material adverse impact on the consolidated financial condition, results of operations or liquidity of the Company.
 .

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

FirstCity Financial Corporation reported net earnings of $8.6 million for the quarter ended March 31, 1997. After dividends on the Company's special preferred stock, earnings attributable to common equity were $6.9 million, or $1.40 per share, compared to 1996 first quarter earnings of $1.5 million, or $.30 per share.

During the first quarter, the Company and FirstCity Liquidating Trust terminated the Investment Management Agreement, under which the Company serviced Trust assets. As a result of this termination, the Company received $6.8 million representing servicing fees projected to have been earned by FirstCity upon liquidation of Trust assets, principally in 1997. Had the Investment Management Agreement not been terminated, trust fees recorded during the quarter would have been $.5 million, or $6.3 million less than the reported amount.

Portfolio acquisitions during the quarter were $47.2 million (all in acquisition partnerships), comprised mainly of a $43 million portfolio of predominantly performing commercial and industrial loans purchased in a negotiated transaction. The pipeline of prospective portfolio acquisitions, both domestic and international, remains strong.

Loans originated during the quarter by NAF, FirstCity's auto finance subsidiary, were $29.8 million, resulting in period-end assets of $57 million. During the quarter, provisions for loan losses of $.8 million were made, resulting in a quarter-end reserve of $4 million, or 7.01% of assets. Conditions in this industry sector have allowed FirstCity to substantially tighten credit standards on its originations. Additionally, the Company continues to target potential investments that may arise as a result of the financial difficulties recently experienced by certain companies in this sector that would permit FirstCity to capitalize on its expertise in purchasing distressed portfolios.

With regard to the Company's proposed acquisition of Harbor Financial, a definitive agreement was signed in late March. Quarterly results for Harbor reflected closings of conventional residential mortgages at $509 million, with a pipeline in excess of $573 million. At quarter end the servicing portfolio totaled $4.5 billion, consisting of $3.2 billion in owned servicing and $1.3 billion in sub-servicing. Originations of B&C mortgages and home improvement loans were $18 million. FirstCity's shareholders will be asked to vote on the merger at the Company's annual meeting currently scheduled for June 20, 1997 in Waco, Texas.

Demonstrating the significant growth opportunities to be derived from the Harbor platform, Harbor has signed a letter of intent to acquire a California-based commercial mortgage company which, when combined with Harbor, would be the largest correspondent of a major U.S. life insurance company.

In early April, FirstCity and Cargill Financial Services Corp. agreed to extend their long-term partnership through a two-year extension of their first right of refusal contract. The contract, in addition to continuing the substantive terms of the original agreement, was expanded to encompass certain international asset acquisition activities.

In the quarter, FirstCity purchased approximately 354,000 shares of its special preferred stock (liquidation preference of approximately $7.4 million) in open-market transactions. FirstCity funded the purchases with proceeds of distributions from the Trust on the Trust's Class A certificate held by FirstCity.

The Company announced earlier that it had entered into a letter of intent with Surpas Resources Corporation, a Houston-based servicer of charged-off credit card receivables. Subsequent to March 31, 1997, the Company and Surpas' shareholders mutually agreed to terminate the letter of intent due to an inability to reach an accord as to the terms of an employment agreement with Surpas' principal officer.

                              RESULTS OF OPERATIONS

The following table summarizes FirstCity's performance in the first quarter of 1997 and 1996.

                   CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
================================================================================

                                                          First Quarter
                                                   ---------------------------
 (Amounts in thousands, except per share data)         1997           1996
                                                   ------------    -----------
Income:
Net gain on purchased asset pools...............  $       5,301  $       4,664
Servicing fees..................................          7,862          2,518
Interest income on Class "A"  Certificate.......          1,659          4,312
Other interest income...........................          2,779          1,090
Rental income on purchased real estate pools ...             70            487
Other income....................................            353            258
                                                   ------------    -----------
                    Subtotal                             18,024         13,329
                                                   ------------    -----------
Expenses:
Interest on senior subordinated notes payable...              -          2,374
Interest on other notes payable.................          2,607          2,131
Provision for loan losses.......................            798              -
Salaries and benefits...........................          3,065          2,569
Amortization....................................            953            825
Travel..........................................            326            250
Occupancy.......................................            679            539
Legal and accounting............................            300            582
Other general and administrative expense........          2,314          1,243
                                                   ------------    -----------
                    Subtotal                             11,042         10,513
                                                   ------------    -----------
Equity earnings of acquisition partnerships.....          1,541            714
                                                   ------------    -----------
Earnings before income taxes....................          8,523          3,530
                                                   ------------    -----------
Provision (benefit) for income taxes............           (36)            140
                                                   ------------    -----------
Net earnings....................................  $       8,559  $       3,390
                                                   ============    ===========
Special preferred dividends.....................          1,659          1,938
                                                   ------------    -----------
Net earnings to common..........................  $       6,900  $       1,452
                                                   ============    ===========
Net earnings per share..........................  $        1.40  $        0.30
                                                   ============    ===========
Average shares outstanding......................          4,932          4,921
                                                   ============    ===========
Return on average equity .......................           35.5%         12.4%
================================================================================

                    The following table analyzes the composition of FirstCity's major revenue sources:

                           ANALYSIS OF REVENUE SOURCES
================================================================================

                                                             First Quarter
                                                      -------------------------
         (Dollars in thousands)                           1997          1996
                                                      ------------  -----------
   RESULTS DERIVED FROM PURCHASED OR
         ORIGINATED ASSET POOLS
----------------------------------------
NON-PERFORMING ASSET POOLS:
    Asset portfolios purchased (1)                     $  --            $ 1,941
    $ collected                                         14,842           13,995
    Net gain on collections                              5,301            4,664
    Profit margin on purchased asset pools               35.72%           33.33%

PERFORMING ASSET POOLS:
    Asset portfolios purchased (1)                     $  --            $25,525
    Loans originated                                    31,124             --
    Interest income                                      2,545             --

          SERVICE FEE REVENUES
-----------------------------------------
ACQUISITION PARTNERSHIPS
    $ collected                                        $21,077          $25,322
    Service fee revenue                                    873              941
    Average service fee %                                 4.14%            3.72%

TRUST
    $ collected:
       FDIC receivable                                 $  --            $17,698
       Other trust assets                                 --             23,875
    Service fee revenue (2)                               --              1,136
    Average service fee %                                 --               2.73%

OTHER AFFILIATED ENTITIES
    $ collected                                        $ 3,449          $ 5,070
    Service fee revenue                                    189              441
    Average service fee %                                 5.48%            8.70%

TOTAL SERVICE FEES
    $ collected                                        $24,526          $71,965
    Service fee revenue (2)                              1,062            2,518
    Average service fee %                                 4.33%            3.50%

           EQUITY EARNINGS IN
        ACQUISITION PARTNERSHIPS
Asset portfolios purchased                             $47,237          $74,698
Average FirstCity investment                            25,059           19,886
Equity earnings in investments                           1,541              714

================================================================================
(1) Asset portfolios purchased exclude FirstCity's acquisition of the remaining 50% of an acquisition partnership in the first quarter of 1997.
(2) Excludes $6,800 received as a result of terminating Investment Management Agreement in the first quarter of 1997.
================================================================================

The following table analyzes operations of FirstCity's acquisition partnerships:

                      ANALYSIS OF ACQUISITION PARTNERSHIPS
================================================================================

                                                     First Quarter
                                               -----------------------
          (Dollars in thousands)                   1997       1996
                                                ---------  ----------
GAINS ON DISPOSITION OF ASSET POOLS
    Gross collections                           $  21,077  $  25,322
    Cost of collections                            14,601     17,136
                                                 --------   --------
    Total gain on disposition of asset pools    $   6,476  $   8,186
                                                 ========   ========
    Variance from previous year due to:
       Collection levels                        $  (1,372) $  (4,148)
       Gross profit margins                          (406)     1,631
       Mix                                             68       (599)
                                                 --------   --------
    Total variance from previous year           $  (1,710) $  (3,116)
                                                 ========   ========

INTEREST INCOME
    Performing asset pools                      $   1,906  $   1,768
    Other                                             291       --

COST OF BORROWING
    Interest expense                            $   3,004  $   5,774
    Average borrowings                            135,446    177,590
    Average rate                                     8.87%     13.01%

OTHER EXPENSES
    Service fee expense                         $     844  $     966
    Legal                                             581        546
    Property protection                               963        889
    Other                                             456        340
                                                 --------   --------
    Total other expenses                        $   2,844  $   2,741
                                                 ========   ========
NET INCOME                                      $   2,825  $   1,439
                                                 ========   ========
================================================================================

                FIRST QUARTER 1997 COMPARED TO FIRST QUARTER 1996

Net earnings for the first quarter of 1997 were $8.6 million compared to $3.4 million in the first quarter of 1996. Net earnings to common shareholders in 1997 were $6.9 million, up $5.4 million from $1.5 million in 1996. On a per share basis, earnings attributable to common equity were $1.40 for 1997 compared to $.30 per share for 1996.

                        NET GAIN ON PURCHASED ASSET POOLS

The net gain on purchased asset pools increased 14% to $5.3 million in 1997 from $4.7 million in 1996. The average investment in purchased asset pools in 1997 of $119.6 million exceeded the average investment levels for such period in 1996 of $91.4 million, with the resulting gain on disposition of purchased asset pools higher in 1997 due to increased levels of collections on larger asset pools. The profit margin on collections in 1997 was 36% as compared to 33% in 1996.

                                 SERVICING FEES

Servicing fee income reported during the quarter of $7.9 million included the receipt of a $6.8 million cash payment related to the termination of the Investment Management Agreement between the Company and the FirstCity Liquidating Trust, under which the Company serviced Trust assets. The $6.8 million represents servicing fees projected to have been earned by FirstCity upon liquidation of Trust assets, principally in 1997. On a comparative basis, servicing fees from the Trust in the 1996 period were $1.1 million. Excluding fees related to Trust assets, servicing fees were relatively flat in the first quarter of 1997 as compared to 1996.

                           INTEREST INCOME AND EXPENSE

Interest income on the Trust Class A Certificate represents reimbursement to FirstCity (by the Trust) of interest expense on the senior subordinated notes (none in 1997 because the notes were redeemed by July, 1996) and accrual of dividends of $1.7 million on special preferred stock. Interest income, principally from performing loans, rose 155% to $2.8 million in 1997 due to loans at NAF, which was acquired in the second quarter in 1996. Interest expense on other notes payable rose in proportion to higher volumes of debt associated with the purchase of asset pools, loan originations and equity interests in acquisition partnerships and operating subsidiaries.

                            OTHER INCOME AND EXPENSE

Rental income on purchased real estate pools declined $.4 million from the first quarter of 1996 because of the liquidation of the majority of income producing real estate assets in late 1996. The net operating income derived from real estate assets is recognized as other income, while gains on sales are recognized upon disposition of the asset. FirstCity augmented the allowance for loan losses associated with the NAF portfolio by recording a $.8 million provision in 1997.

                   GENERAL AND ADMINISTRATIVE EXPENSE

Salaries and benefits, amortization and other general and administrative expenses increased $1.6 million, reflecting higher personnel costs and property expenses associated with the growth of the Company.

                 EQUITY IN EARNINGS OF ACQUISITION PARTNERSHIPS

Equity in earnings of acquisition partnerships in 1997 increased $.8 million from 1996, partially as a result of lower interest costs (and correspondingly, higher profits) of the acquisition partnerships due to securitizations and debt refinancings in the latter part of 1996. Collections in the acquisition partnerships decreased $4.2 million, or 16.8%, and caused a decrease in gross profit of $1.4 million. Lower gross profit margins reduced earnings by $.4 million. However, this decrease was more than offset by lower interest expense ($2.8 million) and higher overall profits interest of the partnerships by FirstCity in 1997 as compared to 1996.

                                  INCOME TAXES

Federal income taxes are provided at a 35% rate applied to taxable income. The Company believes NOLs are available to it after July 3, 1995, and are recognized as an offset to the provision in the period during which the benefit is realized. A deferred tax benefit of $.3 million was recorded in the first quarter of 1997. Realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carry forward period change.

                         LIQUIDITY AND CAPITAL RESOURCES

The following table analyzes the components of portfolio and corporate debt, the capital position of the Company and the acquisition partnerships and associated leverage ratios of FirstCity and the acquisition partnerships:


                      ANALYSIS OF COMBINED DEBT AND EQUITY

-----------------------------------------------------------------------------------------------------------------
                                                                                    First Quarter
(Dollars in thousands)                                                        1997                1996
                                                                        ----------------    -----------------
AVERAGE DEBT OUTSTANDING:
    Borrowing by acquisition partnerships, non-recourse               $          135,446  $           177,590
    Borrowings secured by purchased asset pools, non-recourse                     48,638               71,307
    Borrowings secured by automobile receivables, non-recourse                    33,259                    -
    Other secured corporate borrowings, with recourse                             26,568               15,643
                                                                        ----------------    -----------------
    Total average debt outstanding                                    $          243,911  $           264,540

COMBINED EQUITY AT QUARTER END:
    FirstCity Financial Corporation                                   $           81,189  $            47,703
    Minority interest in acquisition partnerships                                 23,106               30,608
                                                                        ----------------    -----------------
    Total equity                                                      $          104,295  $            78,311

LEVERAGE RATIOS:
    Average debt to combined equity                                               2.34:1               3.38:1

AVERAGE COST OF FUNDS:
    Borrowing by acquisition partnerships, non-recourse                              8.9%                13.0%
    Borrowings secured by purchased asset pools, non-recourse                       10.1                  9.9
    Borrowings secured by automobile receivables, non-recourse                       8.7                   -
    Other secured corporate borrowings, with recourse                                9.9                  9.5
-------------------------------------------------------------------------------------------------------------

Note - The above table excludes senior subordinated debt in the 1996 period.


Generally, the liquidity needs of FirstCity are for operations, payment of debt, payments of special preferred dividends, equity for acquisitions of purchased asset pools, investments in and advances to acquisition partnerships and other investments by the Company. The sources of liquidity are funds generated from operations, distributions from the Trust to the Company as the sole holder of the Trust Class A Certificate, equity distributions from acquisition partnerships and short term borrowings under revolving lines of credit and other specific purpose short term borrowings.

FirstCity contributed equity to acquisition partnerships totaling $10.2 million to facilitate the purchase of $47.2 million in portfolios of assets in the first quarter of 1997. In 1997, FirstCity borrowed $8.7 million and repaid $6.1 million under a credit facility provided by Cargill, increasing the balance under that facility to $21.9 million at quarter end. Such facility matures on June 30, 1997, and is secured by substantially all of the unencumbered equity interests in subsidiaries and acquisition partnerships and certain other assets of the Company. The Company is currently in discussions to renegotiate and extend this facility with Cargill and partially replace such facility with bank financing.

In 1997, NAF borrowed $21.5 million under a $50 million Warehouse Credit Agreement with ContiTrade Services L.L.C. to purchase and originate auto loans through NAF. As the origination of auto loans increases, NAF is permitted to borrow under this facility and expects to repay such borrowings with the proceeds of securitizations. Increases in loan originations may require additional equity infusions into NAF to comply with the borrowing base terms of the Warehouse Credit Agreement.

In the first quarter of 1997, FirstCity paid the accrued dividend on its special preferred stock of $1.9 million for the fourth quarter of 1996. The Company also purchased approximately $7.4 million (liquidation preference) of special preferred stock with the proceeds of distributions from the Trust on the Class A Certificate. Each of these transactions resulted in a corresponding reduction in the Trust Class A Certificate.

In the future, FirstCity anticipates being able to raise capital through public debt or equity offerings, thus enhancing the investment and growth opportunities of the Company. The Company believes that these and other sources of liquidity, including refinancing the Cargill credit facility to the extent necessary, securitizations, and funding from senior lenders providing funding for acquisition partnership formation and direct portfolio and business acquisitions, should prove adequate to continue to fund the Company's contemplated investment activities. At March 31, 1997, total common equity was $81.2 million and is considered by management adequate to support the current capital requirements and planned growth of the Company.

                        RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 128 "Earnings per Share," which supersedes APB Opinion No. 15, "Earnings per Share," was issued in February 1997. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the face of the statement of income. Basic EPS is computed by dividing income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options. SFAS 128 is required to be adopted for year-end 1997; earlier application is not permitted. After adoption, all prior period data presented will be restated to conform with SFAS 128. FirstCity does not expect that basic diluted EPS measured under SFAS 128 will be different from the current presentation of primary and fully-diluted earnings per common share measured under APB No. 15. FirstCity will present both EPS measures on the face of the statement of income.

Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" was issued in February 1997. FirstCity does not expect the statement to result in any substantive change in its disclosure.

                           PART II - OTHER INFORMATION

     Item 6. Exhibits and Reports on Form 8-K

         (a) Exhibits

2.1 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy
             Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
2.2 Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
10.6 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition Corp. and Harbor Financial Group, Inc. (incorporated herein by reference to the Registrant's Form 8-K dated March 26, 1997 filed with the Commission on April 2, 1997).
27.1 Financial Data Schedule. (Exhibit 27.1 is being submitted as an exhibit only in the electronic format of this Quarterly Report on Form 10-Q being submitted to the Securities and Exchange Commission. Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Act of 1934, as amended, or Section 323 of the Trust Indenture Act of 1939, as amended, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)

        (b)  Reports of Form 8-K

             The following Current Reports on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 were filed by the Registrant with the Commission during the quarterly period ended March 31, 1997:

             1.   Form 8-K dated January 9, 1997:
                      Items reported:       Item 5 (Other Events)

             2.   Form 8-K/A dated January 9, 1997:
                      Items reported:       Item 5 (Other Events)

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     FIRSTCITY FINANCIAL CORPORATION


                                     By      /s/ Gary H. Miller
                                             ------------------------------
                                     Name:   Gary H. Miller
                                     Title:  Senior Vice President and
                                             Chief Financial Officer
                                             (Duly  authorized officer and
                                             chief accounting officer of the
                                             Registrant)


May 15, 1997

                                 EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

2.1 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy
            Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
2.2 Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
10.6 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition Corp. and Harbor Financial Group, Inc. (incorporated herein by reference to the Registrant's Form 8-K dated March 26, 1997 filed with the Commission on April 2, 1997).
27.1 Financial Data Schedule. (Exhibit 27.1 is being submitted as an exhibit only in the electronic format of this Quarterly Report on Form 10-Q being submitted to the Securities and Exchange Commission. Exhibit 27.1 shall not be deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Act of 1934, as amended, or Section 323 of the Trust Indenture Act of 1939, as amended, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of any registration statement to which it relates.)

                                                                     Appendix C


                           CERTIFICATE OF DESIGNATIONS

                                     OF THE

                               NEW PREFERRED STOCK
                                ($0.01 PAR VALUE)

                                       OF

                         FIRSTCITY FINANCIAL CORPORATION

                         ------------------------------

                         PURSUANT TO SECTION 151 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                         ------------------------------



         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on May 30, 1997, by the Board of Directors (the "Board") of FirstCity Financial Corporation, a Delaware corporation (the "Corporation"), at a duly convened meeting of the Board at which a quorum was present and active throughout;

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of preferred stock (the "New Preferred Stock"), which shall consist of up to 2,000,000 of the 100,000,000 shares of the Optional Preferred Stock, par value $0.01 per share (the "Optional Preferred Stock"), which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Optional Preferred Stock) as follows:

         For the purposes of this resolution: (A) "Common Stock" means the shares of Common Stock, $0.01 par value per share, of the Corporation; and (B) "Special Preferred Stock" means the shares of Special Preferred Stock, $0.01 par value per share, of the Corporation.

         I. DESIGNATION AND AMOUNT. The series of Optional Preferred Stock authorized by this resolution shall be designated the "New Preferred Stock". The maximum number of shares of New Preferred Stock shall be 2,000,000.

         II. DIVIDENDS AND DISTRIBUTIONS. Holders of shares of New Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available therefor, dividends at an annual rate of $3.15 per share until and including September 30, 1998, and thereafter at an annual rate of $2.10 per share, payable in quarterly installments on the last business day of March, June, September and December of each year, commencing September 30, 1997 (each a "Dividend Payment Date"). Dividends on the New Preferred Stock shall accrue and be cumulative from July 1, 1997. Dividends shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than sixty (60) days nor less than ten (10) days preceding the payment dates thereof, as shall be fixed by the Board (each a "Dividend Payment Record Date"). No Dividend Payment Record Date shall precede the date upon which the resolution fixing the Dividend Payment Record Date is adopted. Unless full cumulative dividends on the New Preferred Stock shall have been paid, dividends (other than in Common Stock (as defined in Paragraph III below), other stock ranking junior to the New Preferred Stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Corporation, except for dividends on the Special Preferred Stock (as defined in Paragraph III below), nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except for redemption of the Special Preferred Stock and except by conversion into or exchange for stock of the Corporation ranking junior to the New Preferred Stock as to dividends). Dividends payable for any partial dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends shall not bear interest.

         III. RANK. The shares of New Preferred Stock shall rank prior to the shares of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock") and any other class of stock of the Corporation except the Special Preferred Stock ("Junior Liquidation Stock"), so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the New Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any Junior Liquidation Stock, an amount equal to $21.00 per share (the "Liquidation Preference") plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of New Preferred Stock to the date of final distribution. After payment of the full amount of the Liquidation Preference and accumulated dividends to which holders of shares of New Preferred Stock are entitled, the holders of shares of New Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities, shall be considered a liquidation, dissolution or winding up of the Corporation.

         IV. STATUS. Upon any conversion, exchange or redemption of shares of New Preferred Stock, the shares of New Preferred Stock so converted, exchanged or redeemed shall have the status of authorized and unissued shares of New Preferred Stock, and the number of shares of New Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion, exchange or redemption of shares of New Preferred Stock.

         V. VOTING RIGHTS. The holders of shares of New Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:

                  (A) (I) If and whenever at any time or times dividends payable on the New Preferred Stock shall have been in arrears and unpaid in an aggregate amount equal to or exceeding of any the amount of dividends payable thereon for six quarterly periods, then the holders of the New Preferred Stock and of any class or series of Optional Preferred Stock having similar voting rights then exercisable ("Voting Parity Preferred Stock") shall have the exclusive right, voting as a single class without regard to series, to elect two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board immediately prior to the accrual of that right. The remaining directors shall be elected in accordance with the provisions of the Corporation's Certificate of Incorporation and Bylaws by the other class or classes of stock entitled to vote thereof at each meeting of stockholders held for the purpose of electing directors. Such voting right of the New Preferred Stock shall continue until such time as all cumulative dividends accumulated on the New Preferred Stock shall have been paid in full at which time the voting right of the holders of the New Preferred Stock shall terminate, subject to revesting in accordance with the provisions of the first sentence of this Subparagraph V(a)(i) in the event of each and every subsequent event of default of the character indicated above.

                           (II) Whenever the voting right described in Subparagraph V(a)(i) above shall have vested in the holders of the New Preferred Stock, the right may be exercised initially either at a special meeting of the holders of the New Preferred Stock and Voting Parity Preferred Stock (if any), called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each successive annual meeting.

                           (III) At any time when the voting rights described in Subparagraph V(a)(i) above shall have vested in the holders of the New Preferred Stock, and if the right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10% in number of the shares of the New Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the New Preferred Stock and Voting Parity Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding of annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Secretary of the Corporation. If the meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing it within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registery receipt issued by the postal authorities), then the holders of record of 10% in number of shares of the New Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this Subparagraph V(a). Any holder of the New Preferred Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this Subparagraph V(a)(iii). Notwithstanding the provision of this Subparagraph, however, no such special meeting shall be held during a period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

                           (IV) At any meeting held for the purpose of electing directors at which the holders of the New Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of the New Preferred Stock and Voting Parity Preferred Stock shall be required and be sufficient to constitute a quorum of the holders of such preferred stock for the election of directors by the holders of such preferred stock. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of the New Preferred Stock and Voting Parity Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of such preferred stock, and the absence of a quorum or quorums of the holders of other classes or series of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the New Preferred Stock and Voting Parity Preferred Stock, and (B) in the absence of a quorum of the holders of New Preferred Stock and Voting Parity Preferred Stock, a majority of the holders present in person or by proxy of such preferred stock shall have the power to adjourn the meeting, or appropriate portion thereof, for the election of directors which the holders of such preferred stock are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                           (V) The directors elected pursuant to this Subparagraph V(a) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that when the right of the holders of the New Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the New Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided in accordance with the Certificate of Incorporation and Bylaws of the Corporation irrespective of any increase made pursuant to this Subparagraph V(a).

                           (VI) So long as any shares of New Preferred Stock are outstanding, the Certificate of Incorporation and Bylaws of the Corporation shall contain provisions ensuring that the number of Directors of the Corporation shall at all times be such that the exercise by the holders of shares of New Preferred Stock of the right to elect directors under the circumstances provided in this Subparagraph V(a) shall not contravene any provisions of the Corporation's Certificate of Incorporation or Bylaws.

                  (B) So long as any shares of the New Preferred Stock remain outstanding, the Corporation shall not, (I) create or issue or increase the authorized number of shares of any class or classes or series of stock ranking prior to the New Preferred Stock either as to dividends or upon liquidation,
(II) amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the New Preferred Stock or (III) authorize any reclassification of the New Preferred Stock.

         VI.      REDEMPTION BY THE CORPORATION.

                  (A) The shares of New Preferred Stock may be redeemed for cash at the option of the Corporation, in whole or from time to time in part, at any time on or after September 30, 2003, on at least fifteen
         (15) but not more than sixty (60) days' prior notice mailed to the holders of the shares to be redeemed, at $21.00 per share, together with an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid to the date fixed for redemption. The shares of New Preferred Stock shall be redeemed for cash on September 30, 2005, at $21.00 per share together with an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid as of September 30, 2005.

                  (B) If full cumulative dividends on the New Preferred Stock have not been paid through the most recent Dividend Payment Date, the New Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the New Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the New Preferred

         Stock. If less than all the outstanding shares of New Preferred Stock are to be redeemed, redemption may be either a pro rata proportion of the shares of the New Preferred Stock to be redeemed or the Corporation may select the shares of the New Preferred Stock to be redeemed by lot or a substantially equivalent method.

                  (C) (I) If a notice of redemption has been given pursuant to this Paragraph VI and if, on or before the date fixed for the redemption, the funds necessary for the redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for those shares have not been surrendered for cancellation, on the date fixed fore redemption dividends shall cease to accrue on the shares of New Preferred Stock to be redeemed, and at the close of business on the date fixed for redemption the holders of those shares shall cease to be stockholders with respect to those shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to the shares, except the right to receive the monies payable upon such redemption and the right to accumulated and unpaid dividends, without interest thereon, upon surrender (the endorsement, if required by the Corporation) of their certificates, and, unless the Corporation subsequently shall default in mailing payment of these amounts, the shares shall default in mailing payment of these amounts, the shares evidenced thereby shall no longer be deemed outstanding for any purpose.

                           (II) If on or before the date fixed for redemption (but not less than fifteen (15) days after the date the notice of redemption is mailed to the holders of the New Preferred Stock) the Corporation shall deposit, in a trust fund, with any bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $5,000,000 (the "Redemption Agent") monies sufficient to redeem on the date fixed for redemption the shares of New Preferred Stock to be redeemed, with irrevocable instructions and authority to the Redemption Agent on behalf and at the expense of the Corporation, to pay, on the date fixed for redemption or prior to that date, the full amount of the consideration (consisting of the redemption price plus accrued and unpaid dividends, if any, to the date fixed for redemption, without interest) payable to the holders of the New Preferred Stock upon the redemption, upon surrender (and endorsement, if required by the Corporation) of their certificates, then, from and after the close of business on the date of such deposit (although prior to the dated fixed for redemption) the "Deposit Date"), the deposit shall be deemed to constitute full and final payment for the shares of New Preferred Stock to be redeemed to the holders thereof and, notwithstanding that any certificates for those shares have not been surrendered for cancellation, on the date fixed for redemption dividends shall cease to accrue on the shares of New Preferred Stock to be redeemed, and at the close of business on the Deposit Date the holders of those shares shall cease to be stockholders with respect to those shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to the shares, except the right to receive the monies payable upon redemption and the right to accumulated and unpaid dividends to the date fixed for redemption without interest thereof, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be deemed outstanding for any purposes.

                           (III) Subject to applicable escheat laws, any monies necessary for redemption set aside or deposited by the Corporation and unclaimed at the end of two years from the date fixed for redemption shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption but not surrendered shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so set aside or deposited shall belong to the Corporation and shall be paid to it from time to time.

         VII. CONSENT. No consent of the holders of the New Preferred Stock shall be required for (A) the creation of any indebtedness of any kind of the Corporation, (B) the creation or issuance, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior as to dividends or upon liquidation to the New Preferred Stock, (C) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof or (D) of any increase or decrease in the authorized amount of preferred stock issuable by the Board of Directors in series.

         VIII. NUMBER OF SHARES OF NEW PREFERRED STOCK. The Board reserves the right by subsequent amendment of this resolution from time to time to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

         IX.      MISCELLANEOUS.

                  (A) Except as otherwise expressly provided, whenever in this resolution notices or other communications are required to be made, delivered or otherwise given to holders of shares of New Preferred Stock, the notice or other communication shall be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporations' Certificate of Incorporation and Bylaws and applicable law, as in effect from time to time.

                  (B) The holders of the New Preferred Stock shall not have any preemptive right to subscribe for or purchase any shares or any other securities which may be issued by the Corporation.

                  (C) Except as may otherwise be required by law, the shares of New Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation.

                  (D) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  (E) If any right, preference or limitation of the New Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


              IN WITNESS WHEREOF, FirstCity Financial Corporation has caused this certificate to be made under the seal of the Corporation and signed by James T. Sartain, its President, and attested by Joe S. Greak, its Secretary, this ______ day of ____________, 1997.

                                        FIRSTCITY FINANCIAL CORPORATION


                                        By:

                                           James T. Sartain, President
ATTEST:


Joe S. Greak, Secretary